As filed with the Securities and Exchange Commission on February 3, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BroadVision, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7371	94-3184303
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification Number)

585 Broadway
Redwood City, CA 94063
(650) 261-5100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Pehong Chen
President and Chief Executive Officer
BroadVision, Inc.
585 Broadway
Redwood City, CA 94063
(650) 261-5100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Kenneth L. Guernsey
Virginia C. Edwards
Peter H. Werner
Cooley Godward llp
101 California St., Fifth Floor
San Francisco, California 94111
(415) 693-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering	Aggregate	Registration
Securities to be Registered	be Registered(1)	Price Per Share	Offering Price	Fee(2)
Common stock, par value $0.0001 per share	167,677,290 shares	$0.45	$75,454,781	$8,074
Subscription Rights(3)	167,677,290 shares	N/A	N/A	$0(4)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered an indeterminate number of additional shares of common stock as may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933.
(3)	Consisting of 28,553,695 rights, each of which evidences the right to subscribe for 5.87235 shares of BroadVision common stock.
(4)	No consideration will be received by BroadVision upon distribution of the subscription rights. No registration fee is required for the registration of subscription rights pursuant to Rule 457(g) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2006

PROSPECTUS

167,677,290 Shares

Common Stock

We are distributing to our stockholders, at no charge, non-transferable subscription rights to purchase up to an aggregate of 167,677,290 shares of BroadVision common stock at a cash subscription price of $0.45 per share. Each stockholder will receive one subscription right for each share of BroadVision common stock owned of record on December 20, 2005. Each subscription right will entitle the holder to purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number. We refer to this as the “basic subscription privilege.” Each subscription right will carry with it an over-subscription privilege for shares that are not otherwise purchased through the exercise of the basic subscription privilege.

The subscription rights will expire if they are not exercised by 5:00 p.m. Pacific Time on March 3, 2006, the expected expiration date of the rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

We estimate that the net proceeds from the sale of 167,677,290 shares of BroadVision common stock that we propose to sell in the rights offering would be approximately $75.0 million, or $0.45 per share after deducting estimated offering expenses payable by us, if all shares are sold.

Investing in BroadVision common stock involves risks. You should consider carefully the risk factors beginning on page 4 before deciding whether to exercise your subscription rights.

BroadVision common stock trades on the NASDAQ National Market under the symbol “BVSN.” On February 1, 2006, the last reported sale price for BroadVision common stock was $0.52 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006

References in this prospectus to “we,” “us” and “our” refer to BroadVision, Inc. and its subsidiaries. BroadVision, BroadVision One-To-One, iGuide, Interleaf and Interleaf Xtreme are our U.S. registered trademarks. Our common law trademarks (designated by tm) in the United States and other countries include BroadVision Commerce, BroadVision Content, BroadVision Deployment, BroadVision eMarketing, BroadVision Multi-Touchpoint, BroadVision Portal, BroadVision Process, BroadVision QuickSilver, BroadVision Search, Energizing e-Business, Click-to-Create, BroadVision Command Center, BroadVision Publishing Center, BroadVision Instant Publisher, and any of the registered marks that are not registered in the particular country where the mark is being used. Trademarks, service marks and trade names of other companies appearing in this prospectus are the property of their respective holders.

You should rely only on the information and representations provided in this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus, including particularly the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or similar terms. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. These statements are only predictions based on our current expectations

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and projections about future events, and we cannot guarantee future results, levels of activity, performance or achievements.

Information regarding market and industry statistics contained in the “Prospectus Summary” and “Business” sections of this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis.

QUESTIONS & ANSWERS ABOUT THE RIGHTS OFFERING

What is the rights offering?

The rights offering is a distribution, at no charge, of non-transferable subscription rights on a pro rata basis to all of our stockholders. We are distributing subscription rights for every share of BroadVision common stock held on December 20, 2005, the record date. If all subscription rights are exercised, we will issue approximately 167,677,290 shares of BroadVision common stock in the rights offering, raising net proceeds of approximately $75.0 million after deducting estimated offering expenses payable by us.

What is the purpose of the rights offering?

On November 18, 2005, our Chief Executive Officer and largest stockholder, Dr. Pehong Chen, acquired through his wholly owned affiliate Honu Holdings LLC, a Delaware limited liability company (“Honu”), all of our outstanding senior subordinated convertible notes (the “Notes”). Including accrued interest, the Notes represented approximately $15.5 million in debt obligations as of December 20, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. We refer to this as the “Note Conversion.” In connection with the Note Conversion, promptly following the completion of the rights offering we expect to cancel the Notes and issue approximately 34,500,000 new shares of common stock to Dr. Chen that, depending on the number of shares issued in the rights offering, will represent up to approximately 50% of our total outstanding common stock immediately following such issuance. Because of the highly dilutive nature of the Note Conversion, our primary purpose for the rights offering is to allow the holders of BroadVision common stock at the time of the Note Conversion an opportunity to further invest in BroadVision in order to maintain their proportionate interest in BroadVision common stock, at the same price per share as the conversion price afforded to Dr. Chen in the Note Conversion. Dr. Chen has waived any right to participate in the rights offering. References herein to Dr. Chen include references to Honu.

If I am a stockholder, how does the Note Conversion affect my ownership interest in BroadVision?

The Note Conversion will have a highly dilutive effect on the persons who hold BroadVision common stock at the time of the Note Conversion. For purposes of example only, if you own 1.0% of our outstanding common stock (approximately 344,000 shares) as of the record date, our issuance of new shares in the Note Conversion, not taking into effect this rights offering, will reduce your ownership percentage to approximately 0.5% of the shares outstanding immediately after the Note Conversion. If you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, then your percentage ownership will be reduced to approximately 0.15%. If you exercise your basic subscription privilege in full and all other BroadVision stockholders also exercise in full, your proportionate ownership interest in BroadVision immediately after the rights offering will be the same as it was immediately prior to the Note Conversion. If you exercise your basic subscription privilege in full and BroadVision’s other stockholders do not all exercise in full, your proportionate ownership interest in BroadVision will be greater immediately following the rights offering than it was immediately prior to the Note Conversion. Your proportionate ownership interest will also be greater if you exercise and receive shares pursuant to the over-subscription privilege. If you do not exercise your subscription rights, you will lose any value inherent in such rights and your proportionate ownership interest in BroadVision immediately following the rights offering will be less than it was immediately prior to the Note Conversion.

What is a subscription right?

Each full subscription right entitles a stockholder to purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of $0.45 per share and carries with it a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of the subscription rights entitles you to purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number, at the subscription price for every subscription right you hold.

What is the over-subscription privilege?

The over-subscription privilege included with the subscription rights entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of BroadVision common stock at the subscription price to the extent that other subscription rights holders do not exercise their subscription rights. If sufficient shares are available, we will honor all over-subscription requests in full. If over-subscription requests exceed the shares available, we will allocate the available shares pro rata among those who over-subscribed based on the number of shares subscribed for pursuant to the basic subscription privilege. “Pro rata” means in proportion to the number of shares of BroadVision common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges on your BroadVision common stock holdings.

When does the rights offering expire?

The rights offering expires at 5:00 p.m. Pacific Time on March 3, 2006. We may extend the expiration date in our sole discretion and for any reason. See “The Rights Offering — Expiration Date; amendments and termination.”

Am I required to subscribe in the rights offering?

No.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of BroadVision common stock even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights and other stockholders exercise any of their subscription rights, then the percentage of BroadVision common stock that you own will decrease.

May I sell or transfer my subscription rights if I do not want to purchase any shares?

No. The subscription rights are not transferable. Only you may exercise the subscription rights that are distributed to you.

How do I exercise my subscription rights if my shares are held in the name of my broker, custodian bank or other nominee?

If you hold your shares in a brokerage account, custodian bank or by another nominee, you will not receive a subscription rights certificate. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this offering.

How do I exercise my subscription rights if my shares are held in my name?

If you hold your shares directly, you will receive a subscription rights certificate. You may exercise your subscription rights by completing and signing the purchase form that appears on the back of each subscription rights certificate. You must then send the completed and signed form, along with payment in full of the subscription price for all shares of BroadVision common stock to be purchased through the basic subscription privilege and, if exercised, the over-subscription privilege, to Computershare, the subscription agent.

The subscription agent must receive these documents and the subscription payment no later than the time and date the rights offering expires.

You may also exercise your subscription rights by following the procedures for guaranteed delivery described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 22. In this case, you must deliver the Notice of Guaranteed Delivery and subscription payment to the subscription agent by the time and date the rights offering expires. You must also deliver the properly completed subscription rights certificate to the subscription agent no later than three business days following the time and date the rights offering expires.

We have provided more detailed instructions on how to exercise your subscription rights under “The Rights Offering — Exercise of Subscription Rights” beginning on page 19 and with the subscription rights certificate accompanying this prospectus.

What should I do if I want to participate in the rights offering and I am a stockholder in a foreign country or in the armed services?

The subscription agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m. Pacific Time on March 3, 2006, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

If I exercise my subscription rights in the rights offering, may I cancel or change my decision?

No. All exercises of subscription rights are irrevocable.

Will I be charged a sales commission or a fee if I exercise my subscription rights?

We will not charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest, all subscription payments.

What are the United States federal income tax consequences of exercising my subscription rights?

A holder of BroadVision common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See “Certain United States Federal Income Tax Consequences” beginning on page 24.

Are there risks involved in exercising my subscription rights?

Yes. A purchase of BroadVision common stock involves a high degree of risk. You should read and carefully consider the information set forth under “Risk Factors” beginning on page 4 and the information contained elsewhere in this prospectus. You should decide whether to subscribe for BroadVision common stock based upon your own assessment of your best interests.

What is the recommendation of BroadVision’s board of directors regarding the rights offering?

BroadVision’s board of directors makes no recommendation as to whether or not you should subscribe for BroadVision common stock.

Whom should I contact with questions?

If you have questions or need assistance, please contact William E. Meyer, our Chief Financial Officer, at:

BroadVision, Inc.
585 Broadway
Redwood City, CA 94063
(650) 261-5100

For further assistance on how to subscribe for shares, you may also contact the subscription agent for the rights offering by telephone at:

Computershare Trust Company, Inc.
(800) 962-4284 x4732

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PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes referred to elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

BROADVISION, INC.

Our Business

We develop, market and support a suite of personalized self-service web applications that enable organizations to unify their e-business infrastructure and conduct both interactions and transactions with employees, partners and customers. Our integrated suite of process, commerce, portal and content solutions helps organizations rapidly increase revenues and reduce costs. As of September 30, 2005, we had licensed our products to more than 1,000 customers.

Corporate Information

We were incorporated in Delaware in May 1993 and have been a publicly traded corporation since 1996. From 2001 to date, our annual revenue has declined and we have incurred significant losses and had negative cash flows from operations. As of September 30, 2005, we had negative working capital and an accumulated deficit of approximately $1.2 billion. The majority of these accumulated losses to date have resulted from non-cash charges associated with our 2000 acquisition of Interleaf, Inc. and restructuring charges related to excess real estate. During 2004, we entered into a series of termination agreements to buy out of nearly all of our excess lease obligations. In November 2004, we issued $16 million in aggregate principal amount of senior subordinated secured convertible notes (the “Notes”). In November 2005, Dr. Pehong Chen, our Chief Executive Officer and largest stockholder, acquired all Notes then outstanding. Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45. We expect the conversion to occur promptly following the consummation of the rights offering.

Our principal executive offices are located at 585 Broadway, Redwood City, California 94063. Our telephone number is (650) 261-5100. Our website address is www.broadvision.com. The information on, or that can be accessed through, our website is not part of this prospectus.

RIGHTS OFFERING SUMMARY

Rights Granted	We have granted to each record holder of BroadVision common stock on the record date “subscription rights,” consisting of a basic subscription privilege and an over-subscription privilege for each share of BroadVision common stock held by such record holder. Each basic subscription privilege will entitle the stockholder to subscribe for and purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of $0.45 per share.

To exercise your rights, you must deliver either a properly completed subscription rights certificate or a Notice of Guaranteed Delivery to the subscription agent along with payment of the applicable subscription price in immediately available funds before 5:00 p.m. Pacific Time on March 3, 2006.

Securities Offered	We are offering shares of BroadVision common stock, the rights of which are described below and in greater detail under the caption “Description of Capital Stock,” beginning on page 85.

Exercise some or all of your rights	You may exercise some or all of your rights, or you may choose not to exercise any of your rights.

Record date	December 20, 2005

Expiration date and time	The rights expire at 5:00 p.m. Pacific Time on March 3, 2006, unless we extend the rights offering. Rights not exercised by the expiration date will be null and void.

Subscription agent	Computershare Trust Company, Inc. By Mail: P. O. Box 1596 Denver, Colorado 80201

By Hand: 350 Indiana Street, Suite 800 Golden, Colorado 80401 (800) 962-4284 x4732

Reasons for the rights offering	Dr. Chen has agreed to cancel all amounts owed under the Notes, which represented approximately $15.5 million in debt obligations as of December 20, 2005, in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45. We refer to this transaction as the “Note Conversion.” We expect the conversion to occur promptly following the consummation of the rights offering. We are providing the subscription rights in connection with the planned Note Conversion to allow our stockholders to maintain the proportionate ownership interest they held in BroadVision immediately prior to the Note Conversion.

Use of proceeds	The net proceeds from the rights offering, if any, will be used for general working capital purposes.

No board recommendation	Our board of directors makes no recommendation to BroadVision stockholders regarding the exercise of rights under this offering. Stockholders who exercise subscription rights risk the complete loss of their investment. We refer you to the section entitled “Risk Factors” beginning on page 4.

Non-transferability of rights	The rights are not transferable and may be exercised only by the stockholder of record on the record date.

No revocation	If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

U.S. federal income tax consequences	For U.S. federal income tax purposes, a stockholder may recognize taxable income upon the receipt of rights. See “Certain United States Federal Income Tax Consequences” beginning on page 24. We urge you to consult your own tax adviser concerning the tax consequences of this rights offering as result of your tax situation.

Withdrawal, amendment and extension	We may withdraw, amend or extend the rights offering at any time prior to the expiration date. If we withdraw the rights offering, we will return all funds received in the rights offering, without interest, to those persons who exercised their rights and subscribed for shares in the rights offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial data in conjunction with our consolidated financial statements and the related notes and the sections of this prospectus entitled, “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated financial data as of and for the years ended December 31, 2002, 2003 and 2004 is derived from our audited consolidated financial statements included in the back of this prospectus. The summary consolidated financial data for the nine months ended September 30, 2004 and as of and for the nine months ended September 30, 2005 are derived from our unaudited consolidated financial statements included in the back of this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of the results of those periods. These historical results are not necessarily indicative of results to be expected in any future period and the results for the nine months ended September 30, 2005 should not be considered indicative of results expected for the full fiscal year ended December 31, 2005.

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(In thousands, except per share amounts)
				(Unaudited)

Consolidated Statement of Operations Data:
Total revenues	$115,898	$88,081	$78,004	$58,241	$45,958
Operating (loss) income	(154,908)	(37,931)	20,366	20,815	(17,847)
Net (loss) income	$(170,522)	$(35,471)	$20,635	$21,021	$(14,532)
Net (loss) earnings per share:
Basic (loss) earnings per share	$(5.32)	$(1.08)	$0.62	$0.63	$(0.43)
Diluted (loss) earnings per share	$(5.32)	$(1.08)	$0.60	$0.61	$(0.43)
Shares used in computation — basic (loss) earnings per share	32,036	32,800	33,539	33,459	34,159
Shares used in computation — diluted (loss) earnings per share	32,036	32,800	34,321	34,322	34,159

	As of December 31,			As of September 30,
	2002	2003	2004	2005
	(In thousands)			(Unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$77,386	$78,776	$41,851	$6,066
Working capital (deficiency)	5,616	748	(18,136)	(30,160)
Total assets	240,136	195,082	144,653	67,443
Debt and capital leases, less current portion	1,945	969	7,443	—
Accumulated deficit	(1,169,204)	(1,204,675)	(1,184,040)	(1,198,572)
Total stockholders’ equity	41,633	7,950	30,410	16,480

RISK FACTORS

You should carefully consider the following factors, together with the other information contained in this prospectus, before exercising subscription rights or purchasing the BroadVision common stock we are offering. An investment in BroadVision common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

Risks Relating to the Rights Offering

As a holder of BroadVision common stock, you may suffer significant dilution of your percentage ownership of BroadVision common stock and the percentage ownership of our Chief Executive Officer and largest stockholder may increase dramatically.

The Note Conversion will have a highly dilutive effect on the holders of BroadVision common stock. If you do not fully exercise your subscription rights and other stockholders exercise their subscription rights to a greater extent that you do, your proportionate voting and ownership interest will be further reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. For example, if you own 1.0% of our outstanding common stock (approximately 344,000 shares) on the record date, our issuance of new shares in the Note Conversion will reduce your ownership percentage to approximately 0.5% of the shares outstanding immediately after the Note Conversion. If you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, then your percentage ownership will be reduced to approximately 0.15%. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you participate in the rights offering. Assuming no stockholder exercises its subscription rights, and assuming we issue 34,500,000 shares to Dr. Chen promptly following the consummation of the rights offering in the Note Conversion, Dr. Chen’s percentage ownership in BroadVision common stock will increase from approximately 22% to approximately 61%.

The subscription price per share is not an indication of our value, and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share does not necessarily bear any relationship to the value of our assets, operations, cash flows, earnings, financial condition or any other established criteria for value. As a result, you should not consider the subscription price as an indication of the current value of our company or BroadVision common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

The rights offering may cause the price of BroadVision common stock to decrease immediately, and this decrease may continue.

The subscription price per share of $0.45 equaled approximately 75% of the closing price of BroadVision common stock on the NASDAQ National Market on December 20, 2005. This discount, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of BroadVision common stock. This decrease may continue after the completion of the rights offering. On February 1, 2006, the closing price of BroadVision common stock was $0.52 per share.

If you exercise your subscription rights, you may not revoke the exercise of your subscription rights even if there is a decline in BroadVision common stock prior to the expiration date of the subscription period, and you may be unable to sell any shares you purchase at a profit.

The public trading market price of BroadVision common stock may decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of common stock at a price above the prevailing market price and you may not revoke or change your exercise rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

Your ability to sell shares of BroadVision common stock purchased in the rights offering may be delayed by the time required to deliver the stock certificates.

Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of BroadVision common stock that you purchase in the rights offering. Certificates representing shares of BroadVision common stock purchased will be delivered as soon as practicable after expiration of the rights offering.

You may not revoke the exercise of your subscription rights even if we decide to extend the expiration date of the subscription period.

We may, in our sole discretion, extend the expiration date of the subscription period. During any potential extension of time, BroadVision common stock price may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of BroadVision common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

You will not receive interest on subscription funds returned to you.

If we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise your subscription rights and acquire additional shares of BroadVision common stock to realize any value.

Because we may terminate the offering, your participation in the offering is not assured.

Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

If you do not act promptly and follow subscription instructions, your subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m. Pacific Time on March 3, 2006, the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks related to our business

There is uncertainty as to whether we will be able to continue our business as a going concern, and we may need additional near-term financing.

We face liquidity challenges. We currently expect to be able to fund our short-term working capital and operating resource expenditure requirements, for at least the next twelve months, from our existing cash and cash equivalents and short-term investment resources, our anticipated cash flows from operations and anticipated cash flows from subleases. However, we could experience unforeseen circumstances, such as a worsening economic downturn, an inability to close the Note Conversion and cancel the Notes, difficulties in retaining customers and/or key employees due to the termination of the Merger Agreement or other factors, lease settlements and less than anticipated cash inflows from operations, invested assets, and subleases that may increase our use of available cash or our need to obtain additional financing. We may find it necessary to obtain additional equity or debt financing due to the factors listed above, in order to support a more rapid expansion, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements.

We may seek to raise additional funds through private or public sales of securities, strategic relationships, bank debt, financing under leasing arrangements or otherwise. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may have rights, preferences or privileges senior to those of the holders of BroadVision common stock. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition and future operating results.

We have a history of losses and our future profitability on a quarterly or annual basis is uncertain, which could have a harmful effect on our business and the value of BroadVision common stock.

Since 2000, we have incurred substantial net operating losses and have not achieved positive cash flows from operations. For the year ended December 31, 2004 we had a net loss, before a gain related to a real estate transaction, of $2.9 million. As of September 30, 2005, we had an accumulated deficit of approximately $1.2 billion.

Given our planned operating and capital expenditures, for the foreseeable future we expect our results of operations to fluctuate, and during this period we may incur losses and/or negative cash flows. If our revenue does not increase or if we fail to maintain our expenses at an amount less than our projected revenue, we will not be able to achieve or sustain operating profitability on a consistent basis, if at all. We are continuing efforts to reduce and control our expense structure. We believe strict cost containment and expense reductions are essential to achieving positive cash flow and profitability. A number of factors could preclude us from successfully bringing costs and expenses in line with our revenues, including unplanned uses of cash, the inability to accurately forecast business activities and further deterioration of our revenues. If we are not able to effectively reduce our costs and achieve an expense structure commensurate with our business activities and revenues, we may have inadequate levels of cash for operations or for capital requirements, which could significantly harm our ability to operate our business.

Our failure to operate profitably or control negative cash flows on a quarterly or annual basis could harm our business and the value of BroadVision common stock. If the negative cash flow continues, our liquidity and ability to operate our business would be severely and adversely impacted. Additionally, our ability to raise financial capital may be hindered due to our operational losses and negative cash flows, reducing our operating flexibility.

We have recently engaged a new independent registered public accounting firm, which may result in the expenditure of additional resources and a delay in the completion of our year-end audit.

On November 29, 2005, BDO Seidman, LLP (“BDO”) delivered to us a letter dated November 28, 2005 stating that it had resigned as our independent registered public accounting firm. On January 20, 2006, we engaged Stonefield Josephson, Inc. as our independent registered public accounting firm. We may need to expend additional resources in connection with engaging a new accounting firm that was previously unfamiliar with our financial statements and our company. The amount of additional resources we expend in connection with the engagement of a new accounting firm may be material both in terms of monetary cost and additional demands on our senior management and members of our finance team.

In addition, the timing of our engagement of Stonefield Josephson as our new accounting firm may result in a delay in the audit of our financial statements for the year ended December 31, 2005. Such a delay may result in the untimely filing of our Annual Report on Form 10-K, which could have an adverse effect on our stock price.

Our management identified three material weaknesses in the effectiveness of our internal control over financial reporting as of December 31, 2004 and we cannot assure you that additional material weaknesses will not be discovered in the future.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2004, and this assessment identified the following three material weaknesses:

1. Two senior accounting managers in our finance department, with a combined ten years of experience working for us, resigned during the fourth quarter of 2004, and we failed to either hire adequate replacements or adequately train and supervise our existing accounting staff to ensure that the absence of the senior accounting managers would not negatively impact our controls over financial reporting.

2. Management reviews of key account reconciliations failed to detect inconsistencies between amounts stated in the reconciliations of the respective accounts and the general ledger. These failures are also attributed to inadequate staffing and training, as further described in the preceding paragraph.

3. Our procedures for reviewing the accuracy of maintenance contract data were inadequate and could result in a failure to detect and correct keypunch or other errors or omissions.

We believe we have sufficiently remediated the identified material weaknesses. However, the market for skilled accounting personnel is competitive and we may have difficulty in retaining our staff due to (1) our efforts to restructure our operations by reducing our workforce and other cost containment activities and (2) the uncertainty created by the recent execution and subsequent termination of our merger agreement with an affiliate of Vector Capital Corporation. Our inability to staff the department with competent personnel with sufficient training may affect our internal controls over financial reporting to the extent that we may not be able to prevent or detect material misstatements. Inferior internal control could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of BroadVision common stock.

Our business currently depends on revenue related to our BroadVision Self-Service Suite, and if the market does not increasingly accept this product and related products and services, our revenue may continue to decline.

We generate our revenue from licenses of the BroadVision Self-Service Suite, including process, commerce, portal and content management and related products and services. We expect that these products, and future upgraded versions, will continue to account for a large portion of our revenue in the foreseeable future. Our future financial performance will depend on increasing acceptance of our current product and on the successful development, introduction and customer acceptance of new and enhanced versions of our products. If new and future versions and updates of our products and services do not gain market acceptance when released commercially, or if we fail to deliver the product enhancements and complementary third party products that customers want, demand for our products and services, and our revenue, may decline.

If we are unable to keep pace with the rapid technological changes in online commerce and communication, our products and services may fail to be competitive.

Our products and services may fail to be competitive if we do not maintain or exceed the pace of technological developments in Internet commerce and communication. Failure to be competitive could cause our revenue to decline. The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. Our future success will depend, in part, on our ability to:

•	develop leading technologies;

•	enhance our existing products and services;

•	develop new products and services that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

Our sales and product implementation cycles are lengthy and subject to delay, which make it difficult to predict our quarterly results.

Our sales and product implementation cycles generally span months. Delays in customer orders or product implementations, which are difficult to predict, can affect the timing of revenue recognition and adversely affect our quarterly operating results. Licensing our products is often an enterprise-wide decision by prospective customers. The importance of this decision requires that we engage in a lengthy sales cycle with prospective customers. A successful sales cycle may last up to nine months or longer. Our sales cycle is also affected by a number of other factors, some of which we have little or no control over, including the volatility of the overall software market, the business condition and purchasing cycle of each prospective customer, and the performance of our technology partners, systems integrators and resellers. The implementation of our products can also be time and resource intensive, and subject to unexpected delays. Delays in either product sales or implementations could cause our operating results to vary significantly from quarter to quarter.

Because our quarterly operating results are volatile and difficult to predict, our quarterly operating results in one or future periods are likely to fluctuate significantly, which could cause our stock price to decline if we fail to meet the expectations of securities analysts or investors.

Our quarterly operating results have varied significantly in the past and are likely to continue to vary significantly in the future. For example, in the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, our revenues declined 22%, 23% and 18%, respectively, as compared to the previous fiscal year quarters. In the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004, our revenues declined 8%, 7% and 15%, respectively, as compared to the same quarterly periods in the prior fiscal year. If our revenues, operating results, earnings or future projections are below the levels expected of securities analysts or investors, our stock price is likely to decline.

We expect to continue to experience significant fluctuations in our results of operations due to a variety of factors, some of which are outside of our control, including:

•	introduction of products and services and enhancements by us and our competitors;

•	competitive factors that affect our pricing;

•	market acceptance of new products;

•	the mix of products sold by us;

•	changes in our pricing policies or our competitors;

•	changes in our sales incentive plans;

•	the budgeting cycles of our customers;

•	customer order deferrals in anticipation of new products or enhancements by us or our competitors or because of macro-economic conditions;

•	nonrenewal of our maintenance agreements, which generally automatically renew for one-year terms unless earlier terminated by either party upon 90-days notice;

•	product life cycles;

•	changes in strategy;

•	seasonal trends;

•	the mix of distribution channels through which our products are sold;

•	the mix of international and domestic sales;

•	the rate at which new sales people become productive;

•	changes in the level of operating expenses to support projected growth;

•	increase in the amount of third party products and services that we use in our products or resell with royalties attached;

•	fluctuations in the recorded value of outstanding common stock warrants that will be based upon changes to the underlying market value of BroadVision common stock;

•	the timing of receipt and fulfillment of significant orders; and

•	costs associated with litigation, regulatory compliance and other corporate events such as operational reorganizations.

As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons are not accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. If our operating results in one or more future quarters fail to meet the expectations of securities analysts or investors, we would expect to experience an immediate and significant decline in the trading price of our stock.

Because a significant portion of our sales activity occurs at the end of each fiscal quarter, delays in a relatively small number of license transactions could adversely affect our quarterly operating results.

A significant proportion, generally over 40%, of our sales are concentrated in the last month of each fiscal quarter. Gross margins are high for our license transactions. Customers and prospective customers may use these conditions in an attempt to obtain more favorable terms. While we endeavor to avoid making concessions that could result in lower margins, the negotiations often result in delays in closing license transactions. Small delays in a relatively small number of license transactions could have a significant impact on our reported operating results for that quarter.

We have substantially modified our business and operations and will need to manage and support these changes effectively in order for our business plan to succeed.

We substantially expanded then contracted our business and operations since our inception in 1993. We grew from 652 employees at the end of 1999 to 2,412 employees at the end of 2000 and then reduced our numbers to 1,102 at the end of 2001, 449 at the end of 2002, 367 at the end of 2003 and 337 at the end of 2004. On June 29, 2005, our Board of Directors approved a business restructuring plan, which included a reduction in headcount by an additional 63 employees. On December 31, 2005, we had 182 employees. As a consequence of our employee base growing and then contracting so rapidly, we entered into significant contracts for facilities space for which we ultimately determined we did not have a future use. We announced during the third and fourth quarters of 2004 that we had agreed with the landlords of various facilities to renegotiate future lease commitments, extinguishing a total of approximately $156 million of future obligations. The management of the expansion and later reduction of our operations has taken a considerable amount of our management’s attention during the past several years. As we manage our business to introduce and support new products, we will need to continue to monitor our workforce and make appropriate changes as necessary. If we are unable to support past and implement future changes effectively, we may have to divert additional resources away from executing our business plan and toward internal administration. If our expenses significantly outpace our revenues, we may have to make additional changes to our management systems and our business plan may not succeed.

Modifications to our business and operations may not result in a reduced cost structure as anticipated and may otherwise adversely impact our productivity.

Since 2000, we have substantially modified our business and operations in order to reduce our cost structure. These modifications included closing facilities, reducing liability for idle lease space and reducing our employee headcount, while maintaining sales efforts and providing continuing customer support by reallocating the workload among continuing employees. We may not realize anticipated reductions in our cost structure, which will delay or prevent us from achieving sustained profitability. In addition, these modifications may result in lower revenues as a result of the decreased headcount in our sales and marketing and professional services groups, or other adverse impacts on productivity that we did not anticipate.

We are dependent on direct sales personnel and third-party distribution channels to achieve revenue growth.

To date, we have sold our products primarily through our direct sales force. Our ability to achieve significant revenue growth in the future largely will depend on our success in recruiting, training and retaining sufficient direct sales personnel and establishing and maintaining relationships with distributors, resellers and systems integrators. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires as well as employees of our distributors, resellers and systems integrators require training and take time to achieve full productivity. Our recent hires may not become as productive as necessary, and we may be unable to hire and retain sufficient numbers of qualified individuals in the future. We have entered into strategic alliance agreements with partners, under which partners have agreed to resell and support our current BroadVision product suite. These contracts are generally terminable by either party upon 30 days’ notice of an uncured material breach or for convenience upon 90 days’ notice prior to the end of any annual term. Termination of any of these alliances could harm our expected revenues. We may be unable to expand our other distribution channels, and any expansion may not result in revenue increases. If we fail to maintain and expand our direct sales force or other distribution channels, our revenues may not grow or they may decline.

Competition with resellers could limit our sales opportunities and jeopardize these relationships.

We sell products through resellers and third-party systems integrators. In some instances, we target our direct selling efforts toward markets that are also served by some of these resellers. This competition may adversely impact our revenue by limiting our ability to sell our products and services directly in these markets and jeopardizing, or resulting in termination of, these relationships.

Failure to maintain relationships with third-party systems integrators could harm our ability to achieve our business plan.

Our relationships with third-party systems integrators who deploy our products have been a key factor in our overall business strategy, particularly because many of our current and prospective customers rely on integrators to develop, deploy and manage their online marketplaces. Our efforts to manage our relationships with systems integrators may not succeed, which could harm our ability to achieve our business plan due to a variety of factors, including:

•	Systems integrators may not view their relationships with us as valuable to their own businesses. The related arrangements typically may be terminated by either party with limited notice and in some cases are not covered by a formal agreement.

•	Under our business model, we often rely on our system integrators’ employees to perform implementations. If we fail to work together effectively, or if these parties perform poorly, our reputation may be harmed and deployment of our products may be delayed or inadequate.

•	Systems integrators may attempt to market their own products and services rather than ours.

•	Our competitors may have stronger relationships with our systems integrators than us and, as a result, these integrators may recommend a competitor’s products and services over ours.

•	If we lose our relationships with our systems integrators, we will not have the personnel necessary to deploy our products effectively, and we will need to commit significant additional sales and marketing resources in an effort to reach the markets and customers served by these parties.

We may be unable to manage or grow our international operations, which could impair our overall growth.

We derive a significant portion of our revenue from our operations outside North America. In the twelve months ended December 31, 2004, approximately 52% of our revenues were derived from international sales. If we are unable to manage or grow our existing international operations, we may not generate sufficient revenue required to establish and maintain these operations, which could slow our overall growth and impair our operating margins.

As we rely heavily on our operations outside of North America, we are subject to significant risks of doing business internationally, including:

•	unexpected changes in regulatory requirements;

•	export controls relating to encryption technology and other export restrictions;

•	tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	reduced protection for intellectual property rights in some countries;

•	cultural barriers;

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

•	potentially adverse tax consequences.

Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support, hire additional personnel, customize products for local markets and develop relationships with international service providers, distributors and system integrators. Even if we are able to successfully expand our international operations, we may not succeed in maintaining or expanding international market demand for our products.

Current and potential competitors could make it difficult for us to acquire and retain customers now and in the future.

The market for our products is intensely competitive. We expect competition in this market to persist and increase in the future. If we fail to compete successfully with current or future competitors, we may be unable to attract and retain customers. Increased competition could also result in price reductions for our products and lower profit margins and reduced market share, any of which could harm our business, results of operations and financial condition.

Many of our competitors have significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products and a larger installed customer base, any of which could provide them with a significant competitive advantage. In addition, new competitors, or alliances among existing and future competitors, may emerge and rapidly gain significant market share. Some of our competitors, particularly established software vendors, may also be able to provide customers with products and services comparable to ours at lower or at aggressively reduced prices in an effort to increase market share or as part of a broader software package they are selling to a customer. We may be unable to match competitors’ prices or price reductions, and we may fail to win customers that choose to purchase an information technology solution as part of a broader software and services package. As a result, we may be unable to compete successfully with current or new competitors.

Our success and competitive position will depend on our ability to protect our proprietary technology.

Our success and ability to compete are dependent to a significant degree on our proprietary technology. We hold a U.S. patent, issued in January 1998, on elements of the BroadVision platform, which covers electronic commerce operations common in today’s web business. We also hold a U.S. patent, issued in November 1996, acquired as part of the Interleaf acquisition on the elements of the extensible electronic document processing system for creating new classes of active documents. Although we hold these patents, they may not provide an adequate level of intellectual property protection. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. It is also possible that third parties may claim we have infringed their patent, trademark, copyright or other proprietary rights. Claims may be made for indemnification resulting from allegations of infringement. Intellectual property infringement claims may be asserted against us as a result of the use by third parties of our products. Claims or litigation, with or without merit, could result in substantial costs and diversions of resources, either of which could harm our business.

We also rely on copyright, trademark, service mark, trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We have registered “BroadVision,” “iGuide,” “BroadVision Self-Service Suite,” “BroadVision Process,” “BroadVision Commerce,” “Broadvision Portal,” “BroadVision Content” and “Interleaf” as trademarks in the United States and in other countries. It is possible that our competitors or other companies will adopt product names similar to these trademarks, impeding our ability to build brand identity and possibly confusing customers.

As a matter of company policy, we enter into confidentiality and assignment agreements with our employees, consultants and vendors. We also control access to and distribution of our software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our software or other proprietary information or to develop similar software independently. Policing unauthorized use of our products will be difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property.

A breach of the encryption technology that we use could expose us to liability and harm our reputation, causing a loss of customers.

If any breach of the security technology embedded in our products were to occur, we would be exposed to liability and our reputation could be harmed, which could cause us to lose customers. A significant barrier to online commerce and communication is the secure exchange of valuable and confidential information over public networks. We rely on encryption and authentication technology, including Open SSL and public key cryptography technology featuring the major encryption algorithms RC2 and MDS, to provide the security and authentication necessary to effect the secure exchange of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could cause a breach of the RSA or other algorithms that we use to protect customer transaction data.

The loss or malfunction of technology licensed from third parties could delay the introduction of our products and services.

We rely in part on technology that we license from third parties, including relational database management systems from Oracle and Sybase, Informix object request broker software from IONA Technologies PLC, and database access technology from Rogue Wave Software. The loss or malfunction of any of these technology licenses could harm our business. We integrate or sublicense this technology with internally developed software to perform key functions. For example, our products and services incorporate data encryption and authentication technology licensed from Open SSL. Third-party technology licenses might not continue to be available to us on commercially reasonable terms, or at all. Moreover, the licensed technology may contain defects that we cannot control. Problems with our technology licenses could cause delays in introducing our products or services until equivalent technology, if available, is identified, licensed and integrated. Delays in introducing our products and services could adversely affect our results of operations.

Our executive officers, key employees and highly skilled technical and managerial personnel are critical to our business, and they may not remain with us in the future.

Our performance substantially depends on the performance of our executive officers and key employees. We also rely on our ability to retain and motivate qualified personnel, especially our management and highly skilled development teams. The loss of the services of any of our executive officers or key employees, particularly our founder and Chief Executive Officer, Dr. Pehong Chen, could cause us to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services also could harm our reputation if our customers were to become concerned about our future operations. We do not carry “key person” life insurance policies on any of our employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these personnel is intense, especially in the Internet industry. We have in the past experienced, and may continue to experience, difficulty in hiring and retaining sufficient numbers of highly skilled employees. The significant downturn in our business environment has had and may continue to have a negative impact on our operations and, together with the uncertainty created by the recent execution and subsequent termination of our merger agreement with an affiliate of Vector Capital Corporation. We have restructured our operations by reducing our workforce and implementing other cost containment activities. These actions could lead to disruptions in our business, reduced employee morale and productivity, increased attrition, and problems with retaining existing and recruiting future employees.

Limitations on the online collection of profile information could impair the effectiveness of our products.

Online users’ resistance to providing personal data, and laws and regulations prohibiting use of personal data gathered online without express consent or requiring businesses to notify their web site visitors of the possible dissemination of their personal data, could limit the effectiveness of our products. This in turn could adversely affect our sales and results of operations.

One of the principal features of our products is the ability to develop and maintain profiles of online users to assist business managers in determining the nature of the content to be provided to these online users. Typically, profile information is captured when consumers, business customers and employees visit a web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Profiles can be augmented over time through the subsequent collection of usage data. Although our products are designed to enable the development of applications that permit web site visitors to prevent the distribution of any of their personal data beyond that specific web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. The mere perception by prospective customers that substantial security and privacy concerns exist among online users, whether or not valid, may indirectly inhibit market acceptance of our products.

In addition, new laws and regulations could heighten privacy concerns by requiring businesses to notify web site users that the data captured from them while online may be used by marketing entities to direct product messages to them. We are subject to increasing regulation at the federal and state levels relating to online privacy and the use of personal user information. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. In addition, the U.S. Federal Trade Commission, or FTC, has urged Congress to adopt legislation regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. The FTC has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could also harm our customers’ ability to collect demographic and personal information from users, which could impair the effectiveness of our products.

We may not have adequate back-up systems, and natural or manmade disasters could damage our operations, reduce our revenue and lead to a loss of customers.

We do not have fully redundant systems for service at an alternate site. A disaster could severely harm our business because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems at our facility in Redwood City, California, which reside on or near known earthquake fault zones. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, acts of terrorism, telecommunications failures and similar events. In addition, our facilities in California could be subject to electrical blackouts if California faces another power shortage similar to that of 2001. Although we do have a backup generator that would maintain critical operations, this generator could fail. We also have significantly reduced our workforce in a short period of time, which has placed different requirements on our systems and has caused us to lose personnel knowledgeable about our systems, both of which could make it more difficult to quickly resolve system disruptions. Disruptions in our internal business operations could harm our business by resulting in delays, disruption of our customers’ business, loss of data, and loss of customer confidence.

Risks related to BroadVision common stock

BroadVision common stock is likely to be delisted from the NASDAQ Stock Market in March 2006 due to failure to maintain a minimum bid price of $1.00 per share.

The trading price of BroadVision common stock on the NASDAQ National Market has been less than $1.00 per share since July 26, 2005. Under the listing rules of the NASDAQ Stock Market, if the trading price of BroadVision common stock remains below $1.00 per share for a period of 30 consecutive business days, BroadVision common stock will become subject to delisting. As a result, we received notice on September 7, 2005 that BroadVision common stock is subject to delisting from the NASDAQ Stock Market. The receipt of this notice commenced a period of 180 calendar days within which the trading price of BroadVision common stock must be at least $1.00 per share for at least 10 consecutive business days, or longer in some circumstances, in order to avoid delisting at the end of the 180-day period.

Our stock price has been highly volatile.

The trading price of BroadVision common stock has been highly volatile. For example, the trading price of BroadVision common stock has ranged from $0.43 per share to $9.05 per share between January 1, 2004 and February 1, 2006. On February 1, 2006 the closing price of BroadVision common stock was $0.52 per share. Our stock price is subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in operating results;

•	announcements of technological innovations;

•	announcements of new software or services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	general economic conditions; or

•	other events or factors that are beyond our control.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public’s perception of the prospects of Internet or electronic commerce companies could further depress our stock price regardless of our results. Other broad market fluctuations may decrease the trading price of BroadVision common stock. In the past, following declines in the market price of a company’s securities, securities class action litigation, such as the class action lawsuits filed against us and certain of our officers and directors in early 2001, has often been instituted against that company. Litigation could result in substantial costs and a diversion of management’s attention and resources.

USE OF PROCEEDS

The net proceeds to us from this rights offering will depend on the number of shares that are purchased. If all of the subscription rights offered by this prospectus are exercised, then we will receive approximately $75.0 million after deducting estimated offering expenses payable by us. We currently intend to use the net proceeds from the rights offering for general working capital purposes.

PRICE RANGE OF COMMON STOCK

BroadVision common stock is quoted on the NASDAQ National Market under the symbol “BVSN.” The following table shows high and low sale prices per share of BroadVision common stock as reported on the NASDAQ National Market:

2006 Fiscal Year	High	Low

First Quarter (through February 1, 2006)	$0.55	$0.46

2005 Fiscal Year	High	Low

Fourth Quarter	$0.82	$0.43
Third Quarter	1.37	0.81
Second Quarter	1.86	1.13
First Quarter	2.77	1.65

2004 Fiscal Year	High	Low

Fourth Quarter	$3.20	$2.05
Third Quarter	4.35	2.10
Second Quarter	6.87	2.92
First Quarter	9.05	4.28

2003 Fiscal Year	High	Low

Fourth Quarter	$4.50	$3.60
Third Quarter	7.69	3.75
Second Quarter	6.95	4.52
First Quarter	5.71	4.14

As of January 31, 2006, there were 1,988 holders of record of BroadVision common stock. On February 1, 2006, the last sale price reported on the NASDAQ National Market for BroadVision common stock was $0.52 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on BroadVision common stock. In addition, the terms of our existing loans, as well as our Silicon Valley Bank Commercial Credit facility, restrict our ability to pay dividends. We currently intend to retain any future earnings to support operations and to finance the growth and development of our business, and we do not anticipate paying any cash dividends on BroadVision common stock in the foreseeable future.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” on page 4.

Background

On November 18, 2005, our Chief Executive Officer and largest stockholder, Dr. Pehong Chen, acquired all of our outstanding senior subordinated convertible notes (the “Notes”). Including accrued interest, the Notes represented approximately $15.5 million in debt obligations as of December 20, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. We refer to this as the “Note Conversion.” In connection with the Note Conversion, promptly following the completion of the rights offering we expect to cancel the Notes and issue approximately 34,500,000 new shares of common stock to Dr. Chen, which, depending on the number of shares issued in the rights offering, will represent up to approximately 50% of our total outstanding common stock immediately following such issuance. Because of the highly dilutive nature of the Note Conversion, our primary purpose for the rights offering is to allow the holders of BroadVision common stock on December 20, 2006, the date on which the Note Conversion agreement was executed and the record date for the rights offering, an opportunity to further invest in BroadVision in order to maintain their proportionate interest in BroadVision common stock, at the same price per share as the conversion price afforded to Dr. Chen in the Note Conversion. Dr. Chen has waived any right to participate in the rights offering.

The subscription rights

We will distribute to each holder of BroadVision common stock on the record date, December 20, 2005, at no charge, one non-transferable subscription right for each share of BroadVision common stock owned. If all subscription rights are exercised, we will sell a total of approximately 167,677,290 shares of BroadVision common stock. The subscription rights will be evidenced by non-transferable subscription rights certificates. Although we will distribute subscription rights to each holder of BroadVision common stock as of the record date, Dr. Chen, on behalf of himself and his affiliates, has waived any subscription privileges in order to enhance the subscription privileges of our other common stockholders.

Each subscription right will allow you to purchase 5.87235 shares of BroadVision common stock, rounded down to the nearest whole number, at the subscription price of $0.45 per share. If you elect to exercise your basic subscription privilege in full, you will also be entitled to subscribe, at the subscription price, for additional shares of BroadVision common stock in connection with your over-subscription privilege to the extent that other stockholders do not exercise their basic subscription privileges in full. If the number of shares available after satisfaction of all basic subscriptions is insufficient to satisfy fully all elections to exercise the over-subscription privilege, we will allocate the excess shares pro rata among those over-subscribing. We will base the pro rata allocation on the number of shares subscribed for pursuant to the basic subscription privilege. The opportunity to exercise the over-subscription privilege is available to all subscription rights holders on the same terms.

If you hold your shares in a brokerage account or by a custodian bank or other nominee, you will not receive a subscription rights certificate, and your subscription rights must be exercised through the broker, custodian bank or other nominee. The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of BroadVision common stock. If you hold your shares in a brokerage account or by a custodian bank or other nominee, please contact your broker, custodian bank or other nominee to participate in the rights offering.

If you hold your shares directly, you will receive a non-transferable subscription rights certificate. As a holder of subscription rights you will be entitled to two subscription privileges: (1) a basic subscription privilege and (2) an over-subscription privilege. These privileges are described below.

We will not issue fractional shares in the rights offering, but rather will round down any fractional shares to the nearest whole share. For example, if you exercise 100 subscription rights, you will receive 587 shares of BroadVision common stock, instead of the 587.235 shares of BroadVision common stock you would have received without rounding.

Your purchase of shares of BroadVision common stock pursuant to the rights offering is not conditioned upon the subscription of any minimum number of shares by you and the other holders of the subscription rights.

Before exercising any subscription rights, you should read the information set forth under “Risk Factors” beginning on page 4 carefully.

Expiration date; amendments and termination

You may exercise the basic subscription privilege and the over-subscription privilege at any time before 5:00 p.m. Pacific Time on March 3, 2006, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended. If we elect to extend the date the subscription rights expire, we will issue a press release announcing the extension before the first NASDAQ National Market trading day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend, terminate or modify the terms of the rights offering. If we terminate the rights offering, all affected subscription rights will expire without value and we will as soon as practicable return all of your subscription payments to you, without interest or deduction.

If you do not exercise your subscription rights before the time they expire, then your subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the time they expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

Subscription rights

Your subscription rights entitle you to the basic subscription privilege and the over-subscription privilege.

Basic Subscription Privilege.  With the basic subscription privilege, you may purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number, per subscription right, upon delivery of the required documents and payment of the subscription price of $0.45 per share, before the time the subscription rights expire. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege.  In addition to your basic subscription privilege, you may subscribe for additional shares of BroadVision common stock, upon delivery of the required documents and payment of the subscription price of $0.45 per share before the time the subscription rights expire, if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full.

Pro Rata Allocation.  If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the remaining shares pro rata (subject to the elimination of fractional shares) among those over-subscribing. Pro rata means in proportion to the number of shares you and the other holders have purchased by exercising the basic subscription privileges. If there is a pro rata allocation of the remaining shares and the pro-ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege.

Full Exercise of the Basic Subscription Privilege.  You may exercise the over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted subscription rights for shares of BroadVision common stock you own individually and shares of BroadVision common stock you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to subscription rights you own collectively with your spouse, you only need to exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of the subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of BroadVision common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

If you own your shares of BroadVision common stock through your bank, broker or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

•	the number of shares held on the record date on your behalf;

•	the number of subscription rights you exercised under your basic subscription privilege;

•	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

•	the number of shares of common stock you subscribed for pursuant to the over-subscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

If you exercise fewer than all of the subscription rights evidenced by your subscription rights certificate by so indicating on your subscription rights certificate, the subscription agent will, if you so request, issue to you a new rights certificate evidencing the unexercised subscription rights. A new subscription rights certificate will be issued to you according to your instructions upon the partial exercise of subscription rights only if the subscription agent receives a properly endorsed subscription rights certificate no later than the fifth business day prior to the expiration date of the rights offering. After that date no new subscription rights certificates will be issued. Accordingly, after such date if you exercise less than all of your subscription rights you will lose the power to exercise your remaining subscription rights.

Return of Excess Payment.  If you exercised your over-subscription privilege and are allocated less than all of the shares of BroadVision common stock for which you wished to subscribed, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares of BroadVision common stock that were purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Transferability of Subscription Rights.  You may not transfer your subscription rights. Only you may exercise your subscription rights.

Subscription Price.  To exercise your subscription rights, you must pay in cash the subscription price of $0.45 per share of BroadVision common stock.

Record date

The record date for the rights offering is December 20, 2005.

Subscription agent

We have appointed Computershare Trust Company, Inc. as subscription agent for the rights offering. We will pay the fees and expenses of the subscription agent. We also have agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering. Computershare’s telephone number is (800) 962-4284 x4732.

Exercise of subscription rights

You may exercise your subscription rights by delivering the following to the subscription agent at or before 5:00 p.m. Pacific Time on March 3, 2006, the expiration date of the rights offering:

•	your properly completed and executed subscription rights certificate evidencing those subscription rights with any required signature guarantees or other supplemental documentation; and

•	your payment in full of the subscription price for each share of BroadVision common stock subscribed for under your basic subscription privilege and over-subscription privilege.

If you are a beneficial owner of shares of BroadVision common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Pacific Time on March 3, 2006, the expiration date of the rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. Pacific Time on March 3, 2006, the expiration date of the rights offering.

Once you exercise your subscription rights, you cannot revoke your subscription. In order to exercise your subscription rights, you must exercise them before they expire.

Method of payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of BroadVision common stock for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Computershare, as subscription agent; or

•	wire transfer of immediately available funds to the account maintained by the subscription agent for such purpose at Colorado Business Bank, 15710 W Colfax Avenue, Golden, Colorado 80401 (marked: “BroadVision, Inc. Subscription”).

Receipt of Payment

Your payment of the subscription price will be deemed to have been received by the subscription agent only upon:

•	clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription agent’s account designated above.

Clearance of uncertified checks

You should note that funds paid by uncertified personal checks may take at least five business days to clear. If you wish to pay the subscription price by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the subscription rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights.

Delivery of subscription materials and payment

You should deliver the subscription rights certificate and payment of the subscription price, as well as any Nominee Holder Certifications, Notices of Guaranteed Delivery and DTC Participant Over-Subscription Forms,

if by mail, hand or overnight courier to:
Computershare Trust Company, Inc.
By mail:
P. O. Box 1596
Denver, Colorado 80201

By hand:
350 Indiana Street, Suite 800
Golden, Colorado 80401
Attn: John Harmann

You may call the subscription agent at (800) 962-4284 x4732.

Your delivery to another address or by any method other than as set forth above will not constitute valid delivery.

Calculation of subscription rights exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of subscription rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the full basic subscription privilege and the over-subscription privilege to purchase the maximum number of shares of BroadVision common stock with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of BroadVision common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Your funds will be held by the subscription agent until shares of BroadVision common stock are issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from holders of subscription rights until we issue to you your shares of BroadVision common stock upon completion of the rights offering.

If you exercised your over-subscription privilege and are allocated less than all of the shares of BroadVision common stock for which you wished to subscribe, the excess funds you paid for shares of BroadVision common stock that are not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date of the subscription rights.

Medallion guarantee may be required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States), subject to standards and procedures adopted by the subscription agent, unless

•	your subscription rights certificate provides that the shares of BroadVision common stock you subscribed for are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice to beneficial holders

If you are a broker, a trustee or a depositary for securities that held shares of BroadVision common stock for the account of others as of the record date of December 20, 2005 (a “nominee record holder”), you should notify the respective beneficial owners of such shares of the subscription rights as soon as possible to find out such beneficial owners’ intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of BroadVision common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of BroadVision common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial owners

If you are a beneficial owner of shares of BroadVision common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of BroadVision common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for completing your subscription rights certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully. If you want to exercise your subscription rights, you must send your subscription rights certificates to the subscription agent. You should not send the subscription rights certificates to BroadVision. We can not guarantee that any subscription rights certificates sent to BroadVision will be forwarded to the subscription agent.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the time the subscription rights expire. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

Determinations regarding the exercise of your subscription rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of a defect or irregularity in connection with your submission of subscription rights certificates. We will not be liable for failing to give you such notice. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of BroadVision common stock pursuant to your exercise could be deemed unlawful or materially burdensome.

Regulatory limitation

We will not be required to issue shares of BroadVision common stock pursuant to the rights offering to you if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Guaranteed delivery procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificates evidencing your subscription rights to the subscription agent on or before the time the subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share of BroadVision common stock you subscribed for under your basic subscription privilege and your over-subscription privilege (in the manner set forth in “— Exercise of Subscription Rights” beginning on page 19);

•	deliver to the subscription agent on or prior to the rights offering expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of BroadVision, Inc. Subscription Rights Certificates” distributed with your subscription rights certificates; and

•	deliver the properly completed subscription rights certificate evidencing the subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three NASDAQ National Market trading days following the date the Notice of Guaranteed Delivery was delivered to the subscription agent.

Your Notice of Guaranteed Delivery must be substantially in the form provided with the Instructions as to Use of BroadVision, Inc. Subscription Rights Certificates distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States).

In your Notice of Guaranteed Delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates, the number of shares of BroadVision common stock you are subscribing for pursuant to the basic subscription privilege and the number of the shares of BroadVision common stock, if any, you are subscribing for pursuant to the over-subscription privilege; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three NASDAQ National Market trading days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver the Notice of Guaranteed Delivery to the subscription agent in the same manner as the subscription rights certificate at the address set forth in “— Delivery of Subscription Materials and Payment” beginning on page 20. You may alternatively transmit the Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (303) 262-0606.

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call the subscription agent at (800) 962-4284 to request any copies of the form of Notice of Guaranteed Delivery.

Questions about exercising subscription rights

You may direct any questions or require assistance regarding the method of exercising your subscription rights, additional copies of this prospectus, the Instructions as to the Use of BroadVision, Inc. Subscription Rights Certificates, the Nominee Holder Certification, the Notice of Guaranteed Delivery or other subscription documents referred to herein, to Computershare at the following telephone number and address.

350 Indiana Street, Suite 800
Golden, Colorado 80401
Attn: John Harmann
(800) 962-4284 x4732

No revocation

Once you have exercised your basic subscription privilege and/or over-subscription privilege, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire and will have no value.

Procedures for DTC participants

We expect that your exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of The Depository Trust Company (“DTC”). If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of BroadVision common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of BroadVision common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Determination of subscription price

Our board of directors chose the $0.45 per share subscription price in order to provide you with the opportunity to acquire shares of BroadVision common stock at the same price afforded to Dr. Chen in connection with the Note Conversion.

The $0.45 per share subscription price should not be considered an indication of the actual value of BroadVision or of BroadVision common stock. We cannot assure you that the market price of BroadVision common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $0.45 per share. We urge you to obtain a current quote for BroadVision common stock before exercising your subscription rights. On February 1, 2006, the closing price of BroadVision common stock was $0.52 per share. BroadVision common stock is traded on the NASDAQ National Market under the symbol “BVSN.”

No recommendations to subscription rights holders

An investment in shares of BroadVision common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus. None of our board of directors, our officers or any other person are making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Non-U.S. and certain other stockholders

The subscription agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m. Pacific Time on March 3, 2006, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

Issuance of common stock

The subscription agent will issue to you certificates representing shares of BroadVision common stock you purchase pursuant to the rights offering as soon as practicable after the time the subscription rights expire.

Your payment of the subscription price will be retained by the subscription agent, and will not be delivered to us, until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether such funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of BroadVision with respect to shares of BroadVision common stock subscribed for until certificates representing such shares are issued to you. Unless otherwise instructed in the subscription rights certificates, your certificates for shares issued pursuant to your exercise of subscription rights will be registered in your name.

If the rights offering is not completed for any reason, the subscription agent will as soon as practicable return, without interest, all funds received by it.

Shares of common stock outstanding after the rights offering

As of January 31, 2006 there were 34,522,130 shares of BroadVision Common Stock outstanding. Assuming we issue all of the shares of BroadVision common stock offered in the rights offering, approximately 236,699,420 million shares of BroadVision common stock will be issued and outstanding after the expiration of the rights offering and following the issuance of 34,500,000 shares in connection with the Note Conversion.

Other matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase BroadVision common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of that state, you will not be eligible to participate in the rights offering.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences of the rights offering to holders of BroadVision common stock that hold such stock as a capital asset for United States federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of our warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

Moreover, this summary does not address the tax consequences of the rights offering under state, local or foreign tax laws. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

Issuance of the subscription rights

If you hold BroadVision common stock on the record date, you should not recognize taxable income upon the receipt of the subscription rights.

In general, a distribution by a corporation to its stockholders of subscription rights to acquire stock of the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a disproportionate distribution with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a disproportionate distribution if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of (1) the receipt of property (including cash) by some stockholders and (2) an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation.

The distribution of the subscription rights to all stockholders except Dr. Chen should not constitute a disproportionate distribution taxable as a dividend since (1) the Note Conversion was made with the expectation of promptly thereafter making the distribution of subscription rights to the remaining stockholders, and the subscription rights may be exercised on the same economic terms as the private placement, (2) there is a single class of stock outstanding, and (3) there has not been nor is there expected to be any property distributions to any stockholder in connection with the distribution of subscription rights.

We intend to treat the distribution of subscription rights as a nontaxable distribution. If the Internal Revenue Service were to take a contrary position with respect to this matter, by deeming the distribution of subscription rights to constitute a taxable distribution, a person receiving a right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the right received, but only to the extent of our current and accumulated earnings and profits, if any. To the extent the deemed distribution exceeds such current and accumulated earnings and profits, any excess would be treated first as a nontaxable recovery of adjusted tax basis in your BroadVision common stock with respect to which the right was distributed and then as gain from the sale or exchange of your BroadVision common stock. Your tax basis in a right received in a taxable distribution would equal the fair market value of the right as of the date of distribution of the right. Your holding period in the right would begin on the day following the date of distribution of the right.

The following discussion assumes that the distribution of the subscription rights will be treated as a nontaxable distribution.

Basis and holding period of the subscription rights

Generally, if you hold BroadVision common stock on the record date, your basis in the subscription rights you receive will be zero. If, however, (1) the fair market value of the subscription rights on the date we issue the subscription rights is 15% or more of the fair market value (on that same date) of BroadVision common stock, or (2) you properly elect under Section 307 of the Internal Revenue Code in your federal income tax return to allocate part of the basis of your BroadVision common stock to the subscription rights, then your basis in your shares of BroadVision common stock will be allocated between your BroadVision common stock and the subscription rights in proportion to the fair market values of each on the date we issue the subscription rights. We have not obtained an independent appraisal of the valuation of the subscription rights and, therefore, each stockholder individually must determine how Internal Revenue Code Section 307 will apply in that stockholder’s particular situation.

The holding period of your subscription rights will include your holding period (as of the date of issuance) of the BroadVision common stock with respect to which we distributed the subscription rights to you.

Expiration of the subscription rights

If your basis in your subscription rights is zero, and you allow your subscription rights to expire unexercised, you will not recognize any gain or loss.

If you have a basis in your subscription rights and you allow your subscription rights to expire unexercised, you will recognize a loss equal to the basis of those subscription rights. Any loss you recognize on the expiration of your subscription rights will be a capital loss if the BroadVision common stock obtainable by you upon exercise of the subscription rights would be a capital asset.

Exercise of the subscription rights, basis and holding period of acquired shares

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in each share of BroadVision common stock you acquire through exercise of your subscription rights will equal the sum of the subscription price you paid to exercise your subscription rights and your basis, if any, in the subscription rights. Your holding period for the BroadVision common stock you acquire through exercise of your subscription rights will begin on the date you exercise your subscription rights.

Sale or exchange of common stock

If you sell or exchange shares of BroadVision common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize will be equal to the difference between the amount you realize on the transaction and your basis in the shares you sell. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from a capital asset held for more than one year will generally be taxable as long term capital gain or loss.

Information reporting and backup withholding

You may be subject to backup withholding with respect to the rights offering. However, you will not be subject to backup withholding if you: (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We are making the rights offering directly to you, the holders of BroadVision common stock. We have not employed any brokers, dealers or underwriters in connection with the rights offering and will not pay any underwriting commissions, fees or discounts in connection with the rights offering. Some of our directors or officers may assist in the rights offering. These individuals will not receive any commissions or compensation other than their normal directors’ fees or employment compensation.

We will bear all costs, expenses and fees in connection with the rights offering. We will pay the subscription agent a fee of approximately $12,000 and reimburse the subscription agent for certain expenses incurred in connection with the rights offering. We estimate that our total expenses in connection with the rights offering, including fees to the subscription agent, will be approximately $295,000.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the related notes, included elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2002, 2003 and 2004 and the selected consolidated balance sheet data as of December 31, 2003 and 2004 are derived from the audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 2004 and September 30, 2005 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2000 and 2001 and the selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002 are derived from our audited consolidated financial statements not included in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of the results of those periods. The historical results are not necessarily indicative of the results of operations to be expected in any future periods and the results for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for the full fiscal year ended December 31, 2005.

						Nine Months Ended
	Years Ended December 31,					September 30,
	2000	2001	2002	2003	2004	2004	2005
	(In thousands, except per share data)					(Unaudited)

Consolidated Statement of Operations Data:
Revenues:
Software licenses	$250,838	$101,480	$40,483	$30,230	$26,883	$19,591	$10,941
Services	164,661	146,943	75,415	57,851	51,121	38,650	35,017

Total revenues	415,499	248,423	115,898	88,081	78,004	58,241	45,958
Cost of revenues:
Cost of software licenses	7,827	9,895	8,144	2,561	1,303	1,147	(137)
Cost of services	119,391	97,639	38,898	25,708	24,978	18,970	17,235

Total cost of revenues	127,218	107,534	47,042	28,269	26,281	20,117	17,098

Gross profit	288,281	140,889	68,856	59,812	51,723	38,124	28,860
Operating expenses:
Research and development	51,621	78,677	41,432	21,067	18,024	13,997	11,337
Sales and marketing	167,415	139,799	48,918	26,394	27,340	20,365	13,819
General and administrative	28,088	42,311	16,288	9,790	9,538	7,152	7,526
Litigation settlement costs	—	—	—	4,250	—	—	977
Goodwill and intangible amortization	187,855	211,216	3,548	886	—	—	—
Charge for acquired in-process technology	10,100	6,418		—	—	—	—
Restructuring charge (credit)	—	153,284	110,449	35,356	(23,545)	(24,205)	(150)
Impairment of assets	—	—	3,129	—	—	—	—
Impairment of goodwill and other intangibles	—	336,379	—	—	—	—	13,198

Total operating expenses	445,079	968,084	223,764	97,743	31,357	17,309	46,707

Operating (loss) income	(156,798)	(827,195)	(154,908)	(37,931)	20,366	20,815	(17,847)
Other, net	18,217	(6,928)	(8,011)	2,899	(40)	347	812

(Loss) income before income taxes	(138,581)	(834,123)	(162,919)	(35,032)	20,326	21,162	(17,035)
Income tax provision	23,048	2,136	7,603	439	309	(141)	2,503

Net (loss) income	$(161,629)	$(836,259)	$(170,522)	$(35,471)	$20,635	$21,021	$(14,532)

						Nine Months Ended
	Years Ended December 31,					September 30,
	2000	2001	2002	2003	2004	2004	2005
	(In thousands, except per share data)					(Unaudited)

Net (loss) earnings per share:
Basic (loss) earnings per share	$(5.60)	$(27.20)	$(5.32)	$(1.08)	$0.62	$0.63	$(0.43)

Diluted (loss) earnings per share	$(5.60)	$(27.20)	$(5.32)	$(1.08)	$0.60	$0.61	$(0.43)

Shares used in computation — basic (loss) earnings per share	28,864	30,748	32,036	32,800	33,539	33,459	34,159

Shares used in computation — diluted (loss) earnings per share	28,864	30,748	32,036	32,800	34,321	34,322	34,159

	As of December 31,					As of September 30,
	2000	2001	2002	2003	2004	2004	2005
	(In thousands)					(Unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$153,137	$75,758	$77,386	$78,776	$41,851	$28,144	6,066
Working capital (deficiency)	217,998	97,114	5,616	748	(18,136)	(19,583)	(30,160)
Total assets	1,143,024	392,417	240,136	195,082	144,653	128,466	67,443
Debt and capital leases, less current portion	3,897	2,922	1,945	969	7,443	—	—
Accumulated deficit	(162,423)	(998,682)	(1,169,204)	(1,204,675)	(1,184,040)	(1,183,654)	(1,198,572)
Total stockholders’ equity	1,009,298	203,147	41,633	7,950	30,410	30,755	16,480

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion and analysis in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to the historical consolidated information, the following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements as a result of certain factors. Factors that could cause or contribute to differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” We undertake no obligation to publicly release any revisions to the forward-looking statements or to reflect events and circumstances after the date of this document.

Overview

BroadVision solutions help customers rapidly increase revenues and reduce costs by moving interactions and transactions to personalized self service via the web. Our integrated self-service application suite — including process, commerce, portal and content — offers rich functionality out of the box, and is easily configured for each customer’s e-business environment.

Over 1,000 customers — including U.S. Air Force, Lockheed Martin, Netikos, Circuit City, Iberia L.A.E. and Vodafone — have licensed BroadVision solutions to power and personalize their mission-critical web initiatives.

Worldwide demand for enterprise software has declined significantly over the past several years. The decline in venture capital spending has resulted in fewer new companies with funding to, among other things, build an on-line business. Established companies have scaled back, delayed or cancelled web-based initiatives. As a result of these reasons and others, in particular the selling challenges created by our deteriorating financial condition, we have seen significant declines in our revenue over the past four fiscal years.

Our objective is to further our position as a global supplier of web-based, self-service applications. This will require us to continue to build in new functionality to our applications that offer our customers a compelling value proposition to license our products rather than design and build custom solutions.

We generate revenue from fees for licenses of our software products, maintenance, consulting services and customer training. We generally charge fees for licenses of our software products either based on the number of persons registered to use the product or based on the number of CPUs on the machine on which the product is installed. Payment terms are generally thirty days from the date the products are delivered or the services are provided.

From 2001 to date, we have incurred significant losses and negative cash flows from operations. In fiscal year 2004, we entered into a series of agreements to terminate significant excess lease obligations that were contributing to that negative cash flow. Under the terms of these agreements, we have incurred an obligation to pay $45 million, and our future cash outflows will be reduced by over $4 million per quarter. We believe that these transactions are an important step towards our goal of generating consistent positive cash flows, although we make no assurance about our ability to generate positive cash flows in future periods.

We strive to anticipate changes in the demand for our services and aggressively manage our labor force appropriately. Through our thorough budgeting process, cross-functional management participates in the planning, reviewing and managing of our business plans. This process is intended to allow us to adjust our cost structures to changing market needs, competitive landscapes and economic factors. Our emphasis on cost control helps us manage our margins even if revenues generated fall short of what we anticipated.

Background and Recent Events

During the third and fourth quarters of 2004, we reached agreements with certain landlords to extinguish approximately $155.0 million of future real estate obligations. We made cash payments of $20.7 million in 2004 and $23.1 million in the first nine months of 2005. In addition, we issued to one of the landlords a five-year warrant to purchase approximately 700,000 shares of BroadVision common stock at an exercise price of $5.00 per share, which became exercisable in August 2005. As a component of the settlement of one of the previous leases, we have a residual lease obligation beginning in 2007 of approximately $9.1 million. We may make an additional cash payment of $4.5 million if we exercise an option to terminate this residual real estate obligation prior to the lease term, which commences in January 2007. This option to terminate the residual lease obligation, discounted to net present value, is accounted for in accordance with SFAS 146 and is part of the current restructuring accrual as of September 30, 2005.

In November 2004, we entered into a definitive agreement for the private placement of up to $20.0 million of senior secured convertible notes (the “Notes”) to five institutional investors. Under the terms of the definitive agreement, we issued an initial $16.0 million of Notes that were convertible, at the holders’ option, into common stock at a conversion price of $2.76 per share. The Notes bear interest at a rate of six percent per annum, and we were originally obligated to repay the principal amount of the initial $16.0 million of notes in 15 equal monthly installments of $1.1 million, which began in June 2005. Under the terms of the Notes, the holders had the right to increase the Company’s monthly principal repayment obligation to $2.1 million as of December 2005 due to our cash balances falling below certain defined levels as of September 30, 2005. This increase, if invoked, would have had the effect of requiring us to repay the principal amount in eight installments through June 2006. Certain principal payments that were due in the quarter ended September 30, 2005 were deferred at the election of the investors for a period of eighteen months under the terms of the Notes. Payments of future principal and interest could have been made in either cash or, upon satisfaction of various conditions set forth in the Notes, shares of BroadVision common stock. However, because we did not satisfy the conditions required to make payments in stock, we were required to use cash to satisfy our payment obligations under the Notes.

On June 29, 2005, our Board of Directors approved a business restructuring plan, primarily consisting of headcount reductions, designed to adjust expenses to a level more consistent with anticipated revenues. The reduction included approximately 63 employees, or 22% of our workforce. We recorded severance charges of approximately $443,000 and $627,000 in the three-month periods ended September 30, 2005 and June 30, 2005, respectively.

On July 25, 2005, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bravo Holdco (“Bravo Holdco”), a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned subsidiary of Vector Capital Corporation (“Vector”), and Bravo Merger Sub, LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Bravo Holdco. Under the terms of the Merger Agreement, the holders of shares of BroadVision common stock that were outstanding immediately prior to the consummation of the merger (the “Merger”) were to receive $0.84 in cash for each share of common stock at the time of the consummation of the Merger. The consummation of the Merger was conditioned upon, among other things, the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of BroadVision common stock and other closing conditions. A proxy card and proxy statement describing the terms of the Merger Agreement were mailed in September 2005 to stockholders of record as of September 16, 2005, with a special meeting date set for October 12, 2005. Although over 90% of the shares voting were in favor of the Merger Agreement, we adjourned the special meeting several times in an effort to secure a quorum.

On September 7, 2005, we received notice from the NASDAQ Stock Market that BroadVision common stock is subject to delisting from the NASDAQ Stock Market if BroadVision common stock price does not close above $1.00 per share for at least 10 consecutive days within the 180 calendar day period commencing on September 7, 2005. On January 27, 2006, the closing price of BroadVision common stock was $0.47 per share.

As of September 30, 2005, the Company recognized a goodwill impairment charge of $13.2 million in accordance with the requirements of SFAS No. 142. Subsequent to September 30, 2005, the Company has experienced a significant decline in the trading price of its common stock and hence in the Company’s market capitalization. In applying the accounting requirements for recognizing and measuring an impairment loss under

SFAS No. 142, the Company uses the quoted market price of the Company’s stock (market capitalization) as the basis for determining the fair value of the Company (the reporting unit) and then allocates the fair value of the reporting unit to all of the assets and liabilities of that unit in order to determine the implied fair value of goodwill. Because of the significant decline in the trading price and market capitalization of the Company subsequent to September 30, 2005, the Company anticipates recording a significant additional non-cash charge for the impairment of goodwill in the three-month period ending December 31, 2005. The amount of the impairment charge will be determined based upon a number of factors, including the fair value of the Company’s assets and liabilities at December 31, 2005.

In October 2005, we inadvertently did not make timely payment of the third quarter interest payment due under the Notes of approximately $201,000 that was due on October 1, 2005. Lack of timely payment became an event of default on October 8, 2005 after non-payment continued for a period of over five business days. We made the third quarter interest payment promptly after discovery of the nonpayment, on October 14, 2005. The event of default permitted each noteholder to require us to redeem 120% of all or any portion of the amounts outstanding under the applicable Note by delivering to us notice of such redemption, which redemption is required under the Notes to be paid within five business days after receipt of such redemption notice. If all of the noteholders had elected such redemption, we would have been obligated to pay within five business days after receipt of such election approximately $15.5 million in unpaid principal and interest. The accelerated repayment of all or any significant portion of such amount would have left us with insufficient working capital to conduct our business, and we did not have sufficient cash to meet such an accelerated repayment obligation.

On October 25, 2005, we entered into an agreement with the noteholders under which the noteholders agreed not to require redemption of the Notes, including the 20% premium payable thereunder, prior to November 16, 2005.

On October 29, 2005, Vector informed the Company that Vector Capital III, L.P. (“Vector III”), an entity affiliated with Vector, had entered into transfer agreements with the noteholders pursuant to which Vector III agreed to acquire all of the issued and outstanding Notes. On November 9, 2005, Vector III notified us that it had completed its purchase of the Notes.

On November 18, 2005, we and Vector announced mutual termination of the Merger Agreement due to the difficulty of securing a quorum for the stockholder vote. In connection with the termination and pursuant to the Merger Agreement, we made a $989,666 expense reimbursement payment to a Vector subsidiary on January 17, 2006. In the three month period ended December 31, 2005, we anticipate recording a charge of approximately $1.8 million for costs associated with the proposed merger and the termination of the Merger Agreement.

Concurrently with the termination of the Merger Agreement, our Chief Executive Officer and largest stockholder, Dr. Pehong Chen, acquired all of the Notes from Vector III. Including interest the Notes represented $15.5 million in debt obligations as of December 15, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. In connection with the Note Conversion, promptly following the completion of the rights offering we expect to cancel the Notes and issue approximately 34,500,000 new shares of common stock to Dr. Chen that, depending on the number of shares issued in the rights offering, will represent up to approximately 50% of our total outstanding common stock immediately following such issuance. Because of the highly dilutive nature of the Note Conversion, our primary purpose for the rights offering is to allow the holders of BroadVision common stock at the time of the Note Conversion an opportunity to further invest in BroadVision in order to maintain their proportionate interest in BroadVision common stock, at the same price per share as the conversion price afforded to Dr. Chen in the Note Conversion. Dr. Chen has waived any right to participate in the rights offering.

We have various credit facilities with a commercial lender, which include term debt in the form of notes payable, a revolving line of credit and an equipment line of credit. In June 2005, we entered into a renewed and amended loan and security agreement with the lender. The agreement requires us to maintain certain levels of unrestricted cash and cash equivalents (excluding equity investments), and to maintain certain levels on deposit with the lender. At December 31, 2004, $20.0 million was outstanding under the line of credit. As of September 30, 2005, there was no outstanding balance on the line of credit. Borrowings under the line of credit are collateralized by all of our assets and bear interest at the bank’s prime rate. Interest is due monthly and principal is due at the expiration in February 2006. As of July 1, 2005, under the renewed and amended agreement, the requirements we must meet in order to access the credit facility became more stringent. We were not in compliance with these new requirements as of September 30, 2005, and we expect that we will be unable to meet the new requirements in future periods. Further, due to the Company’s default under its convertible debentures described above, the term debt is also in default, and the entire balance of $503,000 at September 30, 2005 is classified as currently due.

Critical Accounting Policies, Judgments and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to doubtful accounts, product returns, investments, goodwill and intangible assets, income taxes and restructuring, as well as contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates using different assumptions or conditions. We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Basis of Presentation — Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We face liquidity challenges. At September 30, 2005, our current liabilities exceeded our current assets by approximately $30 million (negative working capital) resulting in a working capital ratio of less than 0.4 to 1.0. We currently do not have any additional financing arrangement in place from which to borrow additional funds as may be required to meet our near term cash requirements. Although the current holder of the Notes has agreed to cancel all amounts owed under the Notes as described below, we may fail to complete that transaction. If this were to occur, and if we are not able to obtain financing sufficient to fully repay the notes upon such demand, we would be forced to seek protection under the bankruptcy laws. These matters raise substantial doubt about our ability to continue in existence as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to obtain sufficient financing to fully repay the Notes on favorable terms, obtain additional financing as may be required to meet any short term cash requirements, and ultimately to achieve profitable operations. No adjustments to the carrying values or classification of the assets and liabilities in the accompanying financial statements have been made to take account of this uncertainty.

As referenced above in “Recent Events,” on November 18, 2005 we and Vector announced the mutual termination of the Merger Agreement and Dr. Chen acquired the outstanding Notes. In order to relieve us from the liquidity challenges presented by the Notes, Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. The Note Conversion is expected to occur promptly following the consummation of the rights offering.

We currently expect to be able to fund our short-term working capital and operating resource expenditure requirements, for at least the next twelve months, from our existing cash and cash equivalents and short-term investment resources, our anticipated cash flows from operations and anticipated cash flows from subleases. However, we could experience unforeseen circumstances, such as a worsening economic downturn, an inability to close the Note Conversion and cancel the Notes, difficulties in retaining customers and/or key employees due to the termination of the Merger Agreement or other factors, lease settlements and less than anticipated cash inflows from operations, invested assets, and subleases that may increase our use of available cash or our need to obtain additional financing. We may find it necessary to obtain additional equity or debt financing due to the factors listed above, in order to support a more rapid expansion, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements.

We may seek to raise additional funds through private or public sales of securities, strategic relationships, bank debt, financing under leasing arrangements or otherwise. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may have rights, preferences or privileges senior to those of the holders of BroadVision common stock. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition and future operating results.

Revenue Recognition

Overview — Our revenue consists of fees for licenses of our software products, maintenance, consulting services and customer training. We generally charge fees for licenses of our software products either based on the number of persons registered to use the product or based on the number of CPUs on the machine on which the product is installed. Licenses for software whereby fees charged are based upon the number of persons registered to use the product are differentiated between licenses for development use and licenses for use in deployment of the customer’s website. Licenses for software whereby fees charged are on a per-CPU basis do not differentiate between development and deployment usage. Our revenue recognition policies comply with the provisions of Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended; SOP No. 98-9, Software Revenue Recognition, With Respect to Certain Transactions and SAB 104, Revenue Recognition.

Software License Revenue — We license our products through our direct sales force and indirectly through resellers. In general, software license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. For products that cannot be used without a licensing key, the delivery requirement is met when the licensing key is made available to the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. Subscription-based license revenues are recognized ratably over the subscription period. We enter into reseller arrangements that typically provide for sublicense fees payable to the us based upon a percentage of list price. We do not grant resellers the right of return.

We recognize revenue using the residual method pursuant to the requirements of SOP No. 97-2, as amended by SOP No. 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance, consulting services or customer training. The determination of fair value is based on objective evidence, which is specific to us. We limit its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

We record unearned revenue for software license agreements when cash has been received from the customer and the agreement does not qualify for revenue recognition under our revenue recognition policy. We record accounts receivable for software license agreements when the agreement qualifies for revenue recognition but cash or other consideration has not been received from the customer.

Services Revenue — Consulting services revenues and customer training revenues are recognized as such services are performed. Maintenance revenues, which include revenues bundled with software license agreements that entitle the customers to technical support and future unspecified enhancements to our products, are deferred and recognized ratably over the related agreement period, generally twelve months.

Our consulting services, which consist of consulting, maintenance and training, are delivered through the BroadVision Global Services (“BVGS”) organization. Services that we provide are not essential to the functionality of the software. We record reimbursement from our customers for out-of-pocket expenses as an increase to services revenues.

Allowances and Reserves

Occasionally, our customers experience financial difficulty after we record the revenue but before we are paid. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Our normal payment terms are 30 to 90 days from invoice date. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Research and Development and Software Development Costs

Under the criteria set forth in the Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. The costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant. To date, the Company has not capitalized any costs related to the development of software for external use.

Prepaid Royalties

Prepaid royalties relating to purchased software to be incorporated and sold with the Company’s software products are amortized as a cost of software licenses, either on a straight-line basis over the remaining term of the royalty agreement or on the basis of projected product revenues, whichever results in greater amortization.

Impairment Assessments

We adopted SFAS 142 on January 1, 2002. Pursuant to SFAS 142, we are required to test its goodwill for impairment upon adoption and annually or more often if events or changes in circumstances indicate that the asset might be impaired. While there was no accounting charge to record upon adoption, we concluded that, as of September 30, 2005, based on the existence of impairment indicators, including a decline in its market value, we would be required to test goodwill for impairment. SFAS No. 142 provides for a two-step approach to determining whether and by how much goodwill has been impaired. Since we have only one reporting unit for purposes of applying SFAS No. 142, the first step requires a comparison of the fair value of BroadVision to our net book value. If the fair value is greater, then no impairment is deemed to have occurred. If the fair value is less, then the second step must be completed to determine the amount, if any, of actual impairment. We have completed the first step and have determined that our net book value at September 30, 2005 exceeded our fair value on that date, and as a result, we have begun the process of determining the fair values of our identifiable tangible and intangible assets and liabilities for purposes of determining the implied fair value of our goodwill and any resulting goodwill impairment. We have not completed step two of this impairment analysis due to the limited time period from the first indication of potential impairment to the date of this filing and the complexities involved in estimating the fair values of certain assets and liabilities, in particular, long-lived tangible and intangible assets (including intangible assets that have not previously been recorded in our financial statements). SFAS 142 provides that in circumstances in which step two of the impairment analysis has not been completed, a company should recognize an estimated impairment charge to the extent that a company determines that it is probable that an impairment loss has occurred and such impairment loss can be reasonably estimated using the guidance provided in SFAS 5. Based on the foregoing, we have recognized a goodwill impairment charge of $13.2 million at September 30, 2005, which represents our preliminary estimate of the probable goodwill impairment based on the fair value analysis completed to date. We have used the quoted market price of BroadVision common stock (market capitalization) as a basis for determining the fair value of the reporting unit. We expect to complete step two of the impairment analysis in early 2006 and, to the extent that the completed analysis indicates additional goodwill impairment in excess of management’s preliminary estimate, we will recognize such additional impairment as appropriate.

Subsequent to September 30, 2005, we experienced a significant decline in the trading price of BroadVision common stock and hence our market capitalization. In applying the accounting requirements for recognizing and measuring an impairment loss under SFAS No. 142, we use the quoted market price of BroadVision stock (market capitalization) as the basis for determining our fair value (the reporting unit) and then allocate the fair value of the reporting unit to all of the assets and liabilities of that unit in order to determine the implied fair value of goodwill. Because of the significant decline in our trading price and market capitalization subsequent to September 30, 2005, we anticipate recording a significant additional non-cash charge for the impairment of goodwill in the three-month period ending December 31, 2005. The amount of the impairment charge will be determined based upon a number of factors, including the fair value of our assets and liabilities at December 31, 2005.

Deferred Tax Assets

We analyze our deferred tax assets with regard to potential realization. We have established a valuation allowance on our deferred tax assets to the extent that we determined that it is more likely than not that some portion or all of the deferred tax assets will not be realized based upon the uncertainty of their realization. We have considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance.

Accounting for Stock-Based Compensation

We apply APB 25 and related interpretations when accounting for our stock option and stock purchase plans. In accordance with APB 25, we apply the intrinsic value method in accounting for employee stock options. Accordingly, we generally recognize no compensation expense with respect to stock-based awards to employees.

During the three months ended March 31, 2004, we recorded compensation income of $15,000 as a result of granting common stock to a third party consultant. These charges were calculated based upon the market value of the underlying stock.

We have determined pro forma information regarding net loss and net loss per share as if we had accounted for employee stock options under the fair value method as required by SFAS 123. The fair value of these stock-based awards to employees was estimated using the Black-Scholes option pricing model. Had compensation cost for our stock option plan and employee stock purchase plan been determined consistent with SFAS 123, our reported net income (loss) and net income (loss) per share would have been changed to the amounts indicated below (in thousands, except per share data, unaudited):

				Nine Months Ended
	Years Ended December 31,			September 30,
	2002	2003	2004	2004	2005
				(Unaudited)

Net income (loss) as reported	$(170,522)	$(35,471)	$20,635	$21,021	$(14,532)
Add: Stock-based compensation (income) expense included in reported net loss, net of related tax effects	846	342	(19)	(15)	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(47,979)	(9,275)	(4,545)	(6,020)	(1,668)

Pro forma net income (loss)	$(217,655)	$(44,404)	$16,071	$14,986	$(16,200)

Net income (loss) per share:
Basic — as reported	$(5.32)	$(1.08)	$0.62	$0.63	$(0.43)
Basic — pro forma	$(6.80)	$(1.35)	$0.48	$0.45	$(0.47)
Diluted — as reported	$(5.32)	$(1.08)	$0.60	$0.61	$(0.43)
Diluted — pro forma	$(6.80)	$(1.35)	$0.47	$0.44	$(0.47)

Reverse Stock Splits

On July 24, 2002, we announced that our Board of Directors had approved a one-for-nine reverse split of BroadVision common stock. The reverse split was effective as of 8:00 p.m. Eastern Daylight Time on July 29, 2002. Each nine shares of outstanding Broad Vision common stock automatically converted into one share of common stock. BroadVision common stock began trading on a post-split basis at the opening of trading on the Nasdaq National Market on July 30, 2002.

The accompanying consolidated financial statements and related financial information contained herein have been retroactively restated to give effect for the July 2002 reverse split.

Restructuring Charges

Through September 30, 2005, we have approved restructuring plans to, among other things, reduce our workforce and consolidate facilities. Restructuring and asset impairment charges were taken to align our cost structure with changing market conditions and to create a more efficient organization. Our restructuring charges are comprised primarily of: (1) severance and benefits termination costs related to the reduction of our workforce; (2) lease termination costs and/or costs associated with permanently vacating our facilities; (3) other incremental costs incurred as a direct result of the restructuring plan; and (4) impairment costs related to certain long-lived assets abandoned. We account for each of these costs in accordance with SAB 100, Restructuring and Impairment Charges.

Severance and Termination Costs.  We account for severance and benefits termination costs as follows:

•	For exit or disposal activities initiated on or prior to December 31, 2002, we account for costs in accordance with EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). Accordingly, we record the liability related to these termination costs when the following conditions have been met: (1) management with the appropriate level of authority approves a termination plan that commits us to such plan and establishes the benefits the employees will receive upon termination; (2) the benefit arrangement is communicated to the employees in sufficient detail to enable the employees to determine the termination benefits; (3) the plan specifically identifies the number of employees to be terminated, their locations and their job classifications; and (4) the period of time to implement the plan does not indicate changes to the plan are likely.

•	For exit or disposal activities initiated after December 31, 2002, we account for costs in accordance with SFAS No. 146, Accounting For Costs Associated with Exit Activities (“SFAS 146”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. This differs from EITF 94-3, which required that a liability for an exit cost be recognized at the date of an entity’s commitment to an exit plan.

Excess Facilities Costs.  We account for excess facilities costs as follows:

•	For exit or disposal activities initiated on or prior to December 31, 2002, we account for lease termination and/or abandonment costs in accordance with EITF Issue No. 88-10, Costs Associated with Lease Modification or Termination. Accordingly, we recorded the costs associated with lease termination and/or abandonment when the leased property had no substantive future use or benefit to us.

•	For exit or disposal activities initiated after December 31, 2002, we account for lease termination and/or abandonment costs in accordance with SFAS 146, which requires that a liability for such costs be recognized and measured initially at fair value on the cease use date of the facility.

Severance and termination costs and excess facilities costs we record under these provisions are not associated with nor do they benefit continuing activities.

Inherent in the estimation of the costs related to our restructuring efforts are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. In determining the charges related to the restructurings to date, the majority of estimates made by management have related to charges for excess facilities. In determining the charges for excess facilities, we were required to estimate future sublease income, future net operating expenses of the facilities, and brokerage commissions, among other expenses. The most significant of these estimates have related to the timing and extent of future sublease income in which to reduce our lease obligations. We based our estimates of sublease income, in part, on the opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the respective facility, among other factors. We have recorded the low-end of a range of assumptions modeled for restructuring charges, in accordance with SFAS 5. Adjustments to the facilities accrual will be required if actual lease exit costs or sublease income differ from amounts currently expected. We will review the status of restructuring activities on a quarterly basis and, if appropriate, record changes to our restructuring obligations in current operations based on management’s most current estimates.

On June 29, 2005, our Board of Directors approved a business restructuring plan, primarily consisting of headcount reductions, designed to adjust expenses to a level more consistent with anticipated revenues. The reduction included approximately 63 employees, or 22% of our workforce. We recorded severance charges of approximately $443,000 and $627,000 in the three-month periods ended September 30, 2005 and June 30, 2005, respectively.

As mentioned above, we have based our excess facilities accrual, in part, upon estimates of future sublease income. We have used the following factors, among others, in making such estimates: opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the respective facilities. We recorded the low-end of a range of assumptions modeled for restructuring charges, in accordance with SFAS 5. Adjustments to the facilities accrual will be required if actual sublease income differs from amounts currently expected. We will review the status of restructuring activities on a quarterly basis and, if appropriate, record changes to our restructuring obligations in current operations based on management’s most current estimates.

Legal Matters

Our current estimated range of liability related to pending litigation is based on claims for which it is probable that a liability has been incurred and we can estimate the amount and range of loss. We have recorded the minimum estimated liability related to those claims, where there is a range of loss. Because of the uncertainties related to both the determination of the probability of an unfavorable outcome and the amount and range of loss in the event of an unfavorable outcome, we are unable to make a reasonable estimate of the liability that could result from the remaining pending litigation. As additional information becomes available, we will assess the potential liability related to its pending litigation and revise our estimates, if necessary. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position.

On June 10, 2004, MetLife filed a complaint in the Superior Court of the State of California, County of Los Angeles, naming us as a defendant. The complaint alleged that we were liable for unlawful detainer of premises leased from the plaintiff. The plaintiff thereafter filed a First Amended Complaint alleging that we no longer held possession of the premises but was in breach of the lease. In February 2005, MetLife reached agreement with us and executed documents regarding a settlement of the pending lawsuit under which we will pay MetLife an aggregate of $1.9 million in consideration for termination of the lease, dismissal of the lawsuit and in full settlement of approximately $3.1 million of past and future lease obligations. The three installment payments were made in February 2005, May 2005 and September 2005.

On July 28, 2005, our representatives received copies of four complaints relating to purported class action lawsuits, each filed by an alleged holder of shares of BroadVision common stock and each filed in California Superior Court for the county of San Mateo. These complaints are captioned Gary Goberville, et al., vs. Pehong Chen, et al., Civ 448490, Cookie Schwartz, et al., vs. BroadVision, Inc., et al. , Civ 448516, Leon Kotovich, et al., vs. BroadVision, Inc., et al., Civ 448518 and Anthony Noblett, et al., vs. BroadVision, Inc., et al., Civ 448519. Each claim names our directors and BroadVision, Inc. as defendants, and each alleges that the director defendants violated their fiduciary duties to stockholders by, among other things, failing to maximize our value and ignoring, or failing to adequately protect against, certain purported conflicts of interest. Each complaint seeks, among other things, injunctive relief and damages in an unspecified amount. On September 21, plaintiff Goberville filed an amended complaint alleging that defendants caused materially misleading information regarding a proposed merger to be disseminated to the Company’s stockholders. On October 20, 2005, the Court ordered consolidation of the four pending actions pursuant to the parties’ stipulation. In light of the termination of the Merger Agreement with an affiliate of Vector Capital Corporation on December 2, 2005, the plaintiffs in the four above entitled actions agreed to dismiss, without prejudice, their complaints against our directors and BroadVision, Inc. on December 9, 2005.

Three and Nine Months Ended September 30, 2005 compared to Three and Nine Months Ended September 30, 2004 (unaudited)

Statement of Operations as a Percent of Total Revenues

The following table sets forth certain items reflected in our consolidated statements of operations expressed as a percent of total revenues for the three and nine months ended September 30:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2004	2005	2004	2005

Revenues:
Software licenses	27%	22%	34%	24%
Services	73	78	66	76

Total revenues	100	100	100	100
Cost of revenues:
Cost of software licenses	1	1	2	—
Cost of services	37	40	33	37

Total cost of revenues	39	41	35	37
Gross profit	61	59	65	63
Operating expenses:
Research and development	27	22	24	25
Sales and marketing	35	21	35	30
General and administrative	14	15	12	16
Business combination costs	—	7	—	2
Restructuring charge (credit)	(148)	2	(42)	—
Impairment of goodwill and other intangibles	—	94	—	29

Total operating expenses	(73)	161	29	102

Operating income (loss)	134	(102)	36	(39)
Other (expense) income, net	1	(5)	—	2
Earnings (loss) before provision for income taxes	136	(107)	36	(37)

Results of Operations for the Three and Nine Months ended September 30, 2005 versus 2004

Revenues

Total revenues decreased 18% during the three months ended September 30, 2005 to $14.1 million as compared to $17.2 million for the three months ended September 30, 2004. Total revenues decreased 22% during the nine months ended September 30, 2005 to $46.0 million as compared to $58.2 million for the nine months ended September 30, 2004. A summary of our revenues by geographic region is as follows (dollars in thousands, unaudited):

	Software
	Licenses	%	Services	%	Total	%

Three Months Ended:
September 30, 2004
Americas	$2,111	45%	$7,159	57%	$9,270	54%
Europe	1,884	41	4,250	34	6,134	36
Asia Pacific	659	14	1,161	9	1,820	10
Total	$4,654	100%	$12,570	100%	$17,224	100%

	Software
	Licenses	%	Services	%	Total	%

September 30, 2005
Americas	$1,724	55%	$6,528	60%	$8,252	59%
Europe	830	26	3,529	32	4,359	31
Asia Pacific	580	19	886	8	1,466	10
Total	$3,134	100%	$10,943	100%	$14,077	100%
Nine Months Ended:
September 30, 2004
Americas	$6,711	34%	$21,061	54%	$27,772	48%
Europe	10,598	54	14,612	38	25,210	43
Asia Pacific	2,282	12	2,977	8	5,259	9
Total	$19,591	100%	$38,650	100%	$58,241	100%
September 30, 2005
Americas	$5,430	50%	$20,518	59%	$25,948	57%
Europe	3,814	35	11,874	34	15,688	34
Asia Pacific	1,697	15	2,625	7	4,322	9
Total	$10,941	100%	$35,017	100%	$45,958	100%

We operate in a competitive industry. There have been declines in both the technology industry and in general economic conditions since the beginning of 2001. These declines may continue. Financial comparisons discussed herein may not be indicative of future performance.

Software license revenues decreased 33% during the three months ended September 30, 2005 to $3.1 million as compared to $4.7 million for the three months ended September 30, 2004. Software license revenue decreased 44% during the nine months ended September 30, 2005 to $10.9 million as compared to $19.6 million for the nine months ended September 30, 2004. License revenue in all areas declined due to softening demand for enterprise software applications and to the selling challenges created by our deteriorating financial condition.

Services revenues consisting of consulting revenues, customer training revenues and maintenance revenues decreased 13% during the three months ended September 30, 2005 to $10.9 million as compared to $12.6 million for the three months ended September 30, 2004. Services revenues decreased 9% during the nine months ended September 30, 2005 to $35.0 million as compared to $38.7 million for the nine months ended September 30, 2004. The decrease in service revenues was primarily attributable to lower maintenance revenue. Maintenance revenues decreased 14% for the three months ended September 30, 2005 to $6.5 million as compared to $7.6 million for the three months ended September 30, 2004. Maintenance revenues decreased 14% for the nine months ended September 30, 2005 to $20.3 million as compared to $23.5 million for the nine months ended September 30, 2004. Maintenance revenue decreased due to a decline in customer licenses and certain existing customers declining the renewal of annual maintenance services.

Cost of Revenues

Cost of software license revenues includes the costs of product media, duplication, packaging and other manufacturing costs, as well as royalties payable to third parties for software that is either embedded in, or bundled and licensed with, our products. Cost of services consists primarily of employee-related costs, third-party consultant fees incurred on consulting projects, post-contract customer support and instructional training services. A summary of our cost of revenues is as follows (dollars in thousands, unaudited):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	%	2005	%	2004	%	2005	%

Cost of software licenses(1)	$256	6%	$106	3%	$1,147	6%	$(137)	−1%
Cost of services(2)	6,391	51	5,641	52	18,970	49	17,235	49
Total cost of revenues(3)	6,647	39	5,747	41	20,117	35	17,098	37

(1)	Percentages are calculated based on total software license revenues for the period indicated

(2)	Percentages are calculated based on total services revenues for the period indicated

(3)	Percentages are calculated based on total revenues for the period indicated

Cost of (credit for) software licenses decreased in absolute dollar terms during the three months ended September 30, 2005 to $106,000 as compared to $256,000 for the three months ended September 30, 2004. The cost of software licenses decreased during the nine months ended September 30, 2005 to $(137,000) as compared to $1,147,000 for the nine months ended September 30, 2004. This decrease was primarily due to the reversal of some royalty costs no longer considered payable.

Cost of services decreased 12% in absolute dollar terms during the three months ended September 30, 2005 to $5.6 million as compared to $6.4 million for the three months ended September 30, 2004. The cost of services decreased 9% during the nine months ended September 30, 2005 to $17.2 million as compared to $19.0 million for the nine months ended September 30, 2004. This decline was attributable to lower consulting headcount in Europe and the Middle East regions and lower customer support headcount in the Americas. This was partially offset by an increase in consulting spending in the Americas.

Operating Expenses and Other Income, net

Operating expenses consists of the following:

•	Research and development expenses consist primarily of salaries, employee-related benefit costs and consulting fees incurred in association with the development of our products. Costs incurred for the research and development of new software products are expensed as incurred until such time that technological feasibility, in the form of a working model, is established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. The costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant. date, we have not capitalized any costs related to the development of software for external use.

•	Sales and marketing expenses consist primarily of salaries, employee-related benefit costs, commissions and other incentive compensation, travel and entertainment and marketing program-related expenditures such as collateral materials, trade shows, public relations, advertising, and creative services.

•	General and administrative expenses consist primarily of salaries, employee-related benefit costs, provisions and credits related to uncollectible accounts receivable and professional service fees.

•	Restructuring charges represent costs incurred to restructure company operations. These charges, including charges for excess facilities, severance and certain non-cash items, were recorded under the provisions of EITF 94-3, and SFAS 146.

A summary of operating expenses is set forth in the following table. The percentage of expenses is calculated based on total revenues (dollars in thousands, unaudited):

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2004	%(1)	2005	%(1)	2004	%(1)	2005	%(1)

Research and development	$4,600	27%	$3,095	22%	$13,997	24%	$11,337	25%
Sales and marketing	6,020	35	2,948	21	20,365	35	13,819	30
General and administrative	2,335	13	2,162	15	7,152	12	7,526	16
Goodwill impairment	—	—	13,198	94	—	—	13,198	29
Restructuring charges	(25,454)	(142)	245	2	(24,205)	(42)	(150)	—
Business combination charge	—	—	977	7	—	—	977	2

Total operating expenses	$(12,499)	(73)	$22,625	161	$17,309	30	$46,707	102

(1)	Expressed as a percent of total revenues for the period indicated

Research and development expenses decreased 33% during the three months ended September 30, 2005 to $3.1 million as compared to $4.6 million for the three months ended September 30, 2004. The decrease in research and development expenses was primarily attributable to reduced headcount as a result of layoffs, natural attrition and lower overhead allocations.

Research and development decreased 19% during the nine months ended September 30, 2005 to $11.3 million as compared to $14.0 million for the nine months ended September 30, 2004. The decrease for the nine month period was primarily attributable to lower depreciation costs for fully depreciated assets and headcount reductions as a result of our cost-cutting efforts.

Sales and marketing expenses decreased 51% during the three months ended September 30, 2005 to $2.9 million as compared to $6.0 million for the three months ended September 30, 2004. Sales and marketing decreased 32% during the nine months ended September 30, 2005 to $13.8 million as compared to $20.4 million for the nine months ended September 30, 2004. The decreases were primarily attributable to turnover in the sales organization combined with lower commissions on lower license revenue.

General and administrative expenses decreased 7% during the three months ended September 30, 2005 to $2.2 million as compared to $2.3 million for the three months ended September 30, 2004. General and administrative expenses increased 5% during the nine months ended September 30, 2005 to $7.5 million as compared to $7.2 million for the nine months ended September 30, 2004. The increase was primarily attributable to a $676,000 reduction of sales reserves in the three months September 30, 2004 compared to a reduction of $218,000 recorded in the same period in 2005

Restructuring charges.  Through September 30, 2005, we have approved restructuring plans to, among other things, reduce its workforce and consolidate facilities. Restructuring and asset impairment charges were taken to align our cost structure with changing market conditions and to create a more efficient organization. Our restructuring charges are comprised primarily of: (i) severance and benefits termination costs related to the reduction of our workforce; (ii) lease termination costs and/or costs associated with permanently vacating our facilities; (iii) other incremental costs incurred as a direct result of the restructuring plan; and (iv) impairment costs related to certain long-lived assets abandoned. We account for each of these costs in accordance with SAB 100.

As of September 30, 2005, the total restructuring accrual of $8.0 million consisted of the following (in millions):

	Current	Non-Current	Total

Severance and Termination	$0.7	$—	$0.7
Excess Facilities	5.4	1.9	7.3
Total	$6.1	$1.9	$8.0

We estimate that the $0.7 million severance and termination accrual will be nearly paid in full by December 31, 2005. We expect to pay the excess facilities amounts related to restructured or abandoned leased space as follows (in millions):

Total Future
Minimum
Years Ending December 31,	Payments

2005	$0.4
2006	5.2
2007	0.7
2008	0.6
2009 and thereafter (through October 2010)	0.4
Total minimum facilities payments	$7.3

The following table summarizes the activity related to the restructuring plans initiated subsequent to December 31, 2002, and accounted for in accordance with SFAS 146 (in thousands, unaudited):

		Amounts
	Accrued	Charged to
	Restructuring	Restructuring		Accrued
	Costs	Costs	Amounts Paid	Restructuring
	Beginning	and Other	or Written Off	Costs, Ending

Three Months Ended September 30, 2004
Lease cancellations and commitments	$12,394	$9,643	$(340)	$21,697
Termination payments to employees and related costs	164	582	(175)	571
Write-off on disposal of assets and related costs	9,289	(1,193)	(8,096)	—
	$21,847	$9,032	$(8,611)	$22,268
Three Months Ended September 30, 2005
Lease cancellations and commitments	$3,964	$(61)	$175	$4,078
Termination payments to employees and related costs	655	443	(775)	323
	$4,619	$382	$(600)	$4,401
Nine Months Ended September 30, 2004
Lease cancellations and commitments	$11,894	$9,643	$160	$21,697
Termination payments to employees and related costs	242	1,058	(729)	571
Write-off on disposal of assets and related costs	9,789	(1,193)	(8,596)	—
	$21,925	$9,508	$(9,165)	$22,268

		Amounts
	Accrued	Charged to
	Restructuring	Restructuring		Accrued
	Costs	Costs	Amounts Paid	Restructuring
	Beginning	and Other	or Written Off	Costs, Ending

Nine Months Ended September 30, 2005
Lease cancellations and commitments	$21,824	$(838)	$(16,908)	$4,078
Termination payments to employees and related costs	365	975	(1,017)	323
	$22,189	$137	$(17,925)	$4,401

The following table summarizes the activity related to the restructuring plans initiated on or prior to December 31, 2002, and accounted for in accordance with EITF 94-3 (in thousands, unaudited):

		Amounts
	Accrued	Charged to
	Restructuring	Restructuring		Accrued
	Costs,	Costs	Amounts Paid	Restructuring
	Beginning	and Other	or Written Off	Costs, Ending

Three Months Ended September 30, 2004
Lease cancellations and commitments	$71,707	$(34,477)	$(23,629)	$13,601
Termination payments to employees and related costs	429	—	—	429
Write-off on disposal of assets and related costs	1,486	(9)	(115)	1,362
	$73,622	$(34,486)	$(23,744)	$15,392
Three Months Ended September 30, 2005
Lease cancellations and commitments	$6,326	$(137)	$(2,930)	$3,259
Termination payments to employees and related costs	422	—	(70)	352
	$6,748	$(137)	$(3,000)	$3,611
Nine Months Ended September 30, 2004
Lease cancellations and commitments	$81,143	$(33,704)	$(33,838)	$13,601
Termination payments to employees and related costs	429	—	—	429
Write-off on disposal of assets and related costs	1,883	(9)	(512)	1,362
	$83,455	$(33,713)	$(34,350)	$15,392
Nine Months Ended September 30, 2005
Lease cancellations and commitments	$11,515	$(287)	$(7,969)	$3,259
Termination payments to employees and related costs	459	—	(107)	352
	$11,974	$(287)	$(8,076)	$3,611

Restructuring charges (credits) consisted of the following (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Facilities	$(26,036)	$(198)	$(25,263)	$(1,125)
Severance and other	582	443	1,058	975

Total	$(25,454)	$245	$(24,205)	$(150)

The excess facilities credit for the three and nine months ended September 30, 2005 related primarily to an adjustment of $175,000 and $1.2 million, respectively, to fair value of the warrant issued to a previous landlord as part of a lease settlement in 2004. The excess facilities charge for the three months ended September 30, 2004, primarily related to the settlements reached between the us and certain landlords for elimination of future lease obligations (see Note 6 of the Notes to Condensed Consolidated Financial Statements). The severance and termination costs for both periods reflect adjusted severance, payroll taxes and COBRA benefits related to restructuring plans implemented prior to the end of the period. The Company recorded these charges at the low-end of a range of assumptions modeled for the restructuring charges, in accordance with SFAS 5. Adjustments to the restructuring accruals will be made in future periods, if necessary, based upon the then current actual events and circumstances.

Interest (expense) income, net for the three months ended September 30, 2005 was an expense of $1.0 million as compared to income of $77,000 for the three months ended September 30, 2004. Interest (expense) income, net for the nine months ended September 30, 2005 was an expense of $2.8 million as compared to income of $288,000 for the nine months ended September 30, 2004. Interest expense increased in the three and nine months ended September 30, 2005 due to the outstanding convertible notes issued in November 2004. Interest income has declined year-over-year due to lower cash balances and lower interest rates being earned on invested funds.

Other (expense) income, net, for the three months ended September 30, 2005 was a net income of $220,000 as compared to income of $238,000 for the three months ended September 30, 2004. Other (expense) income, net for the nine months ended September 30, 2005 was an income of $3.6 million as compared to income of $59,000 for the nine months ended September 30, 2004. The increase in income in the three and nine months ended September 30, 2005 was primarily due to recognition of a gain of $523,000 and $3.0 million, respectively, on the revaluing of common stock warrants for warrants issued in connection with the convertible note offering in November 2004 to fair value as of September 30, 2005, partially offset by $320,000 and $800,000 of convertible note filing penalties incurred in the three and nine months ended September 30, 2005, respectively, due to delays in achieving effectiveness of a registration statement related to the common stock underlying the notes.

Income Taxes.  During the three months ended September 30, 2005, we recorded a tax benefit of $540,000 as compared to a tax provision of $11,000 for three months ended September 30, 2004. During the nine months ended September 30, 2005, we recorded a tax benefit of $2.5 million as compared to a provision of $141,000 during the nine months ended September 30, 2004. The tax benefit for the three and nine months ended September 30, 2005 was primarily due to the settlement of or adjustment to income tax accruals, mostly related to foreign jurisdictions. For the three and nine months ended September 30, 2004, the tax provisions related to estimates for income taxes to be paid in our foreign jurisdictions.

Year Ended December 31, 2004 compared to the Year Ended December 31, 2003 compared to the Year Ended December 31, 2002.

Statement of Operations as a Percent of Total Revenues

The following table sets forth certain items reflected in our consolidated statements of operations expressed as a percent of total revenues for the periods indicated.

	2002	2003	2004

Revenues:
Software licenses	35%	34%	34%
Services	65	66	66

Total revenues	100	100	100
Cost of revenues:
Cost of software licenses	7	3	2
Cost of services	34	29	32

Total cost of revenues	41	32	34
Gross profit	59	68	66
Operating expenses:
Research and development	36	24	23
Sales and marketing	42	30	35
General and administrative	14	11	12
Litigation settlement costs	—	5	—
Goodwill and intangible amortization	3	1	—
Restructuring charge	95	40	(30)
Impairment of assets	3	—	—

Total operating expenses	193	111	40
Operating income (loss)	(134)	(43)	26
Other (expense) income, net	(7)	3	—

Income (loss) before provision for income taxes	(141)	(40)	26
Provision for income taxes	(6)	—	—

Net income (loss)	(147)	(40)	26

Results of Operations for the Years ended December 31, 2004 as compared to 2003 and 2002

Revenues

A summary of our revenues by geographic region is as follows (dollars in thousands, unaudited):

	Software	%	Services	%	Total	%
	(Dollars in thousands)

Year Ended December 31, 2002:
Americas	$23,988	59	$46,137	61	$70,125	61
Europe	14,658	36	24,853	33	39,511	34
Asia/Pacific	1,837	5	4,425	6	6,262	5
Total	$40,483	100%	$75,415	100%	$115,898	100%

	Software	%	Services	%	Total	%
	(Dollars in thousands)

Year Ended December 31, 2003:
Americas	$14,435	48	$30,700	53	$45,135	51
Europe	11,725	39	23,733	41	35,458	40
Asia/Pacific	4,070	13	3,418	6	7,488	9

Total	$30,230	100	$57,851	100	$88,081	100
Year Ended December 31, 2004:
Americas	$9,545	36%	$27,733	54%	$37,278	48%
Europe	13,894	52	19,427	38	33,321	43
Asia/Pacific	3,444	12	3,961	8	7,405	9

Total	$26,883	100	$51,121	100	$78,004	100

Total revenues for the year ended December 31, 2004 were $78.0 million, down $10.1 million, or 11%, from the prior year. This decline consisted of a decrease in software license revenue of $3.4 million, or 11%, and a decrease in services revenue of $6.7 million, or 12%.

The fiscal 2004 decrease in software license revenues is primarily attributable to continued weakness in the information technology market due to economic uncertainties throughout 2004. The decrease in services revenue consisted of decreases in both maintenance and support and consulting services revenue. These decreases were a result of a corresponding decline in software license revenues and of weak economic conditions over the past fiscal year.

Total revenues for the year ended December 31, 2003 were $88.1 million, down $27.8 million, or 24%, on a year-over-year basis. This decline consisted of a decrease in software license revenue of $10.3 million, or 25%, and a decrease in services revenue of $17.6 million, or 23%.

The fiscal 2003 decrease in software license revenues is primarily attributable to continued weakness in the information technology market due to economic uncertainties throughout 2003. The decrease in services revenue consisted of decreases in both maintenance and support ($2.9 million) and consulting services revenue ($14.7 million). These decreases were a result of a corresponding decline in software license revenues and of weak economic conditions during the fiscal year.

Cost of Revenues

Cost of software licenses includes the costs of product media, duplication, packaging and other manufacturing costs as well as royalties payable to third parties for software that is either embedded in, or bundled and sold with, our products.

Cost of services consists primarily of employee-related costs, third-party consultant fees incurred on consulting projects, post-contract customer support and instructional training services.

	Years Ended December 31,
	2002	%	2003	%	2004	%
	(Dollars in thousands)

Cost of software licenses(1)	$8,144	20%	$2,561	8%	$1,303	5%
Cost of services(2)	38,898	52	25,708	44	24,978	49
Total cost of revenues(3)	47,042	41	28,269	32	26,281	34

(1)	Percentage is calculated based on total software license revenues for the period indicated.

(2)	Percentage is calculated based on total services revenues for the period indicated.

(3)	Percentage is calculated based on total revenues for the period indicated.

Cost of software licenses for the year ended December 31, 2004, decreased $1.3 million, or 49%, on a year over year basis. Cost of software licenses as a percent of license revenues was 5% in 2004 as compared to 8% in 2003. The decrease in absolute dollars is a result of decreased license revenues.

Cost of services for the year ended December 31, 2004 decreased $0.7 million, or 3%, on a year-over-year basis. Cost of services as a percent of services revenues was 49% in 2004 as compared to 44% in 2003. The decreases in absolute dollar terms during 2004 as compared to 2003 were the result of reductions in consulting headcount and third-party consultant costs that occurred during the 2004 fiscal year. The increase as a percent of services revenue is due to higher outsourcing costs, due in part to turnover in senior project positions.

Cost of software licenses for the year ended December 31, 2003 decreased $5.6 million, or 69%, on a year-over-year basis. Cost of software licenses as a percent of license revenues was 8% in 2003 as compared to 20% in 2002. The decrease in absolute dollars is a result of decreased license revenues, including revenue generated from our products that embed or include third-party products. During the fourth quarter of fiscal year 2002, we recorded a provision of $3.2 million related to prepaid royalties for software we no longer intended to utilize.

Cost of services for the year ended December 31, 2003 decreased $13.2 million, or 34%, on a year-over-year basis. Cost of services as a percent of services revenues was 44% in 2003 as compared to 52% in 2002. The decreases in absolute dollar terms and as a percentage of revenue during 2003 as compared to 2002 were the result of reductions in consulting headcount and third-party consultant costs that occurred during the 2002 fiscal year.

For the year ended December 31, 2002, cost of software licenses decreased $1.8 million, or 18%, on a year-over-year basis. Cost of software licenses as a percent of license revenues was 20% in 2002 as compared to 10% in 2001. The decrease in absolute dollars year-over-year is a result of decreased license revenues and resulting decrease in revenues with associated third party royalties. The increases in the 2002 fiscal year from the 2001 fiscal year as a percentage of license revenue is due primarily to a $3.2 million write-off of pre-paid royalties recorded in the fourth quarter of fiscal 2002 related to software we no longer intend to utilize.

Cost of services during 2002 decreased $58.7 million, or 60%, on a year-over-year basis. Cost of services as a percent of services revenues was 52% in 2002 as compared to 66% in 2001. The decreases in cost of services in absolute dollar terms and as a percentage of revenue during 2002 as compared to 2001 were the result of reductions in consulting headcount and third-party consultant costs that occurred during the 2002 fiscal year.

The number of total consulting employees was 77 as of December 31, 2004, 98 as of December 31, 2003 and 170 as of December 31, 2002.

Operating Expenses

Operating expenses consists of the following:

Research and development expenses consist primarily of salaries, employee-related benefit costs and consulting fees incurred in association with the development of our products. Costs incurred for the research and development of new software products are expensed as incurred until such time that technological feasibility, in the form of a working model, is established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. The costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant. To date, we have not capitalized any costs related to the development of software for external use.

•	Sales and marketing expenses consist primarily of salaries, employee-related benefit costs, commissions and other incentive compensation, travel and entertainment and marketing program-related expenditures such as collateral materials, trade shows, public relations, advertising, and creative services.

•	General and administrative expenses consist primarily of salaries, employee-related benefit costs, provisions and credits related to uncollectible accounts receivable and professional service fees.

•	Litigation settlement costs consist of costs incurred to settle pending or threatened litigation matters.

•	Goodwill and intangible amortization represents costs to amortize goodwill and other intangible assets, generally on a straight-line basis. As described in Note 4 in the Notes to Consolidated Financial Statements,

as of January 1, 2002, we no longer amortize goodwill or the assembled workforce as we have identified the assembled workforce as an intangible asset which does not meet the criteria of a recognizable intangible asset as defined by SFAS 142.

•	Charge for acquired in process technology consists of costs of technology acquired in business combinations that are immediately expensed under Accounting Principles Bulletin (APB) Opinion No. 16, “Business Combinations”, which was in effect at the time of the acquisition.

•	Restructuring charges represent costs incurred to restructure company operations. These charges, including charges for excess facilities, severance and certain non-cash items, were recorded under the provisions of ETIF 94-3, and SFAS. 146.

•	Impairment of assets represents charges for the impairment of physical assets considered a portion of on-going operations.

•	Impairment of goodwill and other intangibles represents charges for the impairment of goodwill and other intangible assets.

A summary of operating expenses is set forth in the following table. The percentage of expenses is calculated based on total revenues.

	Years Ended December 31,
	2002	%	2003	%	2004	%
	(Dollars in thousands)

Research and development	$41,432	36%	$21,067	24%	$18,024	23%
Sales and marketing	48,918	42	26,394	30	27,340	35
General and administrative	16,288	14	9,790	11	9,538	12
Litigation settlement costs	—	—	4,250	5	—	—
Goodwill and intangible amortization	3,548	3	886	1	—	—
Restructuring (credit) charge	110,449	95	35,356	40	(23,545)	(30)
Impairment of assets	3,129	3	—	—	—	—

Total operating expenses	$223,764	193	$97,743	111	$31,357	40

Interest income (expense)	$4,130	4	$803	1	$(227)	—

Other income (expense), net	$(12,141)	(10)	$2,096	2	$187	—

Research and development.  Research and development expenses decreased $3.0 million, or 14%, in 2004 compared to 2003, and $20.4 million, or 49%, in 2003 compared to 2002. The decreases in both years were primarily attributable to reductions in staffing levels resulting in decreased salary and salary related costs, as well as other cost-cutting efforts taken as part of our restructuring plan, such as consolidation of facilities.

Sales and marketing.  Sales and marketing expenses increased $1.0 million, or 4%, in 2004 compared to 2003, and decreased $22.5 million, or 46%, in 2003 compared to 2002. Sales and marketing expenses increased in 2004 due to the launch of our latest product, BroadVision Process. In 2003, sales and marketing expenses decreased primarily due to decreased salary expense as a result of reductions in force, decreased variable compensation due to lower revenues, and decreased facility, travel and marketing program costs as a result of various cost-cutting actions.

General and administrative.  General and administrative expenses decreased $250,000, or 3%, in 2004 compared to 2003, and $6.5 million, or 40%, in 2003 compared to 2002. The decreases in both years were primarily attributable to decreases in salary expenses as a result of reductions in force, professional services expenses as a result of cost cutting measures, reserves of accounts receivable due to better than expected collection efforts and declining accounts receivable balances, and continued facilities consolidations.

Litigation settlement costs.  During the third quarter of 2003, we settled outstanding litigation which resulted in a charge of $4.3 million. The settlement involved payments for past royalties and certain legal expenses and license fees that were due and payable in future periods. These payments did not have a material effect on our business, financial condition or results of operations.

Goodwill and intangible amortization.  On April 14, 2000, we acquired all of the outstanding commons stock of Interleaf, Inc., in a transaction accounted for as a purchase business combination. As a result of this transaction, we recorded goodwill and other intangible assets of $794.7 million. Amortization of recognizable intangible assets related to the Interleaf transaction was $3.5 million in 2002.

Restructuring charge.  We approved restructuring plans to, among other things, reduce our workforce and consolidate facilities. These restructuring and asset impairment charges were taken to align our cost structure with changing market conditions and to create a more efficient organization. In fiscal 2004, we reached agreement with several landlords to extinguish approximately $155.0 million of obligations related to excess facility leases, which contributed to a pre-tax net restructuring credit during the year of $23.5 million. Pretax charges of $35.4 million and $110.4 million were recorded during the years ended December 31, 2003 and 2002, respectively. For each period, we recorded the low-end of a range of assumptions modeled for the restructuring charges, in accordance with SFAS No. 5, Accounting for Contingencies. Adjustments to the restructuring reserves will be made in future periods, if necessary, based upon the then current actual events and circumstances.

The following table summarizes the restructuring accrual activity recorded during the three-years ended December 31, 2004 (in thousands):

	Severance	Facilities/
	and Benefits	Excess Assets	Total

Accrual balances, December 31, 2001	$930	$89,859	$90,789
Restructuring charges	8,707	101,742	110,449
Cash payments	(8,026)	(78,019)	(86,045)
Non-cash portion	(107)	(18,891)	(18,998)

Accrual balances, December 31, 2002	1,504	94,691	96,195
Restructuring charges	1,509	33,847	35,356
Cash payments	(2,342)	(23,829)	(26,171)

Accrual balances, December 31, 2003	671	104,709	105,380
Restructuring charges (credits)	1,114	(24,659)	(23,545)
Cash payments	(961)	(46,711)	(47,672)

Accrual balances, December 31, 2004	$824	$33,339	$34,163

The severance and benefits accrual for each period included severance, payroll taxes and COBRA benefits related to restructuring plans implemented prior to the balance sheet date. The facilities/excess assets accrual for each period included future minimum lease payments, fees and expenses, net of estimated sublease income and our planned occupancy, and related leasehold improvement amounts payable subsequent to the balance sheet date for which the provisions of EITF 94-3 or SFAS 146, as applicable, were satisfied. See further discussion below. In determining estimated future sublease income, the following factors were considered, among others: opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the respective facilities.

The nature of the charges and credits in 2004 is as follows:

Severance and benefits — We recorded a charge of $1.1 million during the twelve months ended December 31, 2004, related to workforce reductions as a component of our restructuring plans executed during the year. We estimate that the accrual as of December 31, 2004, will be paid in full by December 31, 2005.

Facilities/excess assets — During the twelve months ended December 31, 2004, we recorded a facilities-related restructuring credit of $24.6 million. During the third and fourth quarters of 2004, we reached agreements with certain landlords to extinguish approximately $155.0 million of future real estate obligations. We made cash payments of $19.0 million during the third quarter and $1.7 million during the fourth quarter, and, as of December 31, 2004, we are obligated to make additional cash payments of $21.9 million in fiscal 2005. Standby letters of credit of $21.9 million were issued on our behalf from financial institutions as of December 31, 2004, in favor of the landlords to secure the fiscal 2005 payments. Accordingly, $21.9 million, along with additional letters of credit securing other long-term leases of $2.3 million, has been included in restricted cash in the accompanying Consolidated Balance Sheets at December 31, 2004. We also transferred ownership of certain furniture, fixtures, and leasehold improvements with a net book value of $8.5 million to the previous landlords.

As a component of the settlement of one of the previous leases, we have a residual lease obligation beginning in 2007 of approximately $9.1 million. We may make an additional cash payment of $4.5 million if we exercise an option to terminate this residual real estate obligation prior to the commencement of the lease term (January 2007). This option to terminate the residual lease obligation is accounted for in accordance with SFAS 146 and is a part of the facilities related restructuring credit of $24.6 million recorded in fiscal 2004.

In connection with one of the buyout transactions, we issued to the landlord a five-year warrant to purchase approximately 700,000 shares of BroadVision common stock at an exercise price of $5.00 per share, exercisable beginning in August 2005. See Note 9 of Notes to Consolidated Financial Statements.

As of December 31, 2004, $2.8 million of estimated future sublease income is netted against the restructuring accrual.

The nature of the charges in 2003 is as follows:

Severance and benefits — The $1.5 million charge in fiscal 2003 related to workforce reductions as a component of our restructuring plans executed during the year.

Facilities/excess assets — During the twelve months ended December 31, 2003, we recorded a facilities-related restructuring charge of $33.8 million. This charge related to our revisions of estimates with respect to the planned future occupancy and anticipated future subleases. These revisions were necessary due to a reduction in planned future BroadVision space needs and a further decline in the market for commercial real estate. We estimated future sublease timing and rates based upon current market indicators and information obtained from a third party real estate expert.

The nature of the charges in 2002 is as follows:

A pre-tax charge of $110.4 million was recorded during fiscal 2002 to provide for restructuring actions and other related items. We recorded the low-end of a range of assumptions modeled for the restructuring charges, in accordance with SFAS No. 5, Accounting for Contingencies. The high-end of the range was estimated at $117.8 million for the charge related to fiscal 2002.

Severance and benefits — We recorded a charge of approximately $8.7 million during fiscal year ended December 31, 2002 for restructuring-related severance and benefit costs. Included in the $8.7 million is $107,000 of non-cash charges related to a one-time compensation charge taken as a result of granting certain terminated employees extended vesting of stock options beyond the standard vesting schedule for terminated employees. The compensation charge was calculated using the Black-Scholes option pricing model. Approximately $817,000 of severance and benefits related costs remained accrued as of December 31, 2001 as a result of our 2001 restructuring plan. Approximately $8.0 million of severance and benefits and other costs had been paid out during fiscal 2002 and the remaining $1.0 million of severance, payroll taxes and COBRA benefits was paid through December 31, 2003. Our restructuring plan included plans to terminate the employment of approximately 430 employees in North and South America and approximately 95 employees throughout Europe and Asia/Pacific during the first three quarters of fiscal 2002, impacting all of our departments. The employment of approximately 525 employees was terminated during fiscal year 2002. As a result of these reductions, we expected annual salary savings of approximately $44.6 million.

Facilities/excess assets — During fiscal year 2002, we revised our estimates and expectations with respect to our facilities disposition efforts due to further consolidation and abandonment of additional facilities and to account for changes in estimates used in our 2001 restructuring plan based upon actual events and circumstances. Total lease termination costs include the impairment of related assets, remaining lease liabilities and brokerage fees offset by estimated sublease income. The estimated costs of abandoning these leased facilities, including estimated sublease income, were based on market information analyses provided by a commercial real estate brokerage firm we retained. Based on the factors above, a facilities/excess assets charge of $101.7 million was recorded during fiscal year 2002.

As of December 31, 2004, the total restructuring accrual of $34.2 million consisted of the following (in millions):

	Current	Non-Current	Total

Severance and Termination	$0.9	$—	$0.9
Excess Facilities	25.4	7.9	33.3

Total	$26.3	$7.9	$34.2

We estimate that the severance and termination accrual will be paid in full by December 31, 2005. We expect to pay the excess facilities amounts related to restructured or abandoned leased space as follows (in millions):

Total Future
Minimum Lease
Years Ending December 31,	Payments

2005	$25.4
2006	6.0
2007	0.9
2008	0.5
2009 and thereafter (through October 2010)	0.5

Total minimum facilities payments	$33.3

Of this excess facilities accrual, $21.9 million relates to payments due in fiscal 2005 under lease termination agreements, and $11.4 million relates to future minimum lease payments, fees and expenses, net of estimated sublease income and our planned occupancy. Certain long-term future minimum lease payments were converted into short-term buyout obligations subsequent to December 31, 2004. See Note 12.

Activity related to the restructuring plans prior to January 1, 2003 is accounted for in accordance with EITF 94-3. Activity after January 1, 2003 is accounted for in accordance with SFAS 146, with the exception of amounts that were the result of changes in assumptions to restructuring plans that were initiated prior to January 1, 2003.

The following table summarizes the activity related to the restructuring plans initiated after January 1, 2003, and accounted for in accordance with SFAS 146, for the twelve months ended December 31, 2004 (in thousands):

		Amounts
		Charged to
	Accrued	Restructuring	Amounts	Accrued
	Restructuring	Costs and	Paid or	Restructuring
	Costs, Beginning	Other	Written Off	Costs, Ending

Year Ended December 31, 2003:
Lease cancellations and commitments	$—	$21,683	$—	$21,683
Termination payments to employees and related costs	—	1,535	(1,293)	242
Write-off on disposal of assets and related costs	—	515	(515)	—

	$—	$23,733	$(1,808)	$21,925

Year Ended December 31, 2004:
Lease cancellations and commitments	$21,683	$9,594	$(9,453)	$21,824
Termination payments to employees and related costs	242	1,114	(991)	365
Write-off on disposal of assets and related costs	—	(1,193)	1,193	—

	$21,925	$9,515	$(9,251)	$22,189

The following table summarizes the activity related to the restructuring plans initiated prior to January 1, 2003, and accounted for in accordance with EITF 94-3 (in thousands):

		Amounts	Amounts
		Charged to	Reversed to
	Accrued	Restructuring	Restructuring	Amounts	Accrued
	Restructuring	Costs and	Costs and	Paid or	Restructuring
	Costs, Beginning	Other	Other	Written Off	Costs, Ending

Year Ended December 31, 2002:
Lease cancellations and commitments	$89,859	$82,851	$—	$(78,019)	$94,691
Termination payments to employees and related costs	817	7,644	—	(7,036)	1,425
Write-off on disposal of assets and related costs	113	19,954	—	(19,988)	79

	$90,789	$110,449	$—	$(105,043)	$96,195

Year Ended December 31, 2003:
Lease cancellations and commitments	$94,691	$11,649	$—	$(23,314)	$83,026
Termination payments to employees and related costs	1,425	41	—	(1,037)	429
Write-off on disposal of assets and related costs	79	(41)	(26)	(12)	—

	$96,195	$11,649	$(26)	$(24,363)	$83,455

		Amounts	Amounts
		Charged to	Reversed to
	Accrued	Restructuring	Restructuring	Amounts	Accrued
	Restructuring	Costs and	Costs and	Paid or	Restructuring
	Costs, Beginning	Other	Other	Written Off	Costs, Ending

Year Ended December 31, 2004:
Lease cancellations and commitments	$83,026	$(32,584)	$—	$(38,927)	$11,515
Termination payments to employees and related costs	429	—	—	30	459

Write-off on disposal of assets and related costs	—	(477)	—	477	—

	$83,455	$(33,061)	$—	$(38,420)	$11,974

Impairment of assets.  During the first quarter of 2002, we engaged a third party firm to conduct a physical inventory of our computer hardware assets located in North America. We conducted an internal physical inventory on computer hardware assets located outside of North America. The objective of the physical inventory was to verify the amount and location of our computer hardware. As a result of the findings of the physical inventory and related reconciliation with our asset records, we recorded an asset impairment charge of approximately $2.3 million net book value related to computer hardware during the first quarter of fiscal 2002. During the third quarter of 2002, we conducted an additional review of remaining computer and communication related assets not reviewed during the first quarter inventory and recorded an asset impairment charge of $853,000 as a result of the findings of our inventory and related reconciliation with our asset records. During fiscal 2003, we recorded asset impairments of approximately $515,000 in connection with our restructuring plan, which is included in our restructuring charge recorded in our Statement of Operations.

Impairment of goodwill and other intangible assets.  We determined, as of December 31, 2004, that the fair value exceeded our net book value and no impairment of goodwill and other intangible assets was required. Changes in our estimates about future revenues and cash flows could change our conclusion regarding impairment of goodwill and potentially result in a non-cash goodwill impairment charge, for all or a portion of the goodwill balance at December 31, 2004.

Other Income (Expense), net

Other income (expense), net, consists of the following (in thousands):

	Years Ended December 31,
	2002	%	2003	%	2004	%
	(Dollars in thousands)

Interest income (expense), net	$4,130	4	$803	1	$(227)	0
Other income (expense), net	(12,141)	(10)	2,096	2	187	0

Interest income (expense), net, decreased $1.0 million in 2004 as compared to 2003, as our cash balance decreased and we issued convertible debt, which had the effect of increasing the interest expense. Other income, net, decreased by $1.9 million, or 91%, in 2004 as compared to 2003 as a result of higher foreign currency translation gains during 2003 that did not recur in 2004. In September 2004, we sold our interest in the partnership agreement for approximately $576,000 in cash and recorded a loss of approximately $230,000, which is included in “Other income (expense), net”.

Interest income decreased $3.3 million, or 81%, in 2003 compared to 2002. The decrease in 2003 was attributable to decreased cash balances from 2002 to 2003 and lower market interest rates earned on invested cash. Other income (expense), net, for the 2003 fiscal year was $2.1 million as compared to net expense of $12.1 million in 2002. The main reason for the 2003 change was due to realized losses on cost method investments in 2002 that did not recur in 2003 in other expense.

Income Taxes

We recorded income tax (benefits) provisions of ($309,000), $439,000, and $7.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. For the year ended December 31, 2004, the tax benefit relates primarily to the income tax reserves decreasing during the fiscal year. The tax expense, excluding the portion of the tax benefit, relates to foreign withholding taxes and state income taxes. For the year ended December 31, 2003, the tax expense mainly relates to foreign withholding taxes and state income taxes. For the year ended December 31, 2002, $6.3 million of the $7.6 million relates to a valuation provision for our deferred tax asset recorded in the second quarter of fiscal 2002.

The tax expense, excluding the deferred tax asset valuation provision, mainly relates to foreign withholding taxes and state income taxes.

Liquidity and Capital Resources

Background and Overview

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We face liquidity challenges. At September 30, 2005, our current liabilities exceeded our current assets by approximately $30 million (negative working capital) resulting in a working capital ratio of less than 0.4 to 1.0. We currently do not have any additional financing arrangement in place from which to borrow additional funds as may be required to meet our near term cash requirements. Although the current holder of the Notes has agreed to cancel all amounts owed under the Notes as described below, we may fail to complete that transaction. If this were to occur, and if we are not able to obtain financing sufficient to fully repay the notes upon such demand, we would be forced to seek protection under the bankruptcy laws. These matters raise substantial doubt about our ability to continue in existence as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to obtain sufficient financing to fully repay the Notes on favorable terms, obtain additional financing as may be required to meet any short term cash requirements, and ultimately to achieve profitable operations. No adjustments to the carrying values or classification of the assets and liabilities in the accompanying financial statements have been made to take account of this uncertainty.

On November 18, 2005 we and Vector announced the mutual termination of the Merger Agreement and Dr. Chen, through Honu, acquired the outstanding Notes. In order to relieve us from the liquidity challenges presented by the Notes, Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. The Note Conversion is expected to occur promptly following the consummation of the rights offering.

We currently expect to be able to fund our short-term working capital and operating resource expenditure requirements, for at least the next twelve months, from our existing cash and cash equivalents and short-term investment resources, our anticipated cash flows from operations and anticipated cash flows from subleases. However, we could experience unforeseen circumstances, such as a worsening economic downturn, an inability to close the Note Conversion and cancel the Notes, difficulties in retaining customers and/or key employees due to the termination of the Merger Agreement or other factors, lease settlements and less than anticipated cash inflows from operations, invested assets, and subleases that may increase our use of available cash or our need to obtain additional financing. We may find it necessary to obtain additional equity or debt financing due to the factors listed above, in order to support a more rapid expansion, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements.

We may seek to raise additional funds through private or public sales of securities, strategic relationships, bank debt, financing under leasing arrangements or otherwise. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may have rights, preferences or privileges senior to those of the holders of BroadVision common stock. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition and future operating results.

As of September 30, 2005, cash, cash equivalents, and restricted cash and investments totaled $8.1 million, which represents a decrease of $58.0 million as compared to a balance of $66.1 million on December 31, 2004. This decrease was primarily attributable to net cash used for operations, payment of lease settlement obligations and payments of debt related obligations during the nine months ended September 30, 2005.

		September 30,
	December 31, 2004	2005
		(Unaudited)

Cash and cash equivalents	$41,851	$6,066
Restricted cash	$24,256	$1,997
Working capital (deficit)	$(18,136)	$(30,160)
Working capital ratio	.82	0.38

During the third and fourth quarters of 2004, we reached agreements with certain landlords to extinguish approximately $155.0 million of future real estate obligations. We made related cash payments of $20.7 million in 2004 and $23.1 million in the first nine months of 2005. In addition, we issued to one of the landlords a five-year warrant to purchase approximately 700,000 shares of BroadVision common stock at an exercise price of $5.00 per share, exercisable beginning in August 2005. As a component of the settlement of one of the previous leases, we have a residual lease obligation beginning in 2007 of approximately $9.1 million. We may make an additional cash payment of $4.5 million if we exercise an option to terminate this residual real estate obligation prior to the commencement of the lease term (January 2007). This option to terminate the residual lease obligation, discounted to net present value, is accounted for in accordance with SFAS 146 and is part of the non-current restructuring accrual as of September 30, 2005.

In November 2004, we entered into a definitive agreement for the private placement of up to $20.0 million of senior secured convertible notes to five institutional investors. Under the terms of the definitive agreement, we issued an initial $16.0 million of Notes that were convertible, at the holders’ option, into common stock at a conversion price of $2.76 per share. The notes bear interest at a rate of six percent per annum, and we were originally obligated to repay the principal amount of the initial $16.0 million of Notes in 15 equal monthly installments of $1.1 million, which began in June 2005.

On May 9, 2005, by agreement between us and the holders of a majority of the Notes, one of the agreements governing the Notes was amended to extend by 120 days the time within which we are required to obtain effectiveness of a registration statement covering the resale of the shares of BroadVision common stock that may be issued in respect of the Notes. Unexpected delays in obtaining effectiveness of the SEC registration statement relating to the Notes caused us to incur additional penalty payments to the Noteholders at a rate of $160,000 per month through August 2005 and to make principal, interest and penalty payments in cash rather than common stock.

In October 2005, we inadvertently did not make timely payment of the third quarter interest payment due under the Notes of approximately $201,000 that was due on October 1, 2005. Lack of timely payment became an event of default on October 8, 2005 after non-payment continued for a period of over five business days. We made the third quarter interest payment promptly after discovery of the nonpayment, on October 14, 2005. The event of default permitted each noteholder to require us to redeem 120% of all or any portion of the amounts outstanding under the applicable Note by delivering to us notice of such redemption, which redemption is required under the Notes to be paid within five business days after receipt of such redemption notice.

On October 25, 2005, we entered into an agreement with the noteholders under which the noteholders agreed not to require redemption of the Notes, including the 20% premium payable thereunder, prior to November 16, 2005.

On November 18, 2005, our Chief Executive Officer and largest stockholder, Dr. Pehong Chen, acquired all of our outstanding Notes. Including interest the Notes represented $15.5 million in debt obligations as of December 15, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. In connection with the Note Conversion, promptly following the completion of the rights offering we expect to cancel the Notes and issue approximately 34,500,000 new shares of common stock to Dr. Chen that, depending on the number of shares issued in the rights offering, will represent up to approximately 50% of our total outstanding common stock immediately following such issuance. Because of the highly dilutive nature of the Note Conversion, our primary purpose for the rights offering is to allow the holders of BroadVision common stock at the time of the Note Conversion an opportunity to further invest in BroadVision in order to maintain their proportionate interest in BroadVision common stock, at the same price per share as the conversion price afforded to Dr. Chen in the Note Conversion. Dr. Chen has waived any right to participate in the rights offering.

On June 29, 2005, our Board of Directors approved a business restructuring plan, primarily consisting of headcount reductions, designed to adjust expenses to a level more consistent with anticipated revenues. The reduction included approximately 63 employees, or 22% of our workforce. We recorded severance charges of approximately $443,000 and $627,000 in the three-month periods ended September 30, 2005 and June 30, 2005, respectively.

We have various credit facilities with a commercial lender which include term debt in the form of notes payable, a revolving line of credit and an equipment line of credit. In June 2005, we entered into a renewed and amended loan and security agreement with the lender. The agreement requires us to maintain certain levels of unrestricted cash and cash equivalents (excluding equity investments), and to maintain certain levels on deposit with the lender. At December 31, 2004, $20.0 million, was outstanding under the line of credit. As of September 30, 2005, there was no outstanding balance on the line of credit. Borrowings under the line of credit are collateralized by all of our assets and bear interest at the bank’s prime rate. Interest is due monthly and principal is due at the expiration in February 2006. Interest is due monthly and principal is due at the expiration in February 2006. As of July 1, 2005, under the renewed and amended agreement, the requirements we must meet in order to continue to access the credit facility became more stringent. We were not in compliance with these new requirements as of September 30, 2005, and we expect that we will be unable to meet the new requirements in future periods.

Commitments totaling $2.0 million and $24.3 million in the form of standby letters of credit were issued on our behalf from financial institutions as of September 30, 2005 and December 31, 2004, respectively, primarily in favor of our various landlords to secure obligations under our facility leases. Accordingly, $2.0 million and $24.3 million have been presented as restricted cash in the accompanying Condensed Consolidated Balance Sheets at September 30, 2005 and December 31, 2004, respectively.

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We had no derivative financial instruments as of September 30, 2005 and December 31, 2004. We place our investments in instruments that meet high credit quality standards and the amount of credit exposure to any one issue, issuer and type of instrument is limited. Our interest rate risk related to borrowings historically has been minimal as interest expense related to adjustable rate borrowings has been immaterial for the three and nine months ended September 30, 2004 and 2005.

Cash Flows for the Nine Months ended September 30, 2005

Cash Flows from Operating Activities

Cash used for operating activities was $34.7 million for the nine months ended September 30, 2005. The primary reason for the net cash used by operating activities was due to the net loss for the period as well as the payment of accrued liabilities related to restructuring of $24.2 million. Other significant adjustments to reconcile net income to cash used for operating activities included the non-cash impairment of goodwill of $13.2 million, the gain on sale of cost method investments of $1.1 million, the non-cash release of income tax reserves of $2.0 million, and the gain on revaluation of warrants to fair value of $4.2 million.

Net cash used for operating activities was $38.8 million for the nine months ended September 30, 2004. Net cash used for operating activities for the nine month period ended September 30, 2004 was primarily attributable to the net loss of $3.5 million (before extraordinary gains related to real estate transactions) and changes in balance sheet accounts related to the settlement of long term lease obligations. The accrued liabilities related to restructuring costs for excess leased facilities decreased from $104.7 million at December 31, 2003 to $36.7 million as of September 30, 2004. As a result of the settlement of future lease obligations during the third quarter, we recorded a $26.0 million gain and paid $19.1 million in cash to extinguish future real estate obligations, and agreed to pay a further $18.1 million in January 2005, and were granted an option to terminate the remaining lease obligations for $4.5 million. Offsetting these activities related to the lease settlements during the period were several non-cash items, including non-cash depreciation and amortization expense of $3.1 million, and changes to balance sheet accounts, including a decrease in accounts receivable of $5.0 million due to reduced revenues, offset by a decrease in unearned revenue and deferred maintenance of $6.1 million.

Cash Flows from Investing Activities

Cash provided by investing activities was $21.9 million for the nine months ended September 30, 2005 and was primarily due to transfers from restricted cash of $20.3 million and proceeds from dividends of $1.1 million. Cash used for investing activities was $0.9 million for the nine months ended September 30, 2004 and was primarily due to transfers to restricted cash. Capital expenditures were $489,000 and $132,000 during the nine months ended September 30, 2004 and 2005, respectively. Our capital expenditures consisted of purchases of operating resources to manage our operations and consisted primarily of computer hardware and software.

Cash Flows from Financing Activities

Cash used for financing activities was $23.0 million for the nine months ended September 30, 2005, consisting of $20.5 million used for repayment of borrowings, net of new borrowings, offset by $598,000 funds received for the issuance of common stock. Net cash used in financing activities was $11.1 million for the nine months ended September 30, 2004, consisting of $1.6 million in proceeds from the issuance of common stock and $12.7 million used for repayment of borrowings, net of new borrowings

Cash Flows for the Years Ended December 31, 2004 as compared to 2003 and 2002.

Cash Used For Operating Activities

Cash used for operating activities was $41.9 million, $23.1 million and $99.2 million for fiscal 2004, 2003 and 2002, respectively. The primary reason for the net cash used for operating activities in 2004 was due to buyout payments to settle long-term lease obligations. As a result of the settlement of future lease obligations during the third and fourth quarters of fiscal 2004, we paid $20.7 million in cash to extinguish future lease obligations, and we agreed to pay a further $21.9 million in fiscal 2005. Also impacting cash flows from operations in fiscal 2004 was a net loss of $2.9 million (before restructuring credits related to real estate transactions), a $1.6 million release of doubtful accounts and reserves and a $7.0 million decline in unearned revenue and deferred maintenance. There were also several non-cash items, including non-cash depreciation and amortization expense of $3.7 million, a non-cash restructuring reversal of $24.9 million and changes to balance sheet accounts, including a decrease in accounts receivable, prepaid expenses and other current assets of $5.1 million and an increase in accounts payable and accrued expenses of $2.2 million.

The primary reason for the net cash used for operating activities for fiscal 2003 was due to the net loss of $35.5 million adjusted for certain non-cash items such as depreciation expense, amortization of prepaid royalties and amortization of intangibles. Decreases in accounts payable and accrued expenses of $8.1 million and in unearned revenues and deferred maintenance of $11.7 million contributed to the use of cash, offset by decreases in other noncurrent assets of $1.9 million, in accounts receivable of $8.3 million and in prepaids and other of $1.6 million and an increase in the restructuring reserves of $7.5 million. Net cash used for operating activities for the year ended December 31, 2002 was primarily attributed to the net loss of $170.5 million adjusted for certain non-cash items such as depreciation expense, amortization of prepaid royalties, amortization of intangibles, impairment of assets, non-cash restructuring charge, accounts receivable reserves and provision for deferred tax asset valuation as well as a decrease in accounts payable and accrued expenses, a decrease in unearned revenues and deferred maintenance, a decrease in other noncurrent assets, partially offset by decreases in accounts receivable and in prepaids and other, and an increase in the restructuring reserves.

Cash Provided By (Used For) Investing Activities

Cash used for investing activities in fiscal 2004 was $3.8 million, primarily as a result of transfers to restricted cash. Cash provided by investing activities of $22.0 million for fiscal 2003 and $73.9 million for fiscal 2002 primarily consisted of net sales/maturities of investments.

Capital expenditures were $730,000 for fiscal 2004, $131,000 for fiscal 2003 and $1.1 million for fiscal 2002. Our capital expenditures have consisted of purchases of operating resources to manage our operations and included computer hardware and software, office furniture and fixtures and leasehold improvements.

Cash Provided By Financing Activities

Cash provided by financing activities was $8.9 million in fiscal 2004, $2.5 million for fiscal 2003 and $26.9 million for fiscal 2002. On November 10, 2004, the Company entered into a definitive agreement for the private placement of convertible debentures and a related warrant to five institutional investors, which provided $14.9 million in net proceeds after issuance costs. Offsetting this was a $7.0 million reduction in bank borrowings and bank term debt principal payments of $0.9 million in fiscal 2004. In fiscal 2003 and 2002, cash provided by financing activities consisted mostly of proceeds from borrowings under our line of credit facility.

Leases and Other Contractual Obligations

We lease our headquarters facility and our other facilities under non-cancelable operating lease agreements expiring through the year 2010. Under the terms of the agreements, we are required to pay lease costs, property taxes, insurance and normal maintenance costs.

We expect to incur significant operating expenses for the foreseeable future in order to execute our business plan. A summary of total future minimum lease payments as of September 30, 2005, under non-cancelable operating lease agreements, together with amounts included in restructuring reserves is as follows (in millions):

Operating
Years Ending December 31,	Leases

2005	$1.2
2006	3.2
2007	4.2
2008	2.1
2009 and thereafter	6.2

Total minimum lease payments	$16.9

As of September 30, 2005, we have accrued $7.3 million of estimated future facilities costs as a restructuring accrual. This accrual includes the above minimum lease payments that are related to excess and abandoned space under lease and certain lease related allowances fees and expenses, partially offset by estimated future sublease income (See Note 6 in the Notes to Consolidated Financial Statements).

The following table summarizes our letters of credit and the effect such letters of credit could have on our liquidity and cash flows in future periods if the letters of credit were drawn upon (in thousands):

September 30,
2005
(Unaudited)

Less than 1 year	$19,163
1-3 years	—
4-5 years	797
Over 5 years	1,000

Total	$20,960

Restricted cash represents collateral for these letters of credit.

During the third quarter of 2004, we reached agreements with certain landlords to extinguish approximately $142 million of future real estate obligations. We made cash payments of $19.1 million during the third quarter of 2004, and $18.1 million in the first quarter of 2005. We also transferred ownership of certain furniture, fixtures, and leasehold improvements with a net book value of $8.1 million to the previous landlord. In addition, we issued a warrant to purchase approximately 700,000 shares of BroadVision common stock at an exercise price of $5.00 per share exercisable after a one-year period. We currently have a residual lease obligation beginning in 2007 and will make a further cash payment of $4.5 million if we exercises an option to terminate the residual real estate obligation prior to the commencement of the lease term. This option to terminate the residual lease obligation is accounted for in accordance with SFAS 146 and is part of our computation of the restructuring gain.

During October and November 2004, we reached agreements with certain landlords to extinguish approximately $12.8 million of future excess real estate obligations. In the aggregate, the settlements involve current and future cash payments by us of approximately $5.0 million through July 2005. As of September 30, 2005, our future minimum lease obligations were reduced to $16.9 million.

Factors That May Affect Future Liquidity

The following table summarizes our contractual obligations as of September 30, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future years. Restricted cash represents the collateral for our letters of credit.

		Less than
	Total	1 year	1-3 years	4-5 years	Over 5 years
	(In millions)

Letters of credit	$21.0	$19.2	$—	$0.8	$1.0
Long-term debt	1.3	0.7	0.6	—	—
SVB Facility	15.0	15.0	—	—	—
Non-cancelable operating leases	22.8	11.4	10.0	1.4	—

	$60.1	$46.3	$10.6	$2.2	$1.0

We anticipate that future operating expenses and cash payments under operating leases, will constitute a material use of our existing cash resources. As a result, our net cash flows will depend heavily on the level of future revenues, our ability to further restructure operations successfully and our ability to manage infrastructure costs.

We currently expect to fund our short-term working capital and operating resource expenditure requirements, for at least the next twelve months, from our existing cash and cash equivalents and short-term investment resources, our anticipated cash flows from operations and anticipated cash flows from subleases. However, we could experience unforeseen circumstances, such as a worsening economic downturn, an inability to close the Note Conversion and cancel the Notes, difficulties in retaining customers and/or key employees due to the termination of the Merger Agreement or other factors, lease settlements and less than anticipated cash inflows from operations, invested assets, and subleases that may increase our use of available cash or our need to obtain additional financing. We may find it necessary to obtain additional equity or debt financing due to the factors listed above, in order to support a more rapid expansion, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements.

We may seek to raise additional funds through private or public sales of securities, strategic relationships, bank debt, financing under leasing arrangements or otherwise. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may have rights, preferences or privileges senior to those of the holders of BroadVision common stock. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition and future operating results.

Quarterly Results of Operations

The following tables set forth certain unaudited consolidated statement of operations data for the eleven quarters ended September 30, 2005.

This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto.

The unaudited quarterly information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

	Three Months Ended
	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,
	2003	2003	2003	2003	2004	2004	2004	2004	2005	2005	2005
	(In thousands) (Unaudited)

Statement of Operations Data:
Revenues:
Software licenses	$7,975	6,824	5,077	10,355	$7,840	$7,097	$4,654	$7,292	$4,416	$3,391	$3,314
Services	16,480	14,981	13,492	12,987	13,049	13,031	12,570	12,471	11,951	12,123	10,943

Total revenues	24,455	21,805	18,569	23,252	20,889	20,128	17,224	19,763	16,367	15,514	14,077
Cost of revenues:
Cost of software licenses	388	495	666	1,012	578	313	256	156	(57)	(186)	106
Cost of services	6,558	7,177	5,915	6,058	6,277	6,302	6,391	6,008	5,980	5,614	5,641

Total costs of revenues	6,946	7,672	6,581	7,070	6,855	6,615	6,647	6,164	5,923	5,428	5,747

Gross profit	17,509	14,133	11,988	16,182	14,034	13,513	10,577	13,599	10,444	10,086	8,330

	Three Months Ended
	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,
	2003	2003	2003	2003	2004	2004	2004	2004	2005	2005	2005
	(In thousands) (Unaudited)

Operating expenses:
Research and development	6,151	6,063	4,467	4,386	4,888	4,509	4,600	4,027	4,287	3,955	3,095
Sales and marketing	6,382	6,043	6,710	6,809	6,866	7,480	6,020	6,975	5,811	5,060	2,948
General and administrative	2,288	2,413	2,885	2,203	2,417	2,400	2,335	2,386	2,535	2,829	2,162
Litigation settlement costs	—	—	4,250	—	—	—	—	—	—	—	—
Goodwill and intangible amortization	887	—	—	—	—	—	—	—	—	—	—
Restructuring charge (credit)	1,035	7,817	4,509	21,995	570	679	(25,454)	660	(704)	309	245
Impairment of assets	—	—	—	—	—	—		—	—	—	13,198

Total operating expenses	17,193	22,336	22,821	35,393	14,741	15,068	(12,499)	14,048	11,929	12,153	22,625

Operating income (loss)	316	(8,203)	(10,833)	(19,211)	(707)	(1,555)	23,076	(449)	(1,485)	(2,067)	(14,295)

Other, net	1,021	608	569	263	(24)	57	315	(387)	2,317	(777)	(782)

Net income (loss)	$1,337	$(7,595)	$(10,264)	$(18,949)	$(867)	$(1,492)	$23,380	$(386)	$2,918	$(2,914)	$(14,537)

Basic net income (loss) per share	$0.04	$(0.23)	$(0.31)	$(0.57)	$(0.03)	$(0.04)	$0.70	$(0.01)	$0.09	$(0.09)	$(0.42)

Diluted net income (loss) per share	$0.04	$(0.23)	$(0.31)	$(0.57)	$(0.03)	$(0.04)	$0.69	$(0.01)	$0.07	$(0.09)	$(0.42)

Shares used in computing basic net income (loss) per share	32,447	32,751	32,906	33,080	33,300	33,476	33,599	33,539	33,971	34,181	34,320

Shares used in computing diluted net income (loss) per share	34,727	32,751	32,906	33,080	33,300	33,476	34,052	34,321	33,968	34,181	34,320

Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. It is likely that our operating results in one or more future quarters may be below the expectations of securities analysts and investors. In that event, the trading price of BroadVision common stock almost certainly would decline.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (i) does not have equity investors with voting rights or (ii) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 15, 2003. Disclosure requirements apply to any financial statements issued after January 31, 2003. We do not expect the adoption of SFAS 146 to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities.

The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS 123R, which replaces SFAS No. 123 Accounting for Stock-Based Compensation, or SFAS 123, and supercedes APB Opinion No. 25 Accounting for Stock Issued to Employees. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period beginning after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We have not yet determined the method of adoption or the effect of adopting SFAS 123R. We are assessing the requirements of SFAS 123R and expect that its adoption will have a material impact on the Company’s results of operations and earnings (loss) per share.

In December 2004, the FASB issued SFAS No. 153 (SFAS 153), Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.  SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for periods beginning after June 15, 2005. We do not expect that adoption of SFAS 153 will have a material effect on our consolidated financial position, consolidated results of operations, or liquidity.

Change in Accountants

On January 20, 2006, we engaged the independent registered public accounting firm Stonefield Josephson, Inc. (“Stonefield”) as our new independent accountants. Prior to the engagement of Stonefield, including the two most recent fiscal years through January 20, 2006, neither we nor anyone acting on our behalf consulted with Stonefield regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Stonefield concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as that item is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Our audit committee approved the engagement of Stonefield as our independent registered public accounting firm.

On November 29, 2005, BDO delivered to us a letter dated November 28, 2005 stating that it had resigned as our independent registered public accounting firm. The reports of BDO on our consolidated financial statements for the years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Quantitative and Qualitative Disclosure about Market Risk

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We had no derivative financial instruments as of September 30, 2005 and December 31, 2004. We place our investments in instruments that meet high credit quality standards and the amount of credit exposure to any one issue, issuer and type of instrument is limited. Our interest rate risk related to borrowings historically has been minimal as interest expense related to adjustable rate borrowings has been immaterial for the three months ended September 30, 2004 and 2005.

During the three months ended September 30, 2005 we did not borrow any funds on our revolving line of credit. Interest is payable monthly at the bank’s prime rate with a floor minimum of 4.25% (6.75% annually as of September 30, 2005) and any outstanding principal is due in full in February 2006. Additionally, we have two outstanding term loans and an equipment line of credit as of September 30, 2005. Interest on those loans are at the bank’s prime rate (6.75% as of September 30, 2005) and prime rate plus 1.25%.

Cash and Cash Equivalents

We consider all debt and equity securities with maturities of three months or less at the date of purchase to be cash equivalents. Our short-term investments consist of debt and equity securities that are classified as available-for-sale. Our debt securities are carried at fair value with related unrealized gains or losses reported as other comprehensive income (loss), net of tax.

Our cash, and cash equivalents, at cost, which approximates fair value, consisted of the following as of September 30, 2005 (in thousands, unaudited)

Fair Value

Cash and certificates of deposits	$6,556
Money market	1,507

Total cash and equivalents	$8,063

Included in the table above in cash and cash equivalents are $2.0 million of non-current restricted cash.

Our cash and cash equivalents, at cost, which approximates fair value, consisted of the following as of December 31, 2004 (in thousands):

Fair Value

Cash and certificates of deposits	$55,240
Money market	10,867

Total cash and equivalents	$66,107

Included in the table above in cash and cash equivalents are non-current restricted cash of $2.3 million.

Concentrations of Credit Risk

Financial assets that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, and trade accounts receivable. We maintain our cash and cash equivalents with two separate financial institutions. We market and sell our products throughout the world and perform ongoing credit evaluations of our customers. We maintain reserves for potential credit losses. For the three and six months ended September 30, 2005, no one customer accounted for more than 10% of total revenue or accounts receivable.

Fair Value of Financial Instruments

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable and debt. We do not have any derivative financial instruments. We believe the reported carrying amounts of its financial instruments approximates fair value, based upon the short maturity of cash equivalents, accounts receivable and payable, and based on the current rates available to it on similar debt issues.

Foreign Currency

We license our products and maintain significant operations in foreign countries. Fluctuations in the value of foreign currencies, principally the Euro, relative to the United States dollar have impacted our operating results in the past and may do so in the future. We expect that international license, maintenance and consulting revenues will continue to account for a significant portion of our total revenues in the future. We pay the expenses of our international operations in local currencies and do not currently engage in hedging transactions with respect to such obligations.

Equity Investments

Our equity investments consist of investments in public and non-public companies that are accounted for under the cost method of accounting. Equity investments are accounted for under the cost method of accounting when we have a minority interest and do not have the ability to exercise significant influence. These investments are classified as available for sale and are carried at fair value when readily determinable market values exist or at cost when such market values do not exist. Adjustments to fair value are recorded as a component of other comprehensive income unless the investments are considered permanently impaired in which case the adjustment is recorded as a component of other income (expense), net in the condensed consolidated statement of operations.

We had no long-term equity investments in public and non-public companies as of September 30, 2005. There were not any “other than temporary write-down” during the three and six months ended September 30, 2005 related to long-term equity investments.

Controls and Procedures

Disclosure Controls and Procedures

Our Chief Executive Officer and our Chief Financial Officer are responsible for establishing and maintaining “disclosure controls and procedures” (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) for our company. Based on their evaluation of our disclosure controls and procedures (as defined in the rules promulgated under the Securities Exchange Act of 1934), our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2004, the end of the period covered by this report. This conclusion was based on the identification of three material weaknesses in internal control over financial reporting as of December 31, 2004, as described in the following subsection.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system was designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

An internal control material weakness is a significant deficiency, or aggregation of deficiencies, that does not reduce to a relatively low level the risk that material misstatements in financial statements will be prevented or detected on a timely basis by employees in the normal course of their work. An internal control significant deficiency, or aggregation of deficiencies, is one that could result in a misstatement of the financial statements that is more than inconsequential.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2004, and this assessment identified three material weaknesses. These material weaknesses, and our responsive measures, are summarized below:

1. Two senior accounting managers in our finance department, with a combined ten years of experience working for us, resigned during the fourth quarter of 2004, and we failed to either hire adequate replacements or adequately train and supervise our existing accounting staff to ensure that the absence of the senior accounting managers would not negatively impact our controls over financial reporting. Further, in February 2005, our Vice President & Corporate Controller resigned and left the Company. Subsequent to December 31, 2004, we have taken the following steps to remediate this material weakness:

•	Promoted an experienced member of our finance staff to the position of Director of Accounting overseeing all North American general accounting activities, and initiated a search for a qualified candidate to fill the vacated position (although we currently have no plans to replace the Vice President & Corporate Controller position);

•	Established clear responsibilities among our accounting personnel and increased their formal interaction and coordination;

•	Committed to implement a more comprehensive training program; and

•	Increased our chief financial officer’s responsibilities for overseeing more routine accounting matters until the open personnel position is filled.

As our future staffing is dependent upon filling the open position and retaining existing employees, we are currently unable to determine when this material weakness will be fully remediated.

2. Management reviews of key account reconciliations failed to detect inconsistencies between amounts stated in the reconciliations of the respective accounts and the general ledger. These failures are also attributed to inadequate staffing and training, as further described in the preceding paragraphs, and we expect that our remediation efforts associated with our staffing and training issues also will address this material weakness.

3. Our procedures for reviewing the accuracy of maintenance contract data were inadequate and could result in a failure to detect and correct keypunch or other errors or omissions. Subsequent to December 31, 2004, in an effort to remediate the risks associated with this issue, we developed a detailed database of worldwide maintenance revenues by contract and developed key reports from that data. The reports have been designed to detect errors or omissions related to key maintenance data. Further, we have trained the revenue accounting team on how to carefully analyze the reports to ensure that inaccuracies are detected and corrected. We believe these steps have fully remediated this weakness.

In making its assessment of internal control over financial reporting, management used the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Because of the material weaknesses described in the preceding paragraphs, our management believes that, as of December 31, 2004, our internal control over financial reporting was not effective based on those criteria.

Our independent auditors have issued an attestation report on management’s assessment of our internal control over financial reporting. It appears below.

Changes in Internal Control Over Financial Reporting

During the quarter ended December 31, 2004, we implemented the following changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting:

•	We have developed additional procedures in the area of monitoring compliance with regulatory tax compliance and computations of the financial statement impact on income taxes.

•	The Director of Finance assumed additional responsibilities for the administration of on-line banking systems and we have established additional system procedures regarding terminated employees, both in an effort to reduce the risk of unauthorized cash transactions.

•	We have implemented additional policies and procedures in order to protect computer networks and user desktop computer systems from computer viruses.

•	We have prepared detailed job descriptions for all IT and finance employees in order to achieve clearer communications with employees on job responsibilities

Limitations on the Effectiveness of Controls

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives.

Report Of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of BroadVision, Inc. and Subsidiaries:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that BroadVision, Inc. and Subsidiaries (the “Company”) did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment. As of December 31, 2004, (1) the Company’s accounting and finance department was not adequately staffed, trained and supervised; (2) management’s review of account reconciliations was not adequate to detect errors in certain account reconciliations, and (3) the Company’s procedures for reviewing the accuracy of maintenance revenue data entered into the Company’s accounting system were not adequate to detect keypunch or other errors or omissions. None of the foregoing control deficiencies resulted in adjustments to the 2004 annual or interim consolidated financial statements. However, each of these control deficiencies results in more than a remote likelihood that a material misstatement to the Company’s annual or interim financial statements will not be prevented or detected. Accordingly, management has determined that each of these control deficiencies constitutes a material weakness. These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2004, and this report does not affect our report dated March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, as to which the date is November 11, 2005, on those consolidated financial statements.

In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We do not express an opinion or any other form of assurance on management’s statements regarding corrective actions taken by the Company after December 31, 2004.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets of BroadVision, Inc as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, as to which the date is November 11, 2005, expressed an unqualified opinion thereon.

/s/  BDO Seidman, LLP

San Jose, California

March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, as to which the date is November 11, 2005

BUSINESS

Overview

BroadVision solutions help enable customers to rapidly increase revenues and reduce costs by moving interactions and transactions to personalized self-service via the web. Our integrated self-service application suite — including portal, commerce and process — offers rich functionality out of the box and is easily configured for each customer’s e-business environment.

Over 1,000 customers — including U.S. Air Force, Lockheed Martin, Netikos, Circuit City, Iberia L.A.E. and Vodafone — have licensed BroadVision solutions to power and personalize their mission-critical web initiatives.

Industry Background

E-Business has become an integral part of doing business and organizations are looking for ways to reduce costs, improve productivity and increase revenues by moving more business processes online. Achieving this goal is complicated by the proliferation of websites and rapid acquisition of e-business solutions that occurred during the Internet bubble years. This often resulted in systems that were poorly integrated into companies’ overall enterprise architecture, preventing companies from empowering end users to interact with back-end systems to accomplish their goals.

By providing a way for enterprises to quickly assemble and deploy web-based business processes that tap into their resources, organizations can dramatically reduce the cost and improve the quality of interactions between employees, customers and business partners.

A significant number of industry analysts have highlighted the ways in which organizations can reduce costs and improve customer satisfaction by implementing self service model, including online shopping and call center operations. This trend is especially evident over the past few years at airport check-in and photo-processing kiosks. In addition to accelerating the response time for the consumer, web-based self-service applications also enable organizations to collect valuable market research data about their customers.

BroadVision Solution

BroadVision is unique in offering a self-service solution that tightly integrates process, portal, commerce and content management on a single, secure, high performance framework that also enables advanced personalization and seamless integration to enterprise systems.

Introduced in 2004, BroadVision Process represents a new class of application development tool that potentially makes it possible to web-enable business processes in days, not months, dramatically reducing development time and increasing business agility. New processes can be deployed into existing web environments and readily adapted in response to changing business requirements.

The following are key capabilities of the BroadVision self-service suite:

•	Scalability — Advanced load balancing and multi-layered caching allow BroadVision applications to support large numbers of concurrent customers and transactions.

•	Personalization — BroadVision’s advanced personalization technology, including session and event-based observations and transaction information, provide a better understanding of site visitors and allow our customers to dynamically tailor content to them.

•	Ease of use — BroadVision applications and tools are designed with graphical user interfaces that allow non-technical business managers to modify business rules and content in real time.

•	Unification — BroadVision’s robust self-service framework pre-integrates the technologies necessary to deploy content-rich, process-aware, user-centric portals, including data integration, business logic, process logic and user experience.

•	All-in-one solution — BroadVision provides 90 percent of needed functionality out-of-the-box. This accelerates time to value and reduces IT cost and complexity.

•	Legacy integration — A comprehensive set of application programming interfaces (APIs) allows for rapid, seamless integration with a variety of legacy business systems such as Oracle, PeopleSoft, SAP and custom mainframe systems.

•	Secure transaction processing — BroadVision applications provide secure handling of a wide range of commercial and financial services transactions including order pricing and discount/incentive handling, tax computation, shipping and handling charges, payment authorization, credit card processing, order tracking, news and stock feeds through a combination of built-in functionality and integration with third-party products.

•	Multi-platform availability — BroadVision applications are optimized for a variety of hardware and software platforms including IBM AIX, Sun Solaris, Microsoft Windows NT and Hewlett-Packard’s HP-UX. Supported databases include Oracle, Sybase, Informix, IBM and Microsoft SQL Server. Supported application servers include WebLogic, WebSphere and SunOne. BroadVision also supports Open Source platforms, such as Linux with Jboss and Hypersonic.

•	Multilingual/Multicurrency — BroadVision applications are global ready and designed to support multiple languages (Arabic, Chinese, Hebrew, Japanese, Korean, Slovakian, Turkish and most Western European languages) and a wide range of currencies, including the euro.

Products

BroadVision Portaltm

Connects visitors to personalized views of information, resources and business processes stored in diverse internal and external legacy information systems. Easy to use and manage, it supports collaborative business processes through self-serviced microsites.

BroadVision Commercetm

Transacts the entire sales process from lead generation to sales execution to customer support and allows management of B2B and B2C channels through a single application. Delivers advanced personalization capabilities and easy-to-use catalog management tools.

BroadVision Processtm

Transforms costly, people-intensive processes and collaborations into web-based self-service processes. Allows business analysts and technical staff to design and deploy solutions in days, not months, significantly reducing IT cost and accelerating time to implementation.

BroadVision Self-Service Extensions

The following extensions build on the core functionality of BroadVision’s self-service applications:

BroadVision eMarketingtm

Complements BroadVision Commerce with closed-loop campaign management. Makes it easy to segment prospects and customers and deliver personalized, relevant and timely offers via web, e-mail or both. Integrated reporting automatically gathers and presents the information organizations need to discover the marketing approach that works best.

BroadVision Shopping Servicestm

Gives BroadVision Portal customers basic shopping cart and checkout capabilities to sell goods or services while still maintaining control and building value on one portal infrastructure. It is an extension of rather than a replacement for BroadVision Commerce.

BroadVision Content Servicestm

Provides a simple, direct way for non-technical users to manage content and helps organizations deliver accurate, targeted content in a scalable, cost-effective way. Content Services empowers business users with easy-to-use content creation tools, while providing secure access controls, role-based user interfaces and version controls.

BroadVision QuickSilver®tm

Provides powerful features for creating and publishing lengthy, complex documents supporting multiple output formats (including HTML, PDF and Postscript) and automatic publishing of personalized content to BroadVision Portal. Assemble publications from a variety of text, graphic and database sources, including Microsoft Word, AutoCad, Microsoft Excel and Oracle. Includes a complete XML authoring environment.

BroadVision Staging Servicestm

Simplifies the process of moving content from multiple systems to the production environment. Reduces the cost of managing BroadVision application assets and improves process standardization for enterprise staging initiatives.

BroadVision Searchtm

Provides full-text and field searching of online content and any referenced external files and returns results with relevance-ranked scores. Supports query searches using a broad spectrum of search operators. Connects people to the information they seek regardless of medium. Developed in partnership with FAST, a global leader in real-time search and filter technology.

Product Bundles

BroadVision also offers the following product bundles:

•	TAS (Total Agility Suite) is a risk-free introduction to BroadVision Process. It includes a 60-day BroadVision Process software license (Designer, Developer and Server Editions) and the necessary training and specialized services to develop a mutually agreed upon web-based self-service business process. Customers purchase the bundle, or the license expires, after the 60-day trial.

•	PAS (Portal Agility Suite) is a pre-integrated product bundle that includes BroadVision Portal, BroadVision Process and selected BroadVision Content Services; an all-in-one solution that makes it easy (through BroadVision Process) to keep pace with changing business requirements.

•	CAS (Commerce Agility Suite) is a pre-integrated product bundle that includes BroadVision Commerce, BroadVision eMarketing, BroadVision Process and selected BroadVision content services; an all-in-one commerce solution that makes it easy (through BroadVision Process) to keep pace with changing business requirements.

Technology

Open Standards-Based Architecture

BroadVision solutions are built on object-oriented application code written in J2EE programming environments, including Java and JavaScript, and where appropriate C++, which allows developers and system integrators to use, integrate, modify, adapt or extend the applications with minimal impact on other areas to create a rapidly customized product that meets specific business requirements. BroadVision Process leverages a proven open source stack at the platform layers to reduce total cost of ownership and optimize performance.

Support for the J2EE and CORBA standards for object-oriented computing enables high-volume performance, flexible application deployment and easy integration with third-party or legacy applications. Our applications fully support XML, which is the emerging standard for managing and exchanging data between e-business systems as well as for re-purposing and sending information to wireless devices.

In addition, we use other widely accepted standards in developing our products, including Web Services, Structured Query Language (SQL) for accessing relational database management systems; Common Gateway Interface (CGI) and Hypertext Transfer Protocol (HTTP) for web access; Netscape Application Programming Interface (NAPI) for access to Netscape’s web servers; Secure Socket Layer (SSL) for secure transmissions over networks; and the RC2 and MD5 encryption algorithms supplied by RSA Security.

Our applications can be operated in conjunction with relational database management systems provided by IBM Corporation, Informix, Microsoft, Oracle and Sybase. Supported application servers include WebLogic, WebSphere, SunOne and JBoss.

Support for Open Source

BroadVision Process and BroadVision Portal give organizations the option of running on a commercially available technology stack described above or on an open source stack. While our commitment to commercial platforms has not changed, we recognize that our customers are adopting Open Source as a platform because of its total cost of ownership and runtime benefits.

Alliances

We recognize that today’s organizations require an open, partner-based approach to e-business. Accordingly, we have assembled a team of best-of-breed partners with the skills, services and value-added products necessary to develop, market, sell and deliver the most competitive web-based self-service solutions available.

Consulting Partners

BroadVision’s systems integration and consulting services partners deliver strategic business solutions to companies. These partners offer global deployment experience, strong vertical market expertise, and process-based solutions. Our contractual agreements with these consulting partners motivate them to build a development expertise in BroadVision’s technology and sell our products and services to potential customers, thus enabling us to extend the reach of our products and/or services.

Technology/OEM Partners

BroadVision’s technology partners include Value-Added Resellers (VAR) and Independent Software Vendors (ISV) who build and deploy BroadVision-based vertical and horizontal software solutions. Our goal is to create value-added solutions that address a customer’s specific business and IT goals. In addition, technology partners include distributors who are authorized representatives that market, distribute, resell and support BroadVision’s products and services or application service providers who develop, host and support value-added application solutions based on our technology. The contracts that govern our relationships with these partners are generally terminable by either party upon 30 to 90 days notice. In most cases, technology/OEM partners license our products to users under the terms of a reseller or distribution agreement. Revenue generated from technology/OEM partners in recent years have not been significant.

Services

BroadVision provides a full spectrum of global services to contribute to the success of our customers, including business consulting services, implementation services, migration and performance services and ongoing training and support.

Consulting Services

BroadVision Global Services (BVGS) provides strategic services that help customers achieve maximum business value from their BroadVision applications and implementation services that ensure rapid deployment. BVGS leverages a global network of certified professionals to provide customers with high value at low cost. Our comprehensive migration services, including migration planning and optimization, provide a cost effective approach to migration and protect our customers’ investment in critical business applications.

Education Services

Coursework is available for Content Managers, Technical Developers and System Administrators through BroadVision Education Services. Customers and partners can arrange for on-site programs, which keep employees at the office, or take advantage of regularly scheduled public courses at BroadVision locations.

Support and Maintenance Services

BroadVision offers a tiered support and maintenance program to better serve the needs of our worldwide customer base. Standard Support provides technical assistance during regular business hours; Enterprise Support is designed for customers with mission-critical environments, providing customers with access to support experts 24 hours a day, 7 days a week; and Personalized Support assigns a specific individual to a customer along with other customer specified support services, including on-site support engineers. We have technical support centers in North America, Europe and Asia. Under our standard maintenance agreement, we provide telephone support and upgrade rights to new releases, including patch releases as necessary, as well as product enhancements.

Customers

BroadVision customers have achieved significant business value by moving interactions and transactions to web-based self service.

As of December 31, 2005, we had licensed our products to over 1,000 end-user customers and partners. During each of the years ended December 31, 2004, 2003 and 2002, no customer accounted for more than 10% of our total revenues.

BroadVision’s software is deployed in all major industry groups, including financial services, government, healthcare, manufacturing, retail and telecommunications. Customers include U.S. Air Force, Lockheed Martin, Netikos, Circuit City, Iberia L.A.E., Vodafone, Xerox, CIBC, ENI, U.S. Postal Service, Infineon, Merck Medco, HP Shopping and KPN N.V.

Sales and Marketing

We market our products primarily through a direct sales organization with operations in North America, Europe and Asia/Pacific. On December 31, 2005, our direct sales organization included 28 sales representatives, managers and sales support personnel.

We have sales offices located throughout the world to support the sales and marketing of our products. In support of the Americas sales and marketing organizations, offices located in the United States are in California, and Massachusetts.

Sales and marketing offices for our Europe region are located in France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland and the United Kingdom.

Our sales and marketing offices in the Asia Pacific/Japan/India/Middle East region are located in India and Japan.

Initial sales activities typically involve discussion and review of the potential business value associated with the implementation of a BroadVision solution, a demonstration of our self-service web applications capabilities at the prospect’s site, followed by one or more detailed technical reviews. The sales process usually involves collaboration with the prospective customer in order to specify the scope of the solution. Our global services organization helps customers to design, develop and deploy their e-business solutions.

As of December 31, 2005, 7 employees were engaged in a variety of marketing activities, including product planning, marketing material development, managing press coverage and other public relations, identifying potential customers, attending trade shows, seminars and conferences, establishing and maintaining close relationships with recognized industry analysts and maintaining our website.

Our marketing efforts are targeted at:

•	developing and supporting marketing programs to enhance customer loyalty;

•	building market awareness through press and industry analyst relations;

•	generating and developing marketing and sales leads;

•	producing and maintaining marketing collateral and sales tools;

•	developing and supporting marketing programs associated with various alliance partners; and

•	developing materials associated with industry solutions.

Competition

If we fail to compete successfully with current or future competitors, we may lose market share. The market for self-service web applications is rapidly evolving and intensely competitive. Our customers’ requirements and the technology available to satisfy those requirements will continually change. We expect competition in this market to persist and increase in the future. Our primary competition currently includes:

•	in-house development efforts by prospective customers or partners;

•	other vendors of application software or application development platforms and tools directed at interactive commerce and portal applications, such as Art Technology Group, BEA, IBM Corporation, Microsoft, Oracle, SAP, and Vignette; and

•	web content developers that develop custom software or integrate other application software into custom solutions.

The principal competitive factors affecting the market for our products are:

•	depth and breadth of functionality offered;

•	personalization and other features;

•	integration of portal applications and framework;

•	availability of knowledgeable developers;

•	time required for application deployment;

•	reliance on industry standards;

•	product reliability;

•	proven track record;

•	scalability;

•	maintainability;

•	product quality;

•	price; and

•	technical support.

Compared to us, many of these competitors and other current and future competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, they may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many of these companies can use their greater name recognition and more extensive customer base to gain market share. Competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers. Current and potential competitors may bundle their products to discourage users from purchasing our products. In addition, competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products.

Intellectual Property and Other Proprietary Rights

Our success and ability to compete are dependent to a significant degree on our proprietary technology. We hold a U.S. patent, issued in January 1998 and expiring in August 2015, on elements of the BroadVision One-To-One Enterprise product, which covers electronic commerce operations common in today’s web business. We also hold a U.S. patent, issued in November 1996 and expiring in February 2014, acquired as part of the Interleaf acquisition, on the elements of the extensible electronic document processing system for creating new classes of active documents. The patent on active documents (associating procedures to elements of an electronic document) is fundamental and hard to avoid by modern document processing systems. Although we hold these patents, they may not provide an adequate level of intellectual property protection. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. We cannot guarantee that infringement or other claims will not be asserted or prosecuted against us in the future, whether resulting from our intellectual property or licenses from third parties. Claims or litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could harm our business.

We also rely on copyright, trademark, service mark, trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We have registered “BroadVision”, “BroadVision One-To-One”, “iGuide” and “Interleaf” as trademarks in the United States and in other countries. It is possible that our competitors or other companies will adopt product names similar to these trademarks, impeding our ability to build brand identity and possibly confusing customers.

As a matter of company policy, we enter into confidentiality and assignment agreements with our employees, consultants and vendors. We also control access to and distribution of our software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our software or other proprietary information or to develop similar software independently. Policing unauthorized use of our products will be difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property.

Employees

As of December 31, 2005, we employed a total of 182 full-time employees, of whom 115 are based in North America, 52 in Europe and 15 in Asia. Of these full-time employees, 34 are in sales and marketing, 50 are in product development, 76 are in global services and client support, and 22 are in finance, administration and operations.

We believe that our future success depends on attracting and retaining highly skilled personnel. We may be unable to attract and retain high-caliber employees. Our employees are not represented by any collective bargaining unit. We have never experienced a work stoppage and consider our employee relations to be good.

Facilities

We lease approximately 160,000 square feet of office space, of which approximately 75% is in the United States. We occupy or sublease 90% of the 160,000 square feet of our leased office space.

At our headquarters, located in Redwood City, California, we occupy approximately 30,000 square feet of office facilities used for research and development, technical support, sales, marketing, consulting, training and administration. Additional leased domestic facilities include offices located in Bellevue, WA., McLean, VA., New York, NY., Redwood City, CA., and Waltham, MA., which are primarily used for sales, marketing and customer service activities. Leased facilities of significant size located outside of the United States and used primarily for sales, marketing, customer support and administrative functions include facilities located in Vienna, Austria; Paris, France; Ismaning, Germany; Reading, UK; Houten, Netherlands; Madrid, Spain; Milan, Italy; Japan; and India.

We believe our facilities are suitable for their respective uses and, in general, are adequate to support our current and anticipated volume of business. We believe that suitable additional space will be available to accommodate any necessary or currently anticipated expansion of our operations.

Legal Proceedings

We are subject to various claims and legal actions arising from time to time in the ordinary course of business. In the opinion of management, after consultation with legal counsel, we have adequate defenses for each of the claims and actions, and we do not expect their ultimate disposition to have a material effect on our business, financial condition or results of operations. Although management currently believes that the outcome of other outstanding legal proceedings, claims and litigation involving us will not have a material adverse effect on our business, results of operations or financial condition, litigation is inherently uncertain, and there can be no assurance that existing or future litigation will not have a material adverse effect on our business, results of operations or financial condition.

On June 10, 2004, MetLife filed a complaint in the Superior Court of the State of California, County of Los Angeles, naming BroadVision, Inc. as a defendant. The complaint alleged that we were liable for unlawful detainer of premises leased from the plaintiff. The plaintiff thereafter filed a First Amended Complaint alleging that we no longer held possession of the premises but was in breach of the lease. In February 2005, we and MetLife reached agreement and executed documents regarding a settlement of the pending lawsuit under which we will pay MetLife an aggregate of $1.9 million in consideration for termination of the lease, dismissal of the lawsuit and in full settlement of approximately $3.1 million of past and future lease obligations. The three installment payments were made in February 2005, May 2005 and September 2005.

On July 28, 2005, our representatives received copies of four complaints relating to purported class action lawsuits, each filed by an alleged holder of shares of BroadVision common stock and each filed in California Superior Court for the county of San Mateo. These complaints are captioned Gary Goberville, et al., vs. Pehong Chen, et al., Civ 448490, Cookie Schwartz, et al., vs. BroadVision, Inc., et al., Civ 448516, Leon Kotovich, et al., vs. BroadVision, Inc., et al., Civ 448518 and Anthony Noblett, et al., vs. BroadVision, Inc., et al., Civ 448519. Each claim names our directors and BroadVision, Inc. as defendants, and each alleges that the director defendants violated their fiduciary duties to stockholders by, among other things, failing to maximize our value and ignoring, or failing to adequately protect against, certain purported conflicts of interest. Each complaint seeks, among other things, injunctive relief and damages in an unspecified amount. On September 21, plaintiff Goberville filed an amended complaint alleging that defendants caused materially misleading information regarding a proposed merger to be disseminated to our stockholders. On October 20, 2005, the Court ordered consolidation of the four pending actions pursuant to the parties’ stipulation. In light of the termination of the Merger Agreement with an affiliate of Vector Capital Corporation on December 2, 2005, the plaintiffs in the four above entitled actions agreed to dismiss, without prejudice, their complaints against our directors and BroadVision, Inc. on December 9, 2005.

MANAGEMENT

Executive Officers, Directors and Key Employees

Our directors and executive officers and their ages as of December 15, 2005 are as follows:

Name	Age	Position

Pehong Chen	48	Chairman of the Board, Chief Executive Officer and President
William E. Meyer	43	Executive Vice President and Chief Financial Officer
David L. Anderson	61	Director
James D. Dixon	62	Director
Robert Lee	57	Director
Roderick C. McGeary	55	Director
T. Michael Nevens	56	Director

Pehong Chen has served as our Chairman of the Board, Chief Executive Officer and President since our incorporation in May 1993. From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of Gain Technology, a provider of multimedia applications development systems, which was acquired by Sybase. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University and a Ph.D. in Computer Science from the University of California at Berkeley.

William E. Meyer has served as our Executive Vice President and Chief Financial Officer since April 2003. Prior to joining BroadVision, Mr. Meyer was Chief Financial Officer of Mainsoft Corporation, a leading global publisher of cross-platform development software. Before Mainsoft, he held several senior finance positions with Phoenix Technologies, a multi-national system software company, including Chief Financial Officer and Executive Vice President of inSilicon Corporation, a leading developer of semiconductor intellectual property that was spun-off from Phoenix. Prior to his tenure at Phoenix, Meyer held senior finance positions at Spectrum HoloByte/Microprose, SBT Accounting Systems and Arthur Andersen & Co.

David L. Anderson has served as a director of the Company since November 1993. Since 1974, Mr. Anderson has been a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital investment firm. Mr. Anderson also serves on the Board of Directors of Dionex Corporation and Molecular Devices Corporation, and on the boards of directors of several privately-held companies. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Graduate School of Business Administration.

James D. Dixon has served as a director of the Company since January 2003. Prior to his retirement from Bank of America in January 2002, Mr. Dixon served as an executive with bankofamerica.com. From September 1998 to February 2000, Mr. Dixon was Group Executive and Chief Information Officer of Bank of America Technology & Operations. From 1990 to 1998, before the merger of NationsBank Corporation and BankAmerica Corporation, Mr. Dixon was President of NationsBank Services, Inc. From 1986 to 1990, he also served as Chief Financial Officer for Citizens and Southern Bank/Sovran, a predecessor company to NationsBank. Mr. Dixon holds a B.A. from Florida State University, a J.D. from University of Florida School of Law, and he is a graduate of the executive M.B.A. program at Stanford University.

Robert Lee has served as a director of the Company since August 2004. Mr. Lee was a corporate Executive Vice President and President of Business Communications Services at Pacific Bell, where he established two new subsidiaries: Pacific Bell Internet Services and Pacific Bell Network Integration. During his 26 year career at Pacific Bell, Lee managed groups in operations, sales and marketing. As Executive Vice President of Marketing and Sales, from 1987 to 1992, he produced revenue growth rates greater than the overall national telecommunications market. Mr. Lee as serves on the board of directors of Interland, which provides web hosting for the small and medium business market, and Netopia, which manufactures and sells DSL internet routers for consumers and small businesses.

Roderick C. McGeary has served as a director of the Company since April 2004. Mr. McGeary is currently Chairman and Chief Executive Officer of BearingPoint, Inc. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997, he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also serves on the board of directors of BearingPoint, Inc., Cisco Systems, Inc. and GRIC Communications, Inc.

T. Michael Nevens has served as a director of the Company since April 2003. Prior to his retirement from McKinsey & Company, a management consulting firm, in December 2002, Mr. Nevens served as a director and was Managing Partner of McKinsey & Company’s Global High Tech Practice and founder and Chairman of its IT Vendor Relations Committee. Prior to joining McKinsey in 1980, Mr. Nevens spent five years in several staff positions with the U.S. House of Representatives and various political organizations. He also currently serves on the Board of Directors of Borland Software Corporation. Mr. Nevens holds a B.S. in Physics from the University of Notre Dame and an M.S. in Industrial Administration from the Krannert School of Purdue University.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors currently do not receive any cash compensation from us for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance of Board and Committee meetings in accordance with Company policy.

Each of our directors is eligible to receive stock option grants under the Company’s 1996 Equity Incentive Plan (the “Incentive Plan”). As of November 30, 2005, non-employee directors held options to purchase an aggregate of 286,604 shares of the Company’s common stock.

During the last fiscal year, the Company granted options for an aggregate of 120,000 shares to the non-employee directors of the Company at an exercise price per share of $2.72. The fair market value of such common stock on the date of grant was $2.72 per share (based on the definition of fair market value under the Incentive Plan).

Compensation of Executive Officers

Summary of Compensation

The following table shows for the fiscal years December 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer its other most highly compensated executive officer at December 31, 2005 and one individual who was an executive officer of the Company until his departure during fiscal 2005 (the “Named Executive Officers”):

Summary Compensation Table

					Long Term
					Compensation
	Annual Compensation(1)				Awards
					Securities
			Annual	Other Annual	Underlying Options	All Other Annual
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)(2)	(#)	Compensation ($)

Pehong Chen	2005	$350,000	—	—	—	—
Chairman of the Board,	2004	350,000	—	—	—	—
President and Chief	2003	350,000	—	—	—	—
Executive Officer
William E. Meyer(3)	2005	$224,000	$—	—	—	—
Executive Vice President	2004	224,000	10,000	—	—	—
and Chief Financial	2003	168,000	10,000	—	240,000	—
Officer
Alex Kormushoff(4)	2005	$203,360	$—	—	—	$69,000
Senior Vice President,	2004	205,000	—	—	200,000	56,250
Worldwide Field	2003	200,000	18,750	—	—	—
Operations

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers under the Company’s 401(k) plan.

(2)	As permitted by rules promulgated by the SEC no amounts are shown with respect to certain “perquisites” where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.

(3)	Mr. Meyer joined the Company as Executive Vice President and Chief Financial Officer on April 1, 2003.

(4)	Mr. Kormushoff joined the Company on September 23, 2002 and became Senior Vice President, Global Services on July 1, 2003. Mr. Kormushoff was Senior Vice President, Worldwide Field Operations from October 2004 until his departure in December, 2005. Other compensation paid to Mr. Kormushoff includes payment of commissions on sales.

Stock Option Grants and Exercises

The Company grants options to its executive officers under its Incentive Plan. As of December 31, 2005, options to purchase a total of 3,756,932 shares were outstanding under the Incentive Plan and options to purchase 3,378,775 shares remained available for grant thereunder.

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers.

Fiscal Year End Option Values of Unexercised Options

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-The-
	Shares		Options at December 31, 2005		Money Options at
	Acquired on	Value Realized	(#)(2)		December 31, 2005($)(3)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Pehong Chen	—	—	1,704,444	—	—	—
William E. Meyer	—	—	240,000	—	—	—
Alex Kormushoff	—	—	243,333	—	—	—

(1)	Value received is based on the per share deemed values of the Company’s common stock on the date of exercise, determined after the date of grant solely for financial accounting purposes, less the exercise price, without taking into account any taxes that may be payable in connection the transaction.

(2)	Reflects vested and unvested shares at December 31, 2005. Options granted are immediately exercisable, but are subject to the Company’s right to repurchase unvested shares on termination of employment.

(3)	Fair market value of the Company’s common stock at December 31, 2005, which was $0.49 per share, less the exercise price of the options.

Equity Compensation Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005.

Equity Compensation Plan Information

			Number of securities
			remaining available
	Number of securities	Weighted-average	for issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of outstanding	outstanding options,	plans (excluding
	options, warrants and	warrants and rights	securities reflected in
Plan Category	rights (a)	(b)	column (a)) (c)

Equity compensation plans approved by security holders(1)	3,764,947	$23.58	3,378,775
Equity compensation plans not approved by security holders(2)	587,838	$16.74	2,741,744
Total	4,352,785	$22.66	6,120,519

(1)	Includes the following: Incentive Plan, Employee Stock Purchase Plan, 1993 Interleaf Stock Option Plan and 1994 Interleaf Employee Stock Option Plan.

(2)	Includes the following: the 2000 Non-Officer Equity Incentive Plan (the “2000 Non-Officer Plan”) and non-plan grants.

The Company’s 2000 Non-Officer Plan, which was in effect as of December 31, 2002, was adopted by the Board in 2000 and provided for grants of (a) Nonstatutory Stock Options, (b) stock bonuses and (c) rights to purchase restricted stock, to employees (who are not officers or directors of the Company) and consultants of the Company. Stockholder approval of the 2000 Non-Officer Plan and amendments thereto have not been required to date. An aggregate of 666,667 (as adjusted for subsequent stock splits) shares of common stock were initially reserved for issuance under the plan. Certain other provisions of the 2000 Non-Officer Plan are as follows:

•	Eligibility. Nonstatutory stock options, stock bonuses and rights to purchase restricted stock may be granted under the 2000 Non-Officer Plan only to employees (who are not officers or directors of the Company) and consultants of the Company and its affiliates.

•	Terms of Options. The exercise price for nonstatutory stock options available for grant under the 2000 Non-Officer Plan shall be determined by the Board and shall not be less than 85% of the fair market value of the stock subject to the option on the date of grant. Payment of the exercise price may be in the form of either (a) cash at the time the option is exercised or (b) at the discretion of the Board or the Non-Officer Option Committee, at the time of the grant of the option, (a) by delivery to the Company of other common stock of the Company, (b) according to a deferred payment or other arrangement or (c) in any other form of legal consideration that may be acceptable to the Board. The term of a nonstatutory stock option granted under the 2000 Non-Officer Plan may not exceed ten years. Options under the 2000 Non-Officer Plan typically vest at the rate of 25% on the first anniversary of the vesting commencement date and 25% annually thereafter until fully vested or the optionholder’s service to the Company has terminated. The Board has the power to accelerate the time during which an option may vest or be exercised and may also authorize the modification of any outstanding option with the consent of the optionholder.

•	Adjustment Provisions. The number of shares available for future grant and for outstanding but unexercised options and the exercise price of outstanding options are subject to adjustment for any merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction.

•	Corporate Transactions. The 2000 Non-Officer Plan provides that, in the event of a sale of substantially all of the assets of the Company, specified types of merger or consolidation with or into any other entity or person in which the Company is not the continuing or surviving entity or in which the Company is the surviving entity but the shares of common stock outstanding immediately prior to the transaction are converted by virtue of the transaction into other property, then any surviving corporation shall either assume options outstanding under the 2000 Non-Officer Plan or substitute similar options for those outstanding under the 2000 Non-Officer Plan (including an award to acquire the same consideration paid to stockholders in the change in control). If any surviving corporation does not either assume options outstanding under the 2000 Non-Officer Plan, or substitute similar options, then, with respect to stock awards held by persons then performing services as employees, directors or consultants, the time during which such stock awards may be exercised shall be accelerated and the stock awards terminated if not exercised prior to such event. With respect to any other stock awards outstanding under the 2000 Non-Officer Plan, such stock awards shall terminate if not exercised prior to such event. The acceleration of options in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Severance Plans and Separation Agreement

Executive Severance Benefit Plan.  The Company’s Executive Severance Benefit Plan (the “Severance Plan”) was established effective on May 22, 2003. The purpose of the Severance Plan is to provide for the payment of severance benefits to certain eligible employees of the Company whose employment with the Company is involuntarily terminated. For purposes of the Severance Plan, an eligible employee is defined as an employee of the Company (i) who (a) reports directly to the CEO of the Company (“Group 1”) or (b) is a Senior Vice President or the Vice President and Corporate Financial Controller of the Company and does not report directly to the CEO (“Group 2”), (ii) whose employment is terminated by the Company pursuant to an involuntary termination without cause or a reduction in force and (ii) who is notified by the Company in writing that he or she is eligible for participation in the Plan. The determination of whether an employee is an eligible employee is made by the Company, in its sole discretion; severance payments and benefits are made according to which Group an employee is in.

Pursuant to the Severance Plan, each eligible employee receives a cash severance benefit in accordance with the Company’s then current payroll practices and continued premium payments of their employee benefits plans as follows:

Group 1

Completed Months of	Months of
Continuous Employment	Base Salary/Continued Benefits

0-3 months	3 months
4-12 months	6 months
13 or more months	6 months plus 1/4 month per each completed month of continuous employment after 12 months up to a maximum of 9 months

Group 2

Completed Months of	Months of
Continuous Employment	Base Salary/Continued Benefits

0-3 months	2 months
4-12 months	4 months
13 or more months	4 months plus 1/6 month per each completed month of continuous employment after 12 months up to a maximum of 6 months

Messrs. Chen and Meyer are in Group 1. Mr. Meyer’s offer letter modifies his rights under the Severance Plan by providing that, assuming Mr. Meyer does not receive any benefits from the Change of Control Plan (described below), he will be entitled to nine months severance after 15 months of continuous employment and in the event of a change in control, 50% of the unvested shares subject to his outstanding stock options shall vest and become exercisable.

Change of Control Severance Benefit Plan.  The Company’s Change of Control Severance Benefit Plan (the “Change of Control Plan”) was established effective on May 22, 2003, and the Board formally designated plan participants in July 2005. The purpose of the Change of Control Plan is to provide for the payment of severance benefits to designated participants whose employment with the Company is involuntarily terminated within one month before or 24 months following a change of control of the Company. The plan participants were designated as being in one of four “Levels,” with all participants in a certain Level being eligible for severance benefits as follows:

Level	Benefits

Level 1 Eligible Employees	Cash payment: lump-sum payment equal to 100% of the greater of (i) sum of annual salary and target bonus on the date of termination or (ii) sum of annual salary and target bonus in effect immediately prior to the change of control
Benefits: continuation of benefits for 12 months
Outplacement services: for 12 months
Acceleration of unvested stock options: 25%, 37.5% or 60% of unvested stock options accelerate, based on completed years of continuous employment of fewer than 3, three to five or 5 or more, respectively

Level	Benefits

Level II Eligible Employees	Cash payment: lump-sum payment equal to 100% of the greater of (i) sum of annual salary and target bonus on the date of termination or (ii) sum of annual salary and target bonus in effect immediately prior to the change of control
Benefits: continuation of benefits for 12 months
Outplacement services: for 12 months
Acceleration of unvested stock options: 12.5%, 25%, 37.5% or 60% of unvested stock options accelerate, based on completed months of continuous employment of 12 or fewer, 13 to 35, 36-59 and 60 or more, respectively

Level III Eligible Employees	Cash payment: lump-sum payment equal to 50% of the greater of (i) sum of annual salary and target bonus on the date of termination or (ii) sum of annual salary and target bonus in effect immediately prior to the change of control
Benefits: continuation of benefits for 6 months
Outplacement services: for 6 months
Acceleration of unvested stock options: 12.5%, 25%, 37.5% or 60% of unvested stock options accelerate, based on completed months of continuous employment of 12 or fewer, 13 to 35, 36-59 and 60 or more, respectively

Level IV Eligible Employees	Cash payment: lump-sum payment equal to 25% of the greater of (i) sum of annual salary and target bonus on the date of termination or (ii) sum of annual salary and target bonus in effect immediately prior to the change of control
Benefits: continuation of benefits for 3 months
Outplacement services: for 3 months
Acceleration of unvested stock options: 12.5%, 25%, 37.5% or 60% of unvested stock options accelerate, based on completed months of continuous employment of 12 or fewer, 13 to 35, 36-59 and 60 or more, respectively

Mr. Chen was designated by the Board as a Level I Eligible Employee and Messrs. Meyer and Kormushoff were designated as Level II Eligible Employees. Benefits payable to individuals under the Change of Control Plan are offset by any other benefits paid to such individual under other similar plans or arrangements, including the Severance Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds or exceeded $60,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest other than as described under “Management” and as described below. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our nominating and corporate governance committee, compensation committee or other committee comprised of independent, disinterested directors.

On November 18, 2005, our Chief Executive Officer and largest stockholder, Dr. Pehong Chen, acquired all of our outstanding Senior Subordinated Convertible Notes. Including accrued interest, the Notes represented approximately $15.5 million in debt obligations as of December 20, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, Dr. Chen has agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. This is referred to as the “Note Conversion”. In connection with the Note Conversion, promptly following the completion of the rights offering we expect to cancel the Notes and issue approximately 34,500,000 new shares of common stock to Dr. Chen that, depending on the number of shares issued in the rights offering, will represent up to approximately 50% of our total outstanding common stock immediately following such issuance. Because of the highly dilutive nature of the Note Conversion, our primary purpose for the rights offering is to allow the holders of BroadVision common stock at the time of the Note Conversion an opportunity to further invest in BroadVision in order to maintain their proportionate interest in BroadVision common stock, at the same price per share as the conversion price afforded to Dr. Chen in the Note Conversion. Dr. Chen has waived any right to participate in the rights offering. Depending on the number of shares of BroadVision common stock issued as a result of the rights offering, Dr. Chen will hold between approximately 22% and 61% of our outstanding common stock following the Note Conversion.

Director and Officer Indemnification

Our restated certificate of incorporation contains provisions limiting the liability of directors. In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law.

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for in such agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party be reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our Bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of December 15, 2005 by: (a) each director; (b) each of the executive officers named in the Summary Compensation Table; (c) all current executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares (#)	Total (%)

Pehong Chen(2)	7,457,439	21.7%
William E. Meyer(3)	185,061	*
David L. Anderson(4)	72,585	*
James D. Dixon(5)	45,000	*
Robert Lee(6)	21,039	*
Roderick C. McGeary(5)	26,250	*
T. Michael Nevens(5)	41,250	*
All Current Directors and Executive Officers as a group (7 persons)(7)	7,848,624	22.8%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 34,428,665 shares outstanding on December 15, 2005, adjusted as required by rules promulgated by the SEC. The Company’s directors and executive officers can be reached at BroadVision, Inc., 585 Broadway, Redwood City, California 94063.

(2)	Includes 5,874,985 shares held in trust by Dr. Chen and his wife for their benefit and 1,582,454 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of December 15, 2005. Excludes the 34,500,000 shares of common stock that will be issued to an affiliate of Dr. Chen in the Note Conversion and 166,666 shares of common stock held in trust by independent trustees for the benefit of Dr. Chen’s children.

(3)	Includes 170,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of December 15, 2005.

(4)	Includes 41,752 shares of common stock issuable upon the exercise of a stock option exercisable within 60 days of December 15, 2005 and 30,833 shares held by The Anderson Living Trust, of which Mr. Anderson is Trustee.

(5)	Represents shares of common stock issuable upon the exercise of stock options exercisable within 60 days of December 15, 2005.

(6)	Includes 20,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of December 15, 2005.

(7)	Includes the information contained in the notes above, as applicable, for directors and executive officers of the Company as of December 15, 2005.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We have 2,000,000,000 shares of common stock authorized. As of January 31, 2006, 34,522,130 shares of BroadVision common stock were outstanding and held of record by 1,988 stockholders. In addition, as of January 27, 2006, 4,336,882 shares of BroadVision common stock were subject to outstanding options.

Each share of BroadVision common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. Subject to preferences that may apply to any of our outstanding convertible preferred stock, holders of BroadVision common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding convertible preferred stock. BroadVision common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions. The shares of BroadVision common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

We have 10,000,000 shares of preferred stock authorized. As of January 27, 2006, none of the shares of our preferred stock were outstanding. Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series.

Anti-Takeover Provisions

Some provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	the approval of holders of at least a majority of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•	in general, stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•	directors may only be removed for cause by the holders of a majority of the shares entitled to vote at an election of directors or without cause by the holders of at least two-thirds shares entitled to vote at an election of directors; and

•	we will indemnify officers and directors against losses that may incur investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent and Registrar

Computershare Trust Company has been appointed as the transfer agent and registrar for BroadVision common stock.

NASDAQ National Market Listing

BroadVision common stock is listed on The NASDAQ National Market under the symbol “BVSN.” On September 7, 2005, we received notice from the NASDAQ Stock Market that BroadVision common stock is subject to delisting from the NASDAQ Stock Market if BroadVision common stock price does not close above $1.00 per share for at least 10 consecutive days within the 180 calendar day period commencing on September 7, 2005. On February 1, 2006, the closing price of BroadVision common stock was $0.52 per share.

LEGAL MATTERS

Cooley Godward llp, San Francisco, California will pass upon the validity of the common stock offered by this prospectus for us.

EXPERTS

Our consolidated financial statements and financial statement schedule as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included elsewhere in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
BroadVision, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of BroadVision, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BroadVision, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. As described in the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, the Company is currently experiencing severe liquidity challenges. At September 30, 2005, the Company’s current liabilities exceed its current assets by approximately $30 million (negative working capital) resulting in a working capital ratio of less than 0.4 to 1.0. The Company currently does not have any financing arrangements in place from which to borrow additional funds as may be required to meet its near term cash requirements. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plan is also described in Note 1. No adjustments to the carrying values or classification of the assets and liabilities in the accompanying financial statements have been made to take account of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, as to which the date is November 11, 2005, expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting due the existence of material weaknesses.

/s/  BDO Seidman, LLP

San Jose, California
March 11, 2005, except for the Basis of Presentation —  Going Concern Uncertainty
discussion in Note 1, as to which the date is November 11, 2005

BROADVISION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2004
	(In thousands, except
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$78,776	$41,851
Accounts receivable, less receivable reserves of $3,022 and $1,409 as of December 31, 2003 and 2004, respectively	15,380	14,370
Restricted cash and investments, current portion	—	21,933
Prepaids and other	5,346	2,232

Total current assets	99,502	80,386
Property and equipment, net	15,400	3,566
Restricted cash and investments, net of current portion	19,827	2,323
Equity investments	1,565	574
Goodwill	56,434	56,434
Other assets	2,354	1,370

Total assets	$195,082	$144,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and current portion of long-term debt	$27,977	$25,566
Accounts payable	9,186	7,470
Accrued expenses	34,761	40,745
Warrant liability	—	4,899
Unearned revenue	7,596	3,870
Deferred maintenance	19,234	15,972

Total current liabilities	98,754	98,522
Long-term debt, net of current portion	969	7,443
Other non-current liabilities	87,409	8,278

Total liabilities	187,132	114,243
Commitments and contingencies (Note 8)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 10,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 2,000,000 shares authorized; 33,198 and 33,951 shares issued and outstanding as of December 31, 2003 and 2004, respectively	3	3
Additional paid-in capital	1,212,671	1,214,619
Accumulated other comprehensive loss	(49)	(172)
Accumulated deficit	(1,204,675)	(1,184,040)

Total stockholders’ equity	7,950	30,410

Total liabilities and stockholders’ equity	$195,082	$144,653

The accompanying notes are an integral part of these consolidated financial statements

BROADVISION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2003	2004
	(In thousands, except
	per share amounts)

Revenues:
Software licenses	$40,483	$30,230	$26,883
Services	75,415	57,851	51,121

Total revenues	115,898	88,081	78,004
Cost of revenues:
Cost of software licenses	8,144	2,561	1,303
Cost of services	38,898	25,708	24,978

Total cost of revenues	47,042	28,269	26,281

Gross profit	68,856	59,812	51,723
Operating expenses:
Research and development	41,432	21,067	18,024
Sales and marketing	48,918	26,394	27,340
General and administrative	16,288	9,790	9,538
Litigation settlement costs	—	4,250	—
Goodwill and intangible amortization	3,548	886	—
Restructuring (reversal) charge	110,449	35,356	(23,545)
Impairment of assets	3,129	—	—

Total operating expenses	223,764	97,743	31,357

Operating income (loss)	(154,908)	(37,931)	20,366
Interest (expense) income	4,130	803	(227)
Other income (expense), net	(12,141)	2,096	187

Income (loss) before benefit/(provision) for income taxes	(162,919)	(35,032)	20,326
Benefit (provision) for income taxes	(7,603)	(439)	309

Net income (loss)	$(170,522)	$(35,471)	$20,635

Basic net income (loss) per share	$(5.32)	$(1.08)	$0.62

Diluted net income (loss) per share	$(5.32)	$(1.08)	$0.60

Shares used in computing basic net income (loss) per share	32,036	32,800	33,539

Shares used in computing diluted net income (loss) per share	32,036	32,800	34,321

The accompanying notes are an integral part of these consolidated financial statements

BROADVISION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)

				Accumulated
			Additional	Other			Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	Income (Loss)	Equity
	(In thousands)

Balances as of December 31, 2001	31,643	$3	$1,207,071	$(5,245)	$(998,682)	$—	$203,147
Comprehensive loss:
Net loss	—	—	—	—	(170,522)	(170,522)	(170,522)
Unrealized investment gain less reclassification adjustment for gains (losses) included in net loss, net of $2,606 tax	—	—	—	5,282	—	5,282	5,282

Total comprehensive loss						$(165,240)

Issuance of common stock under employee stock purchase plan	558	—	1,793	—	—		1,793
Issuance of common stock from exercise of options	238	—	1,087	—	—		1,087
Stock-based compensation charge	—	—	846	—	—		846

Balances as of December 31, 2002	32,439	3	1,210,797	37	(1,169,204)		41,633
Comprehensive loss:
Net loss	—	—	—	—	(35,471)	(35,471)	(35,471)
Unrealized investment gain less reclassification adjustment for gains (losses) included in net loss	—	—	—	(86)	—	(86)	(86)

Total comprehensive loss						$(35,557)

Issuance of common stock under employee stock purchase plan	365	—	863	—	—		863
Issuance of common stock from exercise of options	369	—	669	—	—		669
Stock-based compensation charge	25	—	342	—	—		342

Balances as of December 31, 2003	33,198	3	1,212,671	(49)	(1,204,675)		7,950
Comprehensive income:
Net income:	—	—	—	—	20,635	$20,635	20,635
Foreign currency translations	—	—	—	(116)	—	—	(116)
Unrealized investment gain, less reclassification adjustment for gains (losses) included in net income	—	—	—	49	—	49	49
Reclassification adjustment	—	—	56	(56)	—	—	—

Total comprehensive income						$20,684

Issuance of common stock under employee stock purchase plan	443	—	1,296	—	—		1,296
Issuance of common stock from exercise of options	304	—	615	—	—		615
Stock-based compensation charge (reversal)	6	—	(19)	—	—		(19)

Balances as of December 31, 2004	33,951	$3	$1,214,619	$(172)	$(1,184,040)		$30,410

The accompanying notes are an integral part of these consolidated financial statements.

BROADVISION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2003	2004
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(170,522)	$(35,471)	$20,635
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	18,200	11,261	3,672
Stock-based compensation charge (reversal)	846	342	(19)
Provision for (release of) doubtful accounts and reserves	3,979	(812)	(1,466)
Amortization of prepaid royalties	6,764	1,167	613
Realized loss on cost method long-term investments	12,649	385	517
Loss on sale or abandonment of fixed assets	344	—	—
Impairment of assets	3,129	—	(96)
Amortization of goodwill and other intangibles	3,548	886	—
Non-cash restructuring charge (reversal)	18,891	(457)	(24,855)
Provision for deferred tax asset valuation allowance	6,279	—	—
Loss on revaluation of warrants	—	—	754
Changes in operating assets and liabilities, net of effects from acquired business:
Accounts receivable	12,872	8,349	2,476
Prepaid expenses and other current assets	3,635	1,621	2,501
Other non-current assets	(2,600)	1,909	600
Accounts payable and accrued expenses	(9,097)	(8,135)	(2,237)
Restructuring accrual	6,323	7,489	(37,788)
Unearned revenue and deferred maintenance	(14,434)	(11,653)	(6,989)
Other non-current liabilities	—	—	(168)

Net cash used for operating activities	(99,194)	(23,119)	(41,850)
Cash flows from investing activities:
Purchase of property and equipment	(1,091)	(131)	(730)
Proceeds from sale of assets	247	186	—
Sales/maturity of short-term investments	82,582	27,342	—
Purchase of short-term investments	(43,041)	(2,917)	—
Purchase of long-term investments	(2,349)	(2,729)	(100)
Sales/maturity of long-term investments	24,315	3,403	624
Transfer (to) from restricted cash/investments	13,245	(3,123)	(4,428)
Proceeds from dividends	—	—	795

Net cash provided by (used for) investing activities	73,908	22,031	(3,839)
Cash flows from financing activities:
Proceeds from bank line of credit and term debt borrowings	25,000	2,000	89,076
Repayments of bank line of credit and term debt borrowings	(977)	(1,051)	(96,994)
Proceeds from issuance of convertible debt and warrant, net	—	—	14,887
Proceeds from issuance of common stock, net	2,891	1,529	1,911

Net cash provided by financing activities	26,914	2,478	8,880
Effect of exchange rates on cash and cash equivalents	—	—	(116)

Net (decrease) increase in cash and cash equivalents	1,628	1,390	(36,925)
Cash and cash equivalents, beginning of year	75,758	77,386	78,776

Cash and cash equivalents, end of year	$77,386	$78,776	$41,851

Supplemental cash flow disclosures:
Cash paid for interest	$883	$199	$99

Cash paid for income taxes	$1,324	$1,263	$426

The accompanying notes are an integral part of these consolidated financial statements

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2004

Note 1 — Organization and Summary of Significant Accounting Policies

Nature of Business

BroadVision, Inc. (collectively with its subsidiaries, the “Company”) was incorporated in the state of Delaware on May 13, 1993 and has been a publicly-traded corporation since 1996. BroadVision develops, markets, and supports enterprise portal applications that enable companies to unify their e-business infrastructure and conduct both interactions and transactions with employees, partners, and customers through a personalized self-service model that increases revenues, reduces costs, and improves productivity.

Basis of Presentation — Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company is currently experiencing severe liquidity challenges. At September 30, 2005, the Company’s current liabilities exceed its current assets by approximately $30 million (negative working capital) resulting in a working capital ratio of less than 0.4 to 1.0. The Company currently does not have any additional financing arrangement in place from which to borrow additional funds as may be required to meet its near term cash requirements. Further, due to the event of default which occurred on October 8, 2005 relative to the convertible notes and the subsequent agreement entered into on October 25, 2005 with the convertible noteholders, the noteholders can demand payment in full on the approximate $15.5 million outstanding note balance and interest on or after November 16, 2005. If this were to occur, and if the Company was not able to obtain financing sufficient to fully repay the notes upon such demand, the Company would be forced to seek protection under the bankruptcy laws. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern. The Company is seeking to obtain financing from its Chief Executive Officer and largest shareholder in order to fully repay the Notes. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to obtain sufficient financing to fully repay the Notes on favorable terms, obtain additional financing as may be required to meet any short term cash requirements, and ultimately to achieve profitable operations. No adjustments to the carrying values or classification of the assets and liabilities in the accompanying financial statements have been made to take account of this uncertainty.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In the Company’s opinion, the consolidated financial statements presented herein include all necessary adjustments, consisting of normal recurring adjustments, to fairly state the Company’s financial position, results of operations, and cash flows for the periods indicated. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain assumptions and estimates that affect reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

Revenue Recognition

Overview

The Company’s revenue consists of fees for licenses of the Company’s software products, maintenance, consulting services and customer training. The Company generally charges fees for licenses of its software products either based on the number of persons registered to use the product or based on the number of Central Processing Units (“CPUs”) on which the product is installed. Licenses for software whereby fees charged are based upon the number of persons registered to use the product are differentiated between licenses for development use and licenses for use in deployment of the customer’s website. Licenses for software whereby fees charged are on a per-

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

CPU basis do not differentiate between development and deployment usage. The Company’s revenue recognition policies are in accordance with SOP 97-2, as amended; SOP 98-9, and the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements.

The Company licenses its products through its direct sales force and indirectly through resellers. In general, software license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected. Subscription-based license revenues are recognized ratably over the subscription period. The Company enters into reseller arrangements that typically provide for sublicense fees payable to the Company based upon a percentage of list price. The Company does not grant its resellers the right of return. Revenue generated under reseller agreements is recognized upon obtaining evidence of the resale of the license rights from the reseller to one or more end users.

The Company recognizes revenue using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance, consulting services or customer training. The determination of fair value is based on objective evidence, which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The Company records unearned revenue for software license agreements when cash has been received from the customer and the agreement does not qualify for revenue recognition under the Company’s revenue recognition policy. The Company records accounts receivable for software license agreements when the agreement qualifies for revenue recognition but cash or other consideration has not been received from the customer.

Services Revenue

Consulting services revenues and customer training revenues are recognized as such services are performed. Maintenance revenues, which include revenues bundled with software license agreements that entitle the customers to technical support and future unspecified enhancements to the Company’s products, are deferred and recognized ratably over the related agreement period, generally twelve months.

The Company’s consulting services, which consist of consulting, maintenance and training, are delivered through BVGS. Services that the Company provides are not essential to the functionality of the software. In accordance with EITF 01-14, which the Company adopted as of January 1, 2002, the Company records reimbursement by its customers for out-of-pocket expenses as an increase to services revenues.

Cash, Cash Equivalents and Short-Term Investments

We consider all debt and equity securities with remaining maturities of three months or less at the date of purchase to be cash equivalents. Short-term cash investments consist of debt and equity securities that have a remaining maturity of less than one year as of the date of the balance sheet. Cash and cash investments that serve as collateral for financial instruments such as letters of credit are classified as restricted. Restricted cash in which the

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

underlying instrument has a term of greater than twelve months from the balance sheet date are classified as non-current.

Management determines the appropriate classification of cash investments at the time of purchase and evaluates such designation as of each balance sheet date. All cash investments to date have been classified as available-for-sale and carried at fair value with related unrealized gains or losses reported as other comprehensive income (loss), net of tax. Total short-term and long-term investment unrealized gains (losses) was $49,000 as of December 31, 2003. Total realized gains during fiscal years 2003 and 2004 were $1.1 million and $573,000, respectively, and are included in other income in the accompanying Consolidated Statements of Operations.

Our cash and cash equivalents, short-term investments and long-term investments consisted of the following as of December 31, 2003 and 2004 (in thousands):

					Classified on Balance Sheet as:
						Restricted	Restricted
	Purchase/	Gross	Gross	Aggregate	Cash and	Cash and	Cash and
	Amortized	Unrealized	Unrealized	Fair	Cash	Investments,	Investments,
	Cost	Gains	Losses	Value	Equivalents	Current	Non-Current

As of December 31, 2003:
Cash and certificates of deposits	$65,592	$—	$—	$65,592	$65,592	$—	$—
Money market	32,603	—	—	32,603	13,184	—	19,419
Corporate notes/bonds	408	—	—	408	—	—	408

Total	$98,603	$—	—	$98,603	$78,776	—	$19,827

As of December 31, 2004:
Cash and certificates of deposits	$55,240	$—	—	$55,240	$30,984	$21,933	$2,323
Money market	10,867	—	—	10,867	10,867	—	—

Total	$66,107	$—	$—	$66,107	$41,851	$21,933	$2,323

Research and Development and Software Development Costs

Under the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. The costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant. To date, the Company has not capitalized any costs related to the development of software for external use.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense, which is included in sales and marketing expense, amounted to $82,000, $122,000, and $571,000 in 2004, 2003, and 2002, respectively.

Prepaid Royalties

Prepaid royalties relating to purchased software to be incorporated and sold with the Company’s software products are amortized as a cost of software licenses either on a straight-line basis over the remaining term of the royalty agreement or on the basis of projected product revenues, whichever results in greater amortization.

Allowances and Reserves

Occasionally, the Company’s customers experience financial difficulty after the Company records the sale but before payment has been received. The Company maintains allowances for doubtful accounts for estimated losses

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

resulting from the inability of its customers to make required payments. The Company’s normal payment terms are generally 30 to 90 days from invoice date. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Restructuring

The Company has approved certain restructuring plans to, among other things, reduce its workforce and consolidate facilities. These restructuring charges were taken to align the Company’s cost structure with changing market conditions and to create a more efficient organization. The Company’s restructuring charges are comprised primarily of: (i) severance and benefits termination costs related to the reduction of the Company’s workforce; (ii) lease termination costs and/or costs associated with permanently vacating its facilities; (iii) other incremental costs incurred as a direct result of the restructuring plan; and (iv) impairment costs related to certain long-lived assets abandoned.

The Company accounts for severance and benefits termination costs in accordance with EITF 94-3 for exit or disposal activities initiated prior to January 1, 2003. Accordingly, the Company records the liability related to these termination costs when the following conditions have been met: (i) management with the appropriate level of authority approves a termination plan that commits the Company to such plan and establishes the benefits the employees will receive upon termination; (ii) the benefit arrangement is communicated to the employees in sufficient detail to enable the employees to determine the termination benefits; (iii) the plan specifically identifies the number of employees to be terminated, their locations and their job classifications; and (iv) the period of time to implement the plan does not indicate changes to the plan are likely. The termination costs recorded by the Company are not associated with nor do they benefit continuing activities. The Company accounts for severance and benefits termination costs for exit or disposal activities initiated after January 1, 2003 in accordance with SFAS 146. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. This differs from EITF 94-3, which required that a liability for an exit cost be recognized at the date of an entity’s commitment to an exit plan.

Prior to the adoption on January 1, 2003 of SFAS 146, the Company accounted for the costs associated with lease termination and/or abandonment in accordance with EITF 88-10. Accordingly, the Company recorded the costs associated with lease termination and/or abandonment when the leased property has no substantive future use or benefit to the Company.

The Company accounts for the costs associated with lease termination and/or abandonment in accordance with EITF 88-10. Accordingly, the Company records the costs associated with lease termination and/or abandonment when the leased property has no substantive future use or benefit to the Company. Under EITF 88-10, the Company records the liability associated with lease termination and/or abandonment as the sum of the total remaining lease costs and related exit costs, less probable sublease income. The Company accounts for costs related to long-lived assets abandoned in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and, accordingly, charges to expense the net carrying value of the long-lived assets when the Company ceases to use the assets.

Inherent in the estimation of the costs related to the Company’s restructuring efforts are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. In determining the charge related to the restructuring, the majority of estimates made by management related to the charge for excess facilities. In determining the charge for excess facilities, the Company was required to estimate future sublease income, future net operating expenses of the facilities, and brokerage commissions, among other expenses. The most significant of these estimates related to the timing and extent of future sublease income in which to reduce the Company’s lease obligations. The Company based its estimates of sublease income, in part, on the opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the respective facility, among other factors.

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

These estimates, along with other estimates made by management in connection with the restructuring, may vary significantly depending, in part, on factors that may be beyond the Company’s control. Specifically, these estimates will depend on the Company’s success in negotiating with lessors, the time periods required to locate and contract suitable subleases and the market rates at the time of such subleases. Adjustments to the facilities reserve will be required if actual lease exit costs or sublease income differ from amounts currently expected. The Company will review the status of restructuring activities on a quarterly basis and, if appropriate, record changes to its restructuring obligations in current operations based on management’s most current estimates.

Legal Matters

The Company’s current estimated range of liability related to pending litigation is based on claims for which it is probable that a liability has been incurred and the Company can estimate the amount and range of loss. The Company has recorded the minimum estimated liability related to those claims, where there is a range of loss. Because of the uncertainties related to both the determination of the probability of an unfavorable outcome and the amount and range of loss in the event of an unfavorable outcome, the Company is unable to make a reasonable estimate of the liability that could result from the remaining pending litigation. As additional information becomes available, the Company will assess the potential liability related to its pending litigation and revise its estimates, if necessary. Such revisions in the Company’s estimates of the potential liability could materially impact the Company’s results of operations and financial position.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives (two to eight years). Leasehold improvements are amortized over the lesser of the remaining life of the lease term or their estimated useful lives. Depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 was $3.7 million, $11.3 million, and $18.2 million, respectively. In 2004 the company recorded asset impairments in connection with the settlements reached with several landlords for termination of leases, including transferring ownership of certain furniture, fixtures, and leasehold improvements with a net book value of $8.5 million to the previous landlords. The Company recorded asset impairments of approximately $515,000 during fiscal 2003 in connection with the Company’s restructuring plan, which are included in the restructuring charge recorded in the Company’s Consolidated Statement of Operations. In 2002, the Company recorded a $3.1 million asset impairment from the physical count of the Company’s assets.

Valuation of Long-Lived Assets

The Company periodically assesses the impairment of long-lived assets in accordance with the provisions of SFAS 144. The Company assesses the impairment of goodwill and identifiable intangible assets in accordance with SFAS No. 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. The Company adopted the provisions of SFAS 142 as of January 1, 2002. Please see Note 4 of Notes to Consolidated Financial Statements for additional information.

Employee Stock Option and Purchase Plans

The Company accounts for employee stock-based awards in accordance with the provisions of APB Opinion 25, Financial Accounting Standards Board Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion 25, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Pursuant to SFAS 123, the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees For Acquiring or in Conjunction with Selling Goods or Services.

The Company applies APB Opinion 25 and related interpretations when accounting for its stock option and stock purchase plans. In accordance with APB Opinion 25, we apply the intrinsic value method in accounting for employee stock options. Accordingly, the Company generally recognizes no compensation expense with respect to stock-based awards to employees.

For the year ended December 31, 2004, the Company recorded compensation income of $19,000 as a result of a vesting modification of a grant to a third-party consultant common stock in the Company. During the year ended December 31, 2003, the Company recorded compensation expense of $342,000. This charge was recorded as a result of granting a third-party consultant shares of our common stock and a vesting modification to a grant for a terminated employee. The compensation charge was calculated using the Black-Scholes model. Of the total charge, $131,000 is recorded in general and administrative expense, $67,000 is recorded in sales and marketing expense and the remaining $144,000 is related to employees terminated under the Company’s restructuring plan and therefore is included in the restructuring charge.

On February 7, 2002, the Board of Directors approved an increase by an amount not to exceed 5% of the number of shares outstanding for issuance under the Company’s Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees to purchase common stock equivalent to a percentage of the employee’s earnings, not to exceed 15%, at a price equal to 85% of the fair market value of the common stock at dates specified by the Board of Directors as provided in the Plan. Under the Purchase Plan, the Company issued approximately 2,070,070, 365,049, and 555,278 shares to employees in the years ended December 31, 2004, 2003 and 2002, respectively. Under SFAS 123, compensation cost is recognized for the fair value of the employees’ purchase rights, which was estimated using the Black-Scholes option pricing model with no expected dividends, an expected life of approximately 24 months, and the following weighted-average assumptions:

	Years Ended December 31,
	2002	2003	2004

Risk-free interest rate	1.06%	0.93%	3.61%
Volatility	122%	118%	108%

The weighted-average fair value of the purchase rights granted in the years ended December 31, 2004, 2003, and 2002, was $4.04, $1.22, and $2.94, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with no expected dividends and the following weighted-average assumptions:

	Years Ended December 31,
	2002	2003	2004

Expected life	3.5 years	3.5 years	3.5 years
Risk-free interest rate	1.93%	2.90%	3.61%
Volatility	122%	118%	108%

We have determined pro forma information regarding net income and earnings per share as if we had accounted for employee stock options under the fair value method as required by SFAS 123. The fair value of these stock-based awards to employees was estimated using the Black-Scholes option pricing model. Please see Note 10 of Notes to Consolidated Financial Statements for assumptions used in the Black-Scholes option pricing model. Had compensation cost for the Company’s stock option plan and employee stock purchase plan been determined

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

consistent with SFAS 123, the Company’s reported net income (loss) and net earnings (loss) per share would have been changed to the amounts indicated below (in thousands except per share data):

	Years Ended December 31,
	2002	2003	2004

Net income (loss), as reported	$(170,522)	$(35,471)	$20,635
Add: Stock-based compensation expense included in reported net loss, net of related tax effects	846	342	(19)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(47,979)	(9,275)	(4,545)

Pro forma net income (loss)	$(217,655)	$(44,404)	$16,071

Earnings per share:
Basic — as reported	$(5.32)	$(1.08)	$0.62

Basic — pro forma	$(6.80)	$(1.35)	$0.48

Diluted — as reported	$(5.32)	$(1.08)	$0.60

Diluted — pro forma	$(6.80)	$(1.35)	$0.47

Reverse Stock Splits

On July 24, 2002, the Company announced that its Board of Directors had approved a one-for-nine reverse split of its common stock. The reverse split was effective as of 8:00 p.m. Eastern Daylight Time on July 29, 2002. Each nine shares of outstanding common stock of the Company automatically converted into one share of common stock. The Company’s common stock began trading on a post-split basis at the opening of trading on the NASDAQ National Market on July 30, 2002.

The accompanying consolidated financial statements and related financial information contained herein have been retroactively restated to give effect for the July 2002 reverse stock split.

Earnings Per Share Information

Basic income (loss) per share is computed using the weighted-average number of shares of common stock outstanding, less shares subject to repurchase. Diluted income (loss) per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, common equivalent shares from outstanding stock options and warrants using the treasury stock method. The following table sets forth the basic and diluted net income (loss) per share computational data for the periods presented. Excluded from the computation of

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

diluted loss per share for the years ended December 31, 2003, and 2002, are options and warrants to acquire 1,231,000, and 552,000 shares of common stock, respectively, because their effects would be anti-dilutive.

	Years Ended December 31,
	2002	2003	2004
	(In thousands, except per share amounts)

Net income (loss)	$(170,522)	$(35,471)	$20,635
Weighted-average common shares outstanding to compute basic loss per share	32,036	32,800	33,539
Weighted-average common equivalent shares outstanding Common stock options and warrants	—	—	782

Total weighted-average common and common equivalent shares outstanding to compute diluted loss per share	32,036	32,800	34,321

Basic income (loss) per share	$(5.32)	$(1.08)	$0.62

Diluted income (loss) per share	$(5.32)	$(1.08)	$0.60

Foreign Currency Transactions

During fiscal 2004, the Company changed the functional currencies of all foreign subsidiaries from the U.S. dollar to the local currency of the respective countries. Assets and liabilities of these subsidiaries are translated into U.S. dollars at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Foreign exchange gains and losses resulting from the remeasurement of foreign currency assets and liabilities are included in other income (expense), net in the Consolidated Statements of Operations.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which consists of unrealized gains and losses on available-for-sale securities and cumulative translation adjustments. Total comprehensive income (loss) is presented in the accompanying Consolidated Statement of Stockholders’ Equity. Total accumulated other comprehensive income (loss) is displayed as a separate component of stockholder’s equity in the accompanying Consolidated Balance Sheets. The accumulated balances for each classification of comprehensive income (loss) consist of the following, net of taxes (in thousands):

	Unrealized Gain
	(Loss) in	Foreign	Accumulated Other
	Available-for-Sale-	Currency	Comprehensive
	Securities	Translation	Income (Loss)

Balance, December 31, 2001	$(5,245)	$—	$(5,245)
Net change during period	5,282	—	5,282

Balance, December 31, 2002	37	—	37
Net change during period	(86)	—	(86)

Balance, December 31, 2003	(49)	—	(49)
Net change during period	49	(172)	(123)

Balance, December 31, 2004	$—	$(172)	$(172)

Income Taxes and Deferred Tax Assets

Income taxes are computed using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

The Company analyzes its deferred tax assets with regard to potential realization. The Company has established a valuation allowance on its deferred tax assets to the extent that management has determined that it is more likely than not that some portion or all of the deferred tax asset will not be realized based upon the uncertainty of their realization. The Company has considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance.

Segment and Geographic Information

The Company operates in one segment, electronic commerce business solutions. The Company’s chief operating decision maker is considered to be the Company’s CEO. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region and by product for purposes of making operating decisions and assessing financial performance.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (i) does not have equity investors with voting rights or (ii) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 15, 2003. Disclosure requirements apply to any financial statements issued after January 31, 2003. We do not expect the adoption of SFAS 146 to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the adoption of SFAS 150 to have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS 123R, which replaces SFAS No. 123 Accounting for Stock-Based Compensation, or SFAS 123, and supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period beginning after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We have not yet determined the method of adoption or the effect of adopting SFAS 123R. We are assessing the requirements of SFAS 123R and expect that its adoption will have a material impact on the Company’s results of operations and earnings (loss) per share.

In December 2004, the FASB issued SFAS No. 153 (SFAS 153), “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for periods beginning after June 15, 2005. We do not expect that adoption of SFAS 153 will have a material effect on our consolidated financial position, consolidated results of operations, or liquidity.

Note 2 — Property and Equipment (in thousands):

	December 31,
	2003	2004

Furniture and fixtures	$8,030	$4,036
Computer and software	49,041	49,258
Leasehold improvements	20,842	6,086

	77,913	59,380
Less accumulated depreciation and amortization	(62,513)	(55,814)

Total property and equipment, net	$15,400	$3,566

Depreciation and amortization expense for the years ended December 31, 2004, 2003, and 2002 was $3.7 million, $11.3 million, and $18.2 million, respectively. In 2004, the Company transferred ownership of certain furniture, fixtures, and leasehold improvements with a net book value of $8.5 million to previous landlords as a part of a settlement relating to future real estate obligations. The Company recorded asset impairments of approximately $515,000 during fiscal 2003 in connection with the Company’s restructuring plan, which is included in the Company’s restructuring charge recorded in the Company’s Statement of Operations. In 2002, the Company recorded a $3.1 million asset impairment as a result of the physical inventories of the Company’s assets.

Note 3 — Goodwill and Other Intangibles

On January 1, 2002, the Company adopted SFAS 142, Goodwill and Intangible Assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment at least annually using a fair value approach, and whenever there is an impairment indicator. Other intangible assets continue to be valued and amortized over their estimated lives. Pursuant to SFAS 142, the Company is required to test its goodwill for impairment upon adoption and annually or more often if events or changes in circumstances indicate that the asset might be impaired. The Company concluded that, based upon the market value of its stock in relation to the Company’s net book value at December 31, 2003 and 2004, there was no impairment of goodwill as of December 31, 2003 and 2004.

The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment. In estimating the fair value of the Company, the Company made estimates and judgments about future revenues and cash flows. The Company’s forecasts were based on assumptions that are consistent with the plans and

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

estimates the Company is using to manage the business. Changes in these estimates could change the Company’s conclusion regarding impairment of goodwill and potentially result in a non-cash goodwill impairment charge, for all or a portion of the goodwill balance at December 31, 2004.

Additionally, upon adoption of SFAS 141 and 142, the Company no longer amortizes its non-technology based intangible asset, or assembled workforce. Amortization expense for completed technology intangibles was $886,000 and $3.5 million in 2003 and 2002, respectively. As of December 31, 2003, completed technology intangibles had been fully amortized.

Note 4 — Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2003	2004
	(In thousands)

Employee benefits	$1,511	$1,253
Commissions and bonuses	1,519	1,334
Sales and other taxes	7,983	5,085
Restructuring	18,549	26,292
Other	5,199	6,781

Total Accrued expenses	$34,761	$40,745

Note 5 — Bank Borrowings, Long-Term Debt and Other Non-Current Liabilities

Bank borrowings and long-term debt consists of the following (in thousands):

	December 31,
	2003	2004

Convertible debentures, 6% coupon, due in various maturities beginning in June 2005 (or sooner under certain circumstances)	$—	$11,982
Bank borrowings	27,000	20,000
Term debt	1,946	1,027

	28,946	33,009
Less: Current portion of long-term debt	(27,977)	(25,566)

Long-term debt, net of current portion	$969	$7,443

In November 2004, the Company entered into a definitive agreement for the private placement of up to $20.0 million of convertible debentures to five institutional investors. The Company issued an initial $16.0 million of debentures, which will be convertible into common stock at a fixed conversion price of $2.76 per share. The notes bear interest at a rate of six percent per annum and are repayable in either cash or common stock beginning in June 2005 for a period of up to three years, depending on the occurrence of certain events. Payment of both principal and interest may be made in either cash or, provided that the Company obtains shareholder approval, common stock of the Company. The Company intends to pay these debentures by issuing stock. As of December 31, 2004, a total of $16.0 million in face value convertible debentures was outstanding. These debentures are recorded on the Consolidated Balance Sheet at December 31, 2004, at the discounted amount of $12.0 million. The Company is recording the difference between the face value and discounted amount as additional interest expense over the estimated life of the debentures. The Company may be required to make additional repayments of up to $1 million per month under the notes, contingent upon maintaining certain minimum net cash on hand balances. Our payment

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

of these additional amounts may be in cash and/or common stock pursuant to similar terms as the payment of regular installment amounts. In connection with this transaction, the Company also issued warrants to purchase shares of its common stock. See Note 9.

As December 31, 2004 and December 31, 2003, outstanding term debt borrowings were approximately $1.0 million and $1.9 million, respectively. Borrowings bear interest at the bank’s prime rate (5.25% as of December 31, 2004 and 4.00% as of December 31, 2003) plus up to 1.25%. Principal and interest are due in monthly payments through maturity based on the terms of the facilities. Principal payments of $637,000 are due in 2005, and payments of $390,000 are due thereafter.

In November 2004, the Company renewed and amended its revolving credit facility. The amount available under the revolving line of credit is $20.0 million. Borrowings under the revolving line of credit are collateralized by all of the Company’s assets and bear interest at the bank’s prime rate (5.25% as of December 31, 2004 and 4.0% as of December 31, 2003). As of December 31, 2003 and 2004, $27.0 million and $20.0 million, respectively, remaining outstanding under the Company’s renewed and amended revolving credit facility. Other non-current liabilities consist of the following (in thousands):

	December 31,
	2003	2004

Restructuring	$86,831	$7,871
Other	578	407

Other non-current liabilities	$87,409	$8,278

Note 6 — Income Taxes

The components of income tax (benefit) provision are as follows (in thousands):

	Years Ended December 31,
	2002	2003	2004

Current
Federal	$—	$—	$—
State	175	244	110
Foreign	372	195	(419)

Total current	547	439	(309)
Deferred:
Federal	4,537	—	—
State	2,519	—	—

Total deferred	7,506	—	—

Total (benefit) provision	$7,603	$439	$(309)

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The differences between the income tax (benefit) provision computed at the federal statutory rate of 35% and the Company’s actual income tax provision for the periods presented are as follows (in thousands):

	Years Ended December 31,
	2002	2003	2004

Expected income tax provision (benefit)	$(57,022)	$(12,262)	$7,114
Expected state income taxes (benefit), net of federal tax benefit	(8,961)	(1,683)	1,219
California net operating loss reduction	2,914	1,186	—
Foreign taxes	2,361	663	72
Utilization of foreign net operating loss carryforwards	(2,413)	(533)	(688)
Valuation allowance changes affecting provision	67,070	11,546	(8,361)
Foreign losses not benefited	2,353	1,542	322
Non deductible goodwill and intangible amortization	1,418	355	—
Tax credits	(758)	(351)	(32)
Other	641	(24)	45

Income tax (benefit) provision	$7,603	$439	$(309)

The individual components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2003	2004
	(In thousands)

Deferred tax assets:
Depreciation and amortization	$16,031	$11,701
Accrued liabilities	49,124	16,764
Capitalized research and development	2,527	4,748
Net operating losses	160,064	164,190
Tax credits	13,177	13,740
Unrealized loss on marketable securities	5,320	5,320

Total deferred tax assets	246,243	216,463
Less valuation allowance	$(246,243)	$(216,463)

Net deferred tax asset	$—	$—

The Company has provided a valuation allowance for all of its deferred tax assets as of December 31, 2003 and 2004, due to the uncertainty regarding their future realization. The total valuation allowance decreased $29.8 million from December 31, 2003 to December 31, 2004. The decrease in valuation allowance relates primarily to changes in accrued liabilities. As of December 31, 2004, the Company had federal and state operating loss carryforwards of approximately $446.4 million and $121.3 million respectively, available to offset future regular and alternative minimum taxable income. In addition, the Company had federal and state research and development credit carryforwards of approximately $11.1 million and $3.0 million, respectively, available to offset future tax liabilities. The Company’s federal net operating loss and tax credit carryforwards expire in the tax years 2005 through 2024, if not utilized. The state net operating loss carryforwards expire in the tax years 2005 through 2014. The state research and development credits can be carried forward indefinitely.

Federal and state tax laws limit the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company believes such an ownership change, as defined, may have

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

occurred and, accordingly, certain of the Company’s federal and state operating loss carryforwards may be limited in their annual usage.

During the year, the Company performed additional procedures to determine the amount of tax attribute carry-forwards. As a result of this analysis, a decrease in the Deferred Tax Assets and a corresponding Valuation Allowance was made. Since there is a full Valuation Allowance on the Deferred Tax Assets, there is no provision impact as a result of this change.

In accordance with SFAS 5, the Company maintains reserves for estimated income tax exposures for many jurisdictions when the exposure item becomes probable and estimable. Exposures are settled primarily through the settlement of audits within each individual tax jurisdiction or the closing of a statute of limitation. Exposures can also be affected by changes in applicable tax law or other factors, which may cause management to believe a revision of past estimates is appropriate. Management believes that an appropriate liability has been established for income tax exposures; however, actual results may differ materially from these estimates. As of December 31, 2004, the Company has recorded tax contingency reserves of approximately $3.1 million.

Note 7 — Commitments and Contingencies

Warranties and Indemnification

The Company provides a warranty to its customers that its software will perform substantially in accordance with documentation typically for a period of 90 days following receipt of the software. The Company also indemnifies certain customers from third-party claims of intellectual property infringement relating to the use of its products. Historically, costs related to these guarantees have not been significant and the Company is unable to estimate the maximum potential impact of these guarantees on its future results of operations.

Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no such claims have been filed against us.

The Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer is, or was, serving in such capacity. The term of the indemnification period is for so long as such officer or director is subject to an indemnifiable event by reason of the fact that such person was serving in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is insignificant. Accordingly, the Company has no liabilities recorded for these agreements as of either December 31, 2004 or 2003. The Company assesses the need for an indemnification reserve on a quarterly basis and there can be no guarantee that an indemnification reserve will not become necessary in the future.

Leases

The Company leases its headquarters facility and its other facilities under noncancelable operating lease agreements expiring through the year 2010. Under the terms of the agreements, the Company is required to pay property taxes, insurance and normal maintenance costs.

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

A summary of total future minimum lease payments under noncancelable operating lease agreements, including future minimum facilities payments for properties that are part of restructuring is as follows (in millions):

Total Future
Minimum Lease
Years Ending December 31,	Payments

2005	$25.4
2006	6.0
2007	0.9
2008	0.5
2009 and thereafter (through October 2010)	0.5

Total minimum facilities payments	$33.3

Of this accrual, $21.9 million relates to payments due in fiscal 2005 under lease termination agreements, and $11.4 million relates to future minimum lease payments, fees and expenses, net of estimated sublease income and planned company occupancy. The future minimum lease payment accrual is net of approximately $2.8 million of sublease income to be received under non-cancelable sublease agreements signed prior to December 31, 2004. See Note 9 of Notes to Consolidated Financial Statements for additional information.

Equity Investments

In January 2000, the Company entered into a limited partnership agreement with a venture capital firm under which it was obligated to contribute capital based upon the periodic funding requirements. The total capital commitment was $2.0 million, of which $1.1 million had been contributed through December 31, 2003. In September 2004, the Company sold its interest in the partnership agreement for approximately $576,000 in cash and recorded a loss of approximately $230,000. That loss is included in “Other Income (Expense), net” in the accompanying Consolidated Statement of Operations. As a result of this sale, the Company’s obligation to make future capital contributions has been extinguished.

Standby Letter of Credit Commitments

Commitments totaling $19.8 million and $24.3 million in the form of standby letters of credit were issued on the Company’s behalf from financial institutions as of December 31, 2003 and 2004, respectively, in favor of the Company’s various landlords to secure obligations under the Company’s facility leases.

Legal Proceedings

On June 7, 2001, Verity, Inc. filed suit against the Company alleging copyright infringement, breach of contract, unfair competition and other claims. In August 2003, the Company reached a confidential settlement with Verity, Inc. with respect to our outstanding litigation. The detailed terms and conditions of this settlement are confidential and cannot be disclosed without the consent of each party. The settlement did not have a material effect on the Company’s business, financial condition or results of operations.

On July 18, 2002, Avalon Partners, Inc., doing business as Cresa Partners (“Cresa”), filed a suit against the Company in the Superior Court of the State of California, San Mateo County, claiming broker commissions related to the Company’s termination and restructuring of certain facilities leases associated with our restructuring plans taken during the second quarter of 2002. The Company settled with Avalon Partners, Inc., doing business as Cresa Partners (“Cresa”) with a one-time payment of $2.2 million to Cresa in April 2003.

On June 10, 2004, Metropolitan Life Insurance Company (“MetLife”) filed a complaint in the Superior Court of the State of California, County of Los Angeles, naming the Company as a defendant. The complaint alleged that the Company was liable for unlawful detainer of premises leased from the plaintiff. The plaintiff thereafter filed a

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

First Amended Complaint alleging that the Company no longer held possession of the premises but was in breach of the lease. In February 2005, MetLife and the Company reached agreement and executed documents regarding a settlement of the pending lawsuit under which the Company will pay MetLife an aggregate of $1,927,500 in consideration for termination of the lease, dismissal of the lawsuit and in full settlement of approximately $3.1 million of past and future lease obligations. The first of three installment payments was made in February 2005, with the second due in May 2005 and the third due in September 2005.

On January 7, 2005, we announced that we had reached agreement with the SEC to settle administrative proceedings in connection with the restatement of our financial results for the third quarter of fiscal 2001. No fines or financial penalties associated with the settlement. Without admitting or denying any wrongdoing, we consented to the SEC’s entry of an administrative order that included findings that we issued a false and misleading earnings press release and misleading quarterly report. The order requires that we cease and desist from committing or causing violations of specified provisions of the federal securities laws. The SEC found that a former executive in charge of professional services who left BroadVision in 2002 was responsible for the improper accounting. The restatement concerned revenue related to one software license agreement. Following receipt of payment in full by the customer, we recognized revenue on that agreement in its entirety in the third quarter of 2001. We subsequently determined that the revenue should instead be recognized ratably over the four-year life of the agreement, and announced on April 1, 2002 that we were restating our financial statements for the third quarter of 2001 to effect this change. We have been accounting for the revenue ratably in all periods since the third quarter of 2001.

The Company is also subject to various other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s business, financial condition or results of operations. Although management currently believes that the outcome of other outstanding legal proceedings, claims and litigation involving the Company will not have a material adverse effect on its business, results of operations or financial condition, litigation is inherently uncertain, and there can be no assurance that existing or future litigation will not have a material adverse effect on the Company’s business, results of operations or financial condition.

Note 8 — Restructuring

The Company approved restructuring plans to, among other things, reduce its workforce and consolidate facilities. These restructuring and asset impairment charges were taken to align our cost structure with changing market conditions and to create a more efficient organization. In fiscal 2004, the Company reached agreement with several landlords to extinguish approximately $155 million of obligations related to excess facility leases, which contributed to a pre-tax net restructuring credit during the year of $23.5 million. Pre-tax restructuring charges of $35.4 million and $110.4 million were recorded during the years ended December 31, 2003 and 2002, respectively. For each period, the Company recorded the low-end of a range of assumptions modeled for the restructuring charges, in accordance with SFAS No. 5, Accounting for Contingencies. Adjustments to the restructuring accrual will be made in future periods, if necessary, based upon the then current actual events and circumstances.

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the restructuring accrual activity recorded during the three-years ended December 31, 2004 (in thousands):

	Severance and	Facilities/
	Benefits	Excess Assets	Total

Accrual balances, December 31, 2001	$930	$89,859	$90,789
Restructuring charges	8,707	101,742	110,449
Cash payments	(8,026)	(78,019)	(86,045)
Non-cash portion	(107)	(18,891)	(18,998)

Accrual balances, December 31, 2002	1,540	94,691	96,195
Restructuring charges	1,509	33,847	35,356
Cash payments	(2,342)	(23,829)	(26,171)

Accrual balances, December 31, 2003	671	104,709	105,380
Restructuring charges (credits)	1,114	(24,659)	(23,545)
Cash payments	(961)	(46,711)	(47,672)

Accrual balances, December 31, 2004	$824	$33,339	$34,163

The severance and benefits accrual for each period includes severance, payroll taxes and COBRA benefits related to restructuring plans implemented prior to the balance sheet date. The facilities/excess assets accrual for each period included future minimum lease payments, fees and expenses, net of estimated sublease income and planned company occupancy, and related leasehold improvement amounts payable subsequent to the balance sheet date for which the provisions of EITF 94-3 or SFAS 146, as applicable, were satisfied. See further discussion below. In determining estimated future sublease income, the following factors were considered, among others: opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the respective facilities.

The nature of the charges and credits in 2004 were as follows:

Severance and benefits — The Company recorded a related charge of $1.1 million during the twelve months ended December 31, 2004, related to workforce reductions as a component of the Company’s restructuring plans executed during the year. The Company estimates that the accrual as of December 31, 2004, will be paid in full by December 31, 2005.

Facilities/excess assets — During the twelve months ended December 31, 2004, the Company recorded a facilities-related restructuring credit of $24.7 million. During the third and fourth quarters of 2004, the Company reached agreements with certain landlords to extinguish approximately $155 million of future real estate obligations. The Company made cash payments of $19.0 million during the third quarter and $1.7 million during the fourth quarter, and is, as of December 31, 2004, obligated to make additional cash payments of $21.9 million in fiscal 2005. Standby letters of credit of $21.9 million were issued on our behalf from financial institutions as of December 31, 2004, in favor of the landlords to secure the fiscal 2005 payments. Accordingly, $21.9 million, along with additional letters of credit securing other long-term leases of $2.3 million, has been included in restricted cash in the accompanying Consolidated Balance Sheets at December 31, 2004. The Company also transferred ownership of certain furniture, fixtures, and leasehold improvements with a net book value of $8.5 million to the previous landlords.

As a component of the settlement of one of the previous leases, the Company has a residual lease obligation beginning in 2007 of approximately $9.1 million. The Company may make an additional cash payment of $4.5 million if it exercises an option to terminate this residual real estate obligation prior to the commencement of

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

the lease term (January 2007). This option to terminate the residual lease obligation is accounted for in accordance with SFAS 146 and is a part of the restructuring credit of $24.6 million recorded in fiscal 2004.

In connection with one of the buyout transactions, the Company issued to the landlord a five-year warrant to purchase approximately 700,000 shares of our common stock at an exercise price of $5.00 per share, exercisable beginning in August 2005. See Note 10.

As of December 31, 2004, $2.8 million of estimated future sublease income is netted against the restructuring accrual.

The nature of the charges in 2003 is as follows:

Severance and benefits — The $1.5 million charge in fiscal 2003 related to workforce reductions as a component of the Company’s restructuring plans executed during the year.

Facilities/excess assets — During the twelve months ended December 31, 2003, the Company recorded a facilities-related restructuring charge of $33.8 million. This charge related to the Company’s revisions of estimates with respect to the planned future occupancy and anticipated future subleases.

These revisions were necessary due to a reduction in planned future BroadVision space needs and a further decline in the market for commercial real estate. The Company estimated future sublease timing and rates based upon current market indicators and information obtained from a third party real estate expert.

The nature of the charges in 2002 is as follows:

A pre-tax charge of $110.4 million was recorded during fiscal 2002 to provide for restructuring actions and other related items. The Company recorded the low-end of a range of assumptions modeled for the restructuring charges, in accordance with SFAS No. 5, Accounting for Contingencies. The high-end of the range was estimated at $117.8 million for the charge related to fiscal 2002.

Severance and benefits — The Company recorded a charge of approximately $8.7 million during fiscal year ended December 31, 2002 for restructuring-related severance and benefit costs. Included in the $8.7 million is $107,000 of non-cash charges related to a one-time compensation charge taken as a result of granting certain terminated employees extended vesting of stock options beyond the standard vesting schedule for terminated employees. The compensation charge was calculated using the Black-Scholes option pricing model. Approximately $817,000 of severance and benefits related costs remained accrued as of December 31, 2001 as a result of the Company’s 2001 restructuring plan. Approximately $8.0 million of severance and benefits and other costs were paid out during fiscal 2002 and the remaining $1.0 million of severance, payroll taxes and COBRA benefits was paid through December 31, 2003. The Company’s restructuring plan included plans to terminate the employment of approximately 430 employees in North and South America and approximately 95 employees throughout Europe and Asia/Pacific during the first three quarters of fiscal 2002, impacting all departments within the Company. The employment of approximately 525 employees was terminated during fiscal year 2002.

Facilities/excess assets — During fiscal year 2002, the Company revised its estimates and expectations with respect to its facilities disposition efforts due to further consolidation and abandonment of additional facilities and to account for changes in estimates used in the Company’s 2001 restructuring plan based upon actual events and circumstances. Total lease termination costs include the impairment of related assets, remaining lease liabilities and brokerage fees offset by estimated sublease income. The estimated costs of abandoning these leased facilities, including estimated sublease income, were based on market information analyses provided by a commercial real estate brokerage firm retained by the Company. Based on the factors above, a facilities/excess assets charge of $101.7 million was recorded during fiscal year 2002 and includes non-cash asset impairment charges of approximately $18.9 million.

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2004, the total restructuring accrual of $34.2 million consisted of the following (in millions):

	Current	Non-Current	Total

Severance and Termination	$0.9	$—	$0.9
Excess Facilities	25.4	7.9	33.3

Cash payments	$26.3	$7.9	$34.2

The Company estimates that the $0.9 million severance and termination accrual will be paid in full by December 31, 2005. We expect to pay the excess facilities amounts related to restructured or abandoned leased space as follows (in millions):

Total Future
Minimum Lease
Years Ending December 31,	Payments

2005	$25.4
2006	6.0
2007	0.9
2008	0.5
2009 and thereafter (through October 2010)	0.5

Total minimum facilities payments	$33.3

Of this excess facilities accrual, $21.9 million relates to payments due in fiscal 2005 under lease termination agreements, and $11.4 million relates to future minimum lease payments, fees and expenses, net of estimated sublease income and planned company occupancy.

Activity related to the restructuring plans prior to January 1, 2003 is accounted for in accordance with EITF 94-3. Activity after January 1, 2003 is accounted for in accordance with SFAS 146, with the exception of amounts that were the result of changes in assumptions to restructuring plans that were initiated prior to January 1, 2003.

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the activity related to the restructuring plans initiated after January 1, 2003, and accounted for in accordance with FAS 146 (in thousands):

	Accrued	Amounts Charged to		Accrued
	Restructuring	Restructuring Costs	Amounts Paid or	Restructuring
	Costs, Beginning	and Other	Written Off	Costs, Ending

Year Ended December 31, 2003:
Lease cancellations and commitments	$—	$21,683	$—	$21,683
Termination payments to employees and related costs	—	1,535	(1,293)	242
Write-off on disposal of assets and related costs	—	515	(515)	—

	$—	$23,733	$(1,808)	$21,925

Year Ended December 31, 2004:
Lease cancellations and commitments	$21,683	$9,594	$(9,453)	$21,824
Termination payments to employees and related costs	242	1,114	(991)	365
Write-off on disposal of assets and related costs	—	(1,193)	1,193	—

	$21,925	$9,515	$(9,251)	$22,189

The following table summarizes the activity related to the restructuring plans initiated prior to January 1, 2003, and accounted for in accordance with EITF 94-3 (in thousands):

	Accrued	Amounts Charged to	Amounts Reversed to		Accrued
	Restructuring	Restructuring Costs	Restructuring Costs	Amounts Paid or	Restructuring
	Costs, Beginning	and Other	and Other	Written Off	Costs, Ending

Year Ended December 31, 2002:
Lease cancellations and commitments	$89,859	$82,851	$—	$(78,019)	$94,691
Termination payments to employees and related costs	817	7,644	—	(7,036)	1,425
Write-off on disposal of assets and related costs	113	19,954	—	(19,988)	79

	$90,789	$110,449	$—	$(105,043)	$96,195

Year Ended December 31, 2003:
Lease cancellations and commitments	$94,691	$11,649	$—	$(23,314)	$83,026
Termination payments to employees and related costs	1,425	41	—	(1,037)	429
Write-off on disposal of assets and related costs	79	(41)	(26)	(12)	—

	$96,195	$11,649	$(26)	$(24,363)	$83,455

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

	Accrued	Amounts Charged to	Amounts Reversed to		Accrued
	Restructuring	Restructuring Costs	Restructuring Costs	Amounts Paid or	Restructuring
	Costs, Beginning	and Other	and Other	Written Off	Costs, Ending

Year Ended December 31, 2004:
Lease cancellations and commitments	$83,026	$(32,584)	$—	$(38,927)	$11,515
Termination payments to employees and related costs	429	—	—	30	459
Write-off on disposal of assets and related costs	—	(477)	—	477	—

	$83,455	$(33,061)	$—	$(38,420)	$11,974

Convertible Preferred Stock

As of December 31, 2004, there were no outstanding shares of convertible preferred stock. The Board of Directors and the stockholders have approved authorized shares of convertible preferred stock to 10,000,000.

Note 9 — Stockholders’ Equity

Warrants

As of December 31, 2004, the following warrants to purchase the Company’s common stock were outstanding:

Description	Shares	Price Per Share

Issued to landlord in real estate buyout transaction in August 2004	700,000	5.00
Issued to convertible debenture investors in November 2004	1,739,130	3.58
Others issued in connection with revenue transactions in 1997 and 2000	9,629	Various

Total shares and average price per share	2,448,759	$4.71

The warrant issued in connection with the real estate transaction has a term of five years, and is exercisable beginning in August 2005. The warrant issued in connection with the convertible debentures also has a term of five years and is exercisable beginning in May 2005.

In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the warrants have been included as a short-term liability and were originally valued at fair value on the date of issuance. The warrants are revalued each period until and unless the warrants are exercised. During fiscal 2004, the Company recorded charges related to the change in fair value from the date of issuance of the 2004 warrants to December 31, 2004, of $754,000. This amount is included as a component of Other Income (Expense), net, in the accompanying Consolidated Statement of Operations. If the warrants are exercised prior to their termination, their carrying value will be transferred to equity.

Common Stock

On July 24, 2002, the Company announced that its Board of Directors had approved a one-for-nine reverse split of its common stock. The reverse split was effective July 29, 2002. Each nine shares of outstanding common stock of the Company automatically converted into one share of common stock. The accompanying consolidated financial statements and related financial information contained herein have been retroactively restated to give effect for this stock split.

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

During fiscal 2003 there were no increases in the aggregate number of shares of common stock available to be issued under the Company’s Equity Incentive Stock Option Plan. During May 2001, the Board of Directors and the stockholders approved an increase in the aggregate number of shares of common stock available to be issued under the Company’s Equity Incentive Stock Option Plan by 12,000,000 shares.

The Company applies APB Opinion 25 and related interpretations when accounting for its stock option and stock purchase plans. As of December 31, 2002, the Company had reserved 96 million shares of common stock for issuance under its Equity Incentive Plan. Under this plan, the Board of Directors may grant incentive or nonqualified stock options at prices not less than 100% or 85%, respectively, of the fair market value of the Company’s common stock, as determined by the Board of Directors, at the date of grant. The vesting of individual options may vary but in each case at least 25% of the total number of shares subject to options will become exercisable per year. These options generally expire ten years after the grant date. When an employee option is exercised prior to vesting, any unvested shares so purchased are subject to repurchase by the Company at the original purchase price of the stock upon termination of employment. The Company’s right to repurchase lapses at a minimum rate of 20% per year over five years from the date the option was granted or, for new employees, the date of hire. Such right is exercisable only within 90 days following termination of employment. During the year ended December 31, 2004, no shares were repurchased. There were 133 unvested shares that were repurchased by the Company during the year ended December 31, 2003 at a weighted-average price of $7.81. As of December 31, 2002, 270 shares were subject to repurchase.

The Company’s President and Chief Executive Officer (“CEO”) has options to purchase 1,704,444 shares of common stock at an average exercise price of $38.63 per share. The table below is a summary of shares granted through December 31, 2004:

				Vesting Period
Date Granted	Options Granted	Options Price	Vested	(Months)

6/23/99	500,000	$60.00	500,000	60
5/25/01	500,000	66.51	447,917	48
11/27/01	4,444	35.01	4,444	24
2/19/02	55,555	18.63	39,352	48
10/30/02	644,445	2.16	349,075	48

Totals	1,704,444		1,340,788

Activity in the Company’s stock option plan is as follows:

	Years Ended December 31,
	2002		2003		2004
	Options	Weighted-Average	Options	Weighted-Average	Options	Weighted-Average
Fixed Options	(000’s)	Exercise Price	(000’s)	Exercise Price	(000’s)	Exercise Price

Outstanding at beginning of period	5,239	$44.73	6,036	$29.03	4,128	$27.32
Granted	3,635	4.76	190	4.77	1,264	3.35
Exercised	(226)	4.52	(170)	2.31	(87)	3.07
Forfeited	(2,612)	34.57	1,928)	25.10	(429)	21.23

Outstanding at end of period	6,036	$26.32	4,128	$27.17	4,876	21.93

Options exercisable at end of period	1,861	$45.02	2,060	$40.91	2,656	$44.90

Weighted-average fair value of options granted during the period		$4.16		$3.47		$3.35

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes stock options outstanding under the plan as of December 31, 2004:

		Outstanding
		Weighted-Average
		Remaining		Exercisable
Range of	Options	Contractual	Weighted-Average	Options	Weighted-Average
Exercise Prices	(000’s)	Life in Years	Exercise Price	(000’s)	Exercise Price

$ 1.50-$ 1.50	208	7.81	$1.50	109	$1.50
2.16- 2.16	809	7.93	2.16	409	2.16
2.36- 7.92	2,144	8.74	4.16	515	5.59
8.50- 11.25	5	3.92	10.16	4	10.09
12.50- 31.93	180	5.02	23.25	162	23.72
35.01- 35.01	278	6.91	35.01	267	35.01
35.25- 60.00	604	4.45	56.91	604	56.91
66.51- 66.56	588	6.40	66.51	528	66.51
80.09- 87.19	15	6.01	87.18	15	87.18
121.94- 448.31	45	5.14	161.54	43	160.35

	4,876	6.23	$21.93	2,656	$44.90

The Company grants options outside of the Company’s stock option plan. The terms of these options are generally identical to those granted under the Company’s plan. A summary of options outside of the plan is presented below:

	Years Ended December 31,
	2002		2003		2004
	Options	Weighted-Average	Options	Weighted-Average	Options	Weighted-Average
Fixed Options	(000’s)	Exercise Price	(000’s)	Exercise Price	(000’s)	Exercise Price

Outstanding at beginning of period	975	$78.26	2,471	$17.61	1,614	$15.96
Granted	2,123	2.26	178	5.17	71	7.07
Exercised	(9)	7.50	(198)	1.54	(210)	1.70
Forfeited	(618)	56.94	(837)	21.59	(324)	17.10

Outstanding at end of period	2,471	$18.49	1,614	$15.96	1,151	$17.69

Options exercisable at end of period	4,582	$59.49	6092	$31.88	647	$28.77

Weighted-average fair value of options granted during the period		$1.96		$3.77		$7.07

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes stock options, granted outside the plan, outstanding as of December 31, 2004:

		Outstanding
		Weighted-Average
		Remaining		Exercisable
Range of	Options	Contractual	Weighted-Average	Options	Weighted-Average
Exercise Prices	(000’s)	Life in Years	Exercise Price	(000’s)	Exercise Price

$ 1.50-$ 1.50	717	7.81	$1.50	334	$1.50
2.55- 30.50	285	7.00	10.92	170	13.98
31.93- 116.75	115	5.61	64.29	110	65.54
164.25- 241.88	30	5.30	241.45	29	241.51
381.94- 381.94	4	5.09	381.94	4	381.94

	1,151	7.31	17.69	647	$28.77

For the year ended December 31, 2004, the Company recorded compensation income of $19,000 as a result of a vesting modification of a grant to a third-party consultant common stock in the Company. During the year ended December 31, 2003 the Company recorded compensation expense of $342,000. This charge was recorded as a result of granting terminated employees continued vesting of their stock options for a period beyond their actual termination date. The compensation charge was calculated using the Black-Scholes model. $131,000 of the charge is recorded in general and administrative expense, $67,000 is recorded in sales and marketing and the remaining $144,000 is included in restructuring charge as it related to employees terminated under the Company’s restructuring plan.

During the year ended December 31, 2002 the Company recorded compensation expense of $846,000. This charge was recorded as a result of granting terminated employees continued vesting of their stock options for a period beyond their actual termination date. The compensation charge was calculated using the Black-Scholes model. $739,000 of the charge is recorded in general and administrative expense and the remaining $107,000 is included in restructuring charge as it related to employees terminated under the Company’s restructuring plan.

Note 10 — Employee Benefit Plan

The Company provides for a defined contribution employee retirement plan in accordance with section 401(k) of the Internal Revenue Code. Eligible employees are entitled to contribute up to 50% of their annual compensation, subject to certain limitations ($13,000, with an additional $3,000 catch up for persons 50 years and older for the year ended December 31, 2004).

Note 11 — Geographic, Segment and Significant Customer Information

The Company operates in one segment, electronic business commerce solutions. The Company’s reportable segment includes the Company’s facilities in North and South America (Americas), Europe and Asia Pacific and the Middle East (Asia/Pacific). The Company’s chief operating decision maker is considered to be the Company’s CEO. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region and by product for purposes of making operating decisions and assessing financial performance.

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The disaggregated revenue information reviewed by the CEO is as follows (in thousands):

	Years Ended December 31,
	2002	2003	2004

Software licenses	$40,483	$30,230	$26,883
Services	36,763	22,012	19,942
Maintenance	38,652	35,839	31,179

Total revenues	$115,898	$88,081	$78,004

The Company sells its products and provides services worldwide through a direct sales force and through a channel of independent distributors, value-added resellers (“VARs”) and application service providers (“ASPs”). In addition, the sales of the Company’s products are promoted through independent professional consulting organizations known as systems integrators. The Company provides services worldwide through its BroadVision Global Services Organization and indirectly through distributors, VARs, ASPs, and systems integrators. The Company currently operates in three primary geographical territories, Americas, Europe and Asia/Pacific.

Disaggregated financial information regarding the Company’s products and services and geographic revenues is as follows (in thousands):

	Years Ended December 31,
	2002	2003	2004

Revenues:
Americas	$70,125	$45,135	$37,278
Europe	39,511	35,458	33,321
Asia/Pacific	6,262	7,488	7,405

Total Company	$115,898	$88,081	$78,004

During the years ended December 31, 2004, 2003 and 2002, no customer accounted for 10% or more of the Company’s revenues.

The following represents long-lived assets by geographic region (in thousands):

	December 31,
	2003	2004

Long-lived assets:
Americas	$73,016	$60,312
Europe	537	531
Asia/Pacific	636	527

Total Company	$74,189	$61,370

BROADVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 12 — Subsequent Events

On January 7, 2005, the Company reached agreement with the U.S. Securities and Exchange Commission to settle administrative proceedings in connection with the Company’s restatement of its financial results for the third quarter of fiscal 2001. There were no fines or financial penalties associated with the settlement. Without admitting or denying any wrongdoing, BroadVision consented to the Commission’s entry of an administrative order that included findings that the Company issued a false and misleading earnings press release and misleading quarterly report. The order requires that the Company cease and desist from committing or causing violations of specified provisions of the federal securities laws. The SEC found that a former executive in charge of professional services who left the Company in 2002 was responsible for the improper accounting. The restatement concerned revenue related to one software license agreement. Following receipt of payment in full by the customer, the Company recognized revenue on that agreement in its entirety in the third quarter of 2001. The Company subsequently determined that the revenue should instead be recognized ratably over the four-year life of the agreement, and announced on April 1, 2002 that it was restating its financial statements for the third quarter of 2001 to effect this change. The Company has been accounting for the revenue ratably in all periods since the third quarter of 2001.

On June 10, 2004, Metropolitan Life Insurance Company (“MetLife”) filed a complaint in the Superior Court of the State of California, County of Los Angeles, naming the Company as a defendant. The complaint alleged that the Company was liable for unlawful detainer of premises leased from the plaintiff. The plaintiff thereafter filed a First Amended Complaint alleging that the Company no longer held possession of the premises but was in breach of the lease. On February 10, 2005, the Company announced that MetLife and the Company reached agreement and executed documents regarding a settlement of the pending lawsuit under which the Company will pay MetLife an aggregate of $1,927,500 in consideration for termination of the lease, dismissal of the lawsuit and in full settlement of approximately $3.1 million of past and future lease obligations. The first of three installment payments was made in February 2005, with the second due in May 2005 and the third due in September 2005. This settlement is not expected to have a significant impact on our Consolidated Results of Operations in the quarter ending March 31, 2005.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2004	2005
		(Unaudited)
	(In thousands, except
	per share data)

ASSETS
Current assets:
Cash and cash equivalents	$41,851	$6,066
Accounts receivable, less receivable reserves of $1,409 as of December 31, 2004 and $1,090 as of September 30, 2005	14,370	10,576
Restricted cash, current portion	21,933	—
Prepaids and other	2,232	1,879

Total current assets	80,386	18,521
Property and equipment, net	3,566	2,612
Restricted cash, net of current portion	2,323	1,997
Equity investments	574	—
Goodwill	56,434	43,236
Other assets	1,370	1,077

Total assets	$144,653	$67,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and current portion of long-term debt	$25,566	$11,768
Accounts payable	7,470	4,561
Accrued expenses	40,745	16,168
Warrant liability	4,899	687
Unearned revenue	3,870	3,043
Deferred maintenance	15,972	12,454

Total current liabilities	98,522	48,681
Long-term debt, net of current portion	7,443	—
Other non-current liabilities	8,278	2,282

Total liabilities	114,243	50,963
Commitments and contingencies (Note 4)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 10,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 2,000,000 shares authorized; 33,951 shares issued and outstanding as of December 31, 2004 and 34,429 shares issued and outstanding as of September 30, 2005	3	3
Additional paid-in capital	1,214,619	1,215,217
Accumulated other comprehensive income (loss)	(172)	(168)
Accumulated deficit	(1,184,040)	(1,198,572)

Total stockholders’ equity	30,410	16,480

Total liabilities and stockholders’ equity	$144,653	$67,443

See Accompanying Notes to Condensed Consolidated Financial Statements

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005
	(In thousands, except per share data; unaudited)

Revenues:
Software licenses	$4,654	$3,134	$19,591	$10,941
Services	12,570	10,943	38,650	35,017

Total revenues	17,224	14,077	58,241	45,958
Cost of revenues:
Cost of software licenses	256	106	1,147	(137)
Cost of services	6,391	5,641	18,970	17,235
Total cost of revenues	6,647	5,747	20,117	17,098

Gross profit	10,577	8,330	38,124	28,860

Operating expenses:
Research and development	4,600	3,095	13,997	11,337
Sales and marketing	6,020	2,948	20,365	13,819
General and administrative	2,335	2,162	7,152	7,526
Business combination costs	—	977	—	977
Restructuring charge (credit)	(25,454)	245	(24,205)	(150)
Goodwill impairment	—	13,198	—	13,198

Total operating expenses (benefit)	(12,499)	22,625	17,309	46,707

Operating income (loss)	23,076	(14,295)	20,815	(17,847)
Interest (expense) income, net	77	(1,002)	288	(2,836)
Other income, net	238	220	59	3,648

Income (loss) before provision for income taxes	23,391	(15,077)	21,162	(17,035)
Benefit (provision) for income taxes	(11)	540	(141)	2,503

Net income (loss)	$23,380	$(14,537)	$21,021	$(14,532)

Basic income (loss) per share	$0.70	$(0.42)	$0.63	$(0.43)

Diluted income (loss) per share	$0.69	$(0.42)	$0.61	$(0.43)

Shares used in computing:
Basic income (loss) per share	33,599	34,320	33,459	34,159

Diluted income (loss) per share	34,052	34,320	34,322	34,159

Comprehensive income (loss):
Net income (loss)	$23,380	$(14,537)	$21,021	$(14,532)
Other comprehensive gain (loss), net of tax:
Unrealized investment gains less reclassification adjustment for gains included in net income (loss)	188	—	238	—
Foreign currency translation adjustment	—	(19)	—	4

Total comprehensive income (loss)	$23,568	$(14,556)	$21,259	$(14,528)

See Accompanying Notes to Condensed Consolidated Financial Statements

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2004	2005
	(In thousands; unaudited)

Cash flows from operating activities:
Net income (loss)	$21,021	$(14,532)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	3,129	973
Stock-based compensation credit	(15)	—
Release of doubtful accounts and reserves	(1,722)	(319)
Amortization of prepaid royalties	494	54
Unrealized loss on investments	50	—
(Gain) loss on cost method investments	517	(1,117)
Loss (gain) on sale or abandonment of fixed assets	(96)	78
Non-cash restructuring charge (reversal)	(24,855)	—
Release of income tax accrual	—	(2,032)
(Gain) loss on revaluation of warrants	272	(4,212)
Amortization of discount on convertible notes	—	2,382
Amortization of goodwill	—	13,198
Changes in operating assets and liabilities:
Accounts receivable	5,002	4,113
Prepaids and other	754	299
Other non-current assets	735	293
Accounts payable and accrued expenses	1,128	(5,220)
Restructuring accrual	(38,969)	(24,215)
Unearned revenue and deferred maintenance	(6,105)	(4,345)
Other noncurrent liabilities	(184)	(80)

Net cash used for operating activities	(38,844)	(34,682)

Cash flows from investing activities:
Purchase of property and equipment	(489)	(132)
Transfer from (to) restricted cash	(1,132)	20,324
Purchase of long-term investments	(100)	—
Proceeds from sale of cost method investments	574	590
Proceeds from dividends	277	1,101

Net cash (used in) provided by investing activities	(870)	21,883

Cash flows from financing activities:
Proceeds from bank line of credit, term debt, and convertible notes	69,076	35,000
Repayments of bank line of credit, term debt, and convertible notes	(81,744)	(58,623)
Proceeds from issuance of common stock, net	1,561	598

Net cash (used in) provided by financing activities	(11,107)	(23,025)

Effect of exchange rates on cash and cash equivalents	189	39

Net decrease in cash and cash equivalents	(50,632)	(35,785)
Cash and cash equivalents at beginning of period	78,776	41,851

Cash and cash equivalents at end of period	$28,144	$6,066

Supplemental disclosures of cash flow information:
Cash paid for interest	$87	$663

Cash paid (refunds received) for income taxes	$227	$(547)

See Accompanying Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005
(All Quarterly Data Herein is Unaudited)

Note 1.	Organization and Summary of Significant Accounting Policies

Nature of Business

BroadVision, Inc. (collectively with its subsidiaries, the “Company”) was incorporated in the state of Delaware in May 1993 and has been a publicly traded corporation since 1996. BroadVision solutions help customers rapidly increase revenues and reduce costs by moving interactions and transactions to personalized self-service via the web. Our integrated self-service application suite — including process, commerce, portal and content — offers rich functionality out of the box, and is easily configured for each customer’s e-business environment.

Over 1,000 customers — including U.S. Air Force, Lockheed Martin, Netikos, Circuit City, Iberia L.A.E. and Vodafone — have licensed BroadVision solutions to power and personalize their mission-critical web initiatives.

Merger Agreement

In July 2005, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bravo Holdco (“Bravo Holdco”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned subsidiary of Vector Capital Corporation (“Vector”), and Bravo Merger Sub, LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Bravo Holdco (“Merger Sub”), pursuant to which, subject to satisfaction or waiver of the conditions therein, it is intended that the Company will merge with and into Merger Sub, and the Company’s separate corporate existence will thereupon cease. Under the terms of the Merger Agreement, the holders of shares of the Company’s common stock (other than stockholders who exercise appraisal rights under Delaware law) that are outstanding immediately prior to the consummation of the Merger will receive $0.84 in cash for each share of common stock at the time of the consummation of the Merger (the “Effective Time”).

The consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock and other closing conditions. A proxy card and proxy statement describing the terms of the Merger Agreement were mailed in September 2005 to stockholders of record as of September 16, 2005. Such materials included the board of directors’ recommendation FOR the approval of the Merger Agreement. As of November 11, 2005, approximately 13.0 million shares had been voted in favor of the transaction, which is over 92% of the total shares voted but less than the nearly 17.2 million shares required to achieve a quorum to hold the meeting and approve the transaction. On November 11, 2005, in order to extend the period during which stockholders may submit proxies, the Company adjourned its special stockholder meeting until December 21, 2005. Previously, the Company had adjourned its special stockholder meeting from October 12, 2005 successively to October 26, 2005, November 4, 2005 and November 11, 2005.

There can be no assurance that a sufficient number of stockholder votes will be received in the time periods required under the Merger Agreement in order to approve the transaction or that the transaction otherwise will be completed. On November 3, 2005, Vector and Bravo Holdco filed a second amended statement to their Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2005, in which Bravo Holdco stated its belief that 1) certain conditions to the closing of the Merger would not and cannot be satisfied, 2) Bravo Holdco has the right to terminate the Merger Agreement, 3) Bravo Holdco would have no obligation under the Merger Agreement to proceed with the Merger even if the Merger is approved by the Company’s stockholders and 4) Bravo Holdco does not intend as of the date of such filing to waive any of the conditions to the closing of the Merger. The Company disagrees that any conditions to closing would not and cannot be satisfied, and believes that the parties to the Merger Agreement would be obligated to complete the Merger if it is approved by the Company’s stockholders. Following the October 12, 2005 special stockholder meeting at which a quorum was not present, the Company and Vector also engaged in negotiations regarding a potential alternative transaction pursuant to which the Company would file for protection under Chapter 11 of the Bankruptcy Code, and Bravo Holdco would acquire

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain assets and assume certain liabilities of the Company in a transaction pursuant to Section 363 of the Bankruptcy Code, in which case it would not be necessary to obtain the approval of the Company’s stockholders to complete the transaction. However, these negotiations did not lead to any agreement, and all proposals for such a transaction made by Vector would have resulted in the Company’s stockholders receiving an amount, if any, that is significantly less than the $0.84 per share in cash provided for in the Merger Agreement. The Company terminated these discussions on November 9, 2005 and continues to believe that the Merger remains the best available outcome for all of its stakeholders. The Company also believes that, if the Merger is not completed, the Company will likely become insolvent, unless its obligations under the Notes discussed below or other significant financial obligations are significantly restructured. For additional information about the Company’s liquidity situation, see the sections entitled “Convertible Note Agreements” and “Liquidity” below.

Convertible Note Agreements

In November 2004, the Company entered into a definitive agreement for the private placement of up to $20.0 million of convertible notes to five institutional investors (the “Securities Purchase Agreement”). Under the terms of the Securities Purchase Agreement, the Company issued an initial $16.0 million of convertible notes (the “Notes”) which are convertible, at the holders’ option, into common stock at a conversion price of $2.76 per share. The Notes bear interest at a rate of six percent per annum, and we were originally obligated to repay the principal amount of the initial $16.0 million of Notes in 15 equal monthly installments of $1.1 million, which began in June 2005. Under the terms of the Notes, the holders have the right to increase the Company’s monthly principal repayment obligation to $2.1 million as of December 2005 due to our cash balances falling below certain defined levels as of September 30, 2005. This increase, if invoked, would have the effect of requiring us to repay the principal amount in eight installments through June 2006. Certain principal payments that were due in the quarter ended September 30, 2005, have been deferred at the election of the investors for a period of eighteen months under the terms of the notes. Payments of future principal and interest may be made in either cash or, upon satisfaction of various conditions set forth in the notes, shares of our common stock. However, we currently have not satisfied the conditions required to make payments in stock, and we anticipate having to use cash to satisfy our future payment obligations under the Notes.

On July 25, 2005, the Company entered into an agreement with certain of the holders of its Notes regarding the treatment in connection with the Merger of the convertible notes and warrants issued to the noteholders under the Securities Purchase Agreement (the “July Noteholder Agreement”). Under the terms of the July Noteholder Agreement, all principal and accrued interest on the notes that is outstanding at the Effective Time of the Merger, together with certain other amounts payable to the noteholders, will be repaid within one business day following the Effective Time of the Merger and the notes and warrants will be extinguished. Subject to our performance of our obligations under the July Noteholder Agreement, the noteholders have consented to the completion of the Merger.

In October 2005, the Company inadvertently did not make timely payment of the third quarter interest payment due under the Notes of approximately $201,000 that was due on October 1, 2005. Lack of timely payment became an event of default on October 8, 2005 after non-payment continued for a period of over five business days. The Company made the third quarter interest payment promptly after discovery of the nonpayment, on October 14, 2005. The event of default permits each noteholder to require the Company to redeem 120% of all or any portion of the amounts outstanding under the applicable Note by delivering notice of such redemption to the Company, which redemption is required under the Notes to be paid within five business days after receipt of such redemption notice. If all of the noteholders elect such redemption, the Company will be obligated to pay within five business days after receipt of such election approximately $15.5 million in unpaid principal and interest. The accelerated repayment of all or any significant portion of such amount would leave the Company with insufficient working capital to conduct its business, and the Company does not presently have sufficient cash to meet such an accelerated repayment obligation.

On October 25, 2005, the Company entered into an agreement with the noteholders under which the noteholders agreed not to require redemption of the Notes, including the 20% premium payable thereunder, prior to November 16, 2005.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 29, 2005, Vector informed the Company that Vector Capital III, L.P. (“Vector III”), an entity affiliated with Vector, had entered into transfer agreements with the noteholders pursuant to which Vector III agreed to acquire all of the issued and outstanding Notes. However, the Company believes that, under the terms of the July Noteholder Agreement, the noteholders are required to obtain its consent, not to be unreasonably withheld, prior to any transfer of the Notes. The Company has declined to provide its consent to date and at this time does not intend to provide its consent, which it believes is reasonable under the circumstances. Both Vector and the noteholders have disputed whether the Company’s consent is required in connection with the purported transfer of the Notes and questioned the reasonableness of the Company’s refusal to consent, and these disputes are unresolved.

On November 8, 2005, counsel for the noteholders delivered to the Company a letter purporting to terminate the July Noteholder Agreement based on the Company’s alleged breaches of material representations, warranties or covenants by reason of the October 8, 2005 event of default and the Company’s refusal to consent to the transfer of the Notes to Vector III. Based on such purported termination, the noteholders assert that the Company’s consent to the transfer of the Notes from the noteholders to Vector III is not required and the other provisions of the July Noteholder Agreement are no longer effective. The noteholders’ letter also asserts that the Company’s refusal to consent to the transfer is a breach of the October 25, 2005 agreement with the noteholders and entitles the noteholders to recover from the Company their attorneys’ fees in connection with the alleged breaches. On November 9, 2005, Vector III notified us that it had completed its purchase of the Notes.

On November 9, 2005, the Company’s Chief Executive Officer and largest stockholder, Pehong Chen, advised the Company that he had offered to purchase the Notes from Vector III for a price equal to its cost plus an amount necessary to defray its reasonable expenses in connection with the purchase and sale of the Notes. Dr. Chen has also advised the Company’s Board of Directors that, if he becomes the owner of the Notes, he will negotiate in good faith with the Company to restructure the Notes so as to relieve the Company of any short-term liquidity threat. Pursuant to the July Noteholder Agreement, the Company’s Board of Directors has consented to the acquisition of the Notes by Dr. Chen. To the Company’s knowledge, Vector III has not accepted Dr. Chen’s offer to purchase the Notes, and there can be no assurance that Dr. Chen will acquire the Notes or that the Company’s obligations under the Notes will be restructured.

Stockholder Class-Action Complaints

On July 28, 2005, representatives of the Company received copies of four complaints relating to purported class action lawsuits, each filed by an alleged holder of shares of our common stock and each filed in California Superior Court for the county of San Mateo. These complaints are captioned Gary Goberville, et al., vs. Pehong Chen, et al., Civ 448490, Cookie Schwartz, et al., vs. BroadVision, Inc., et al., Civ 448516, Leon Kotovich, et al., vs. BroadVision, Inc., et al., Civ 448518 and Anthony Noblett, et al., vs. BroadVision, Inc., et al., Civ 448519. Each claim names the Company’s directors and BroadVision, Inc. as defendants, and each alleges that the director defendants violated their fiduciary duties to stockholders by, among other things, failing to maximize the Company’s value and ignoring, or failing to adequately protect against, certain purported conflicts of interest. Each complaint seeks, among other things, injunctive relief and damages in an unspecified amount. On September 21, plaintiff Goberville filed an amended complaint alleging that defendants caused materially misleading information regarding a proposed merger to be disseminated to the Company’s stockholders. On October 20, 2005, the Court ordered consolidation of the four pending actions pursuant to the parties’ stipulation. In accordance with the Court’s order, plaintiffs’ consolidated amended complaint must be filed and served no later than December 5, 2005. In addition, defendants must complete by December 5, 2005, their production of relevant documents responsive to the first request for production of documents that were served on defendants by plaintiff Kotovich on August 9, 2005 and plaintiff Goberville on August 31, 2005.

Liquidity

Due to a combination of factors, the Company currently is experiencing severe liquidity challenges and believes that its available cash resources will be insufficient to meet its payment obligations by some point in the fourth quarter of 2005 unless its obligations under the Notes discussed above or other significant financial

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obligations are significantly restructured. The factors contributing to this belief include lower-than-anticipated revenues in 2005, costs associated with the Merger and cash payment requirements under the Notes, which will be subject to potential demand for payment in full by the holder(s) thereof on and after November 16, 2005. If the Company’s cash resources become insufficient to meet its obligations as they become due, which they will if repayment of any significant portion of the Notes is demanded and may even in the absence of such a demand, its business and future prospects would be seriously harmed and its ability to operate the business as a going concern and complete the merger would be seriously jeopardized. The Merger is subject to numerous conditions, including the approval of the Company’s stockholders, that could considerably delay or even prevent its completion, and there is no assurance that the Company will be able to obtain additional financing under its existing bank credit facility or otherwise. The requirements the Company must meet in order to obtain financing under its bank credit facility became more stringent as of July 2005. The Company was unable to meet such requirements as of September 30, 2005, and it presently anticipates being unable to meet the requirements for the foreseeable future. In order to obtain financing from any other source, the Company would be required to obtain the approval of both the Vector portfolio company with which it has agreed to merge (provided that the Merger Agreement remains in full force and effect) and the holder(s) of the Notes. There can be no assurance that the Company’s obligations under the Notes or other significant financial obligations will be restructured.

If the Merger is not consummated, the Company will be required to raise additional funds, and it may be unable to do so on acceptable terms or at all. Its ability to obtain debt or equity funding would depend on a number of factors, including restrictive covenants contained in its current convertible note agreement and credit facilities, market conditions, its operating performance and investor interest. If adequate additional funding were not available, the Company would have insufficient working capital to continue executing its current business plan. Even if additional funding were available, the Company’s indebtedness and debt service obligations could continue to increase its vulnerability to general adverse economic and industry conditions, limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it competes, and place it at a competitive disadvantage to less leveraged competitors and those with better access to capital resources.

Basis of Presentation — Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company is currently experiencing severe liquidity challenges. At September 30, 2005, the Company’s current liabilities exceed its current assets by approximately $30 million (negative working capital) resulting in a working capital ratio of less than 0.4 to 1.0. The Company currently does not have any additional financing arrangement in place from which to borrow additional funds as may be required to meet its near term cash requirements. Further, due to the event of default which occurred on October 8, 2005 relative to the convertible notes and the subsequent agreement entered into on October 25, 2005 with the convertible noteholders, the noteholders can demand payment in full on the approximate $15.5 million outstanding note balance and interest on or after November 16, 2005. If this were to occur, and if the Company was not able to obtain financing sufficient to fully repay the notes upon such demand, the Company would be forced to seek protection under the bankruptcy laws. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern. The Company is seeking to obtain financing from its Chief Executive Officer and largest shareholder in order to fully repay the Notes. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to obtain sufficient financing to fully repay the Notes on favorable terms, obtain additional financing as may be required to meet any short term cash requirements, and ultimately to achieve profitable operations. No adjustments to the carrying values or classification of the assets and liabilities in the accompanying financial statements have been made to take account of this uncertainty.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. In the Company’s opinion, the consolidated financial statements presented herein include all necessary adjustments, consisting of normal recurring adjustments, to fairly state the Company’s financial position, results of operations

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and cash flows for the periods indicated. The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain assumptions and estimates that affect reported amounts of assets and liabilities as of the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from estimates. The financial results and related information as of September 30, 2005 and for the three and nine months ended September 30, 2004 and 2005 are unaudited. The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements as of that date but does not necessarily reflect all of the informational disclosures previously reported in accordance with generally accepted accounting principles in the United States of America.

The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included with the Company’s Form 10-K and other documents that have been filed with the SEC. The results of the Company’s operations for the interim periods presented are not necessarily indicative of operating results for the full fiscal year or any future periods.

Revenue Recognition

Overview

The Company’s revenue consists of fees for licenses of the Company’s software products, maintenance, consulting services and customer training. The Company generally charges fees for licenses of its software products either based on the number of persons registered to use the product or based on the number of Central Processing Units (“CPUs”) on the machine on which the product is installed. Licenses for software whereby fees charged are based upon the number of persons registered to use the product are differentiated between licenses for development use and licenses for use in deployment of the customer’s website. Licenses for software whereby fees charged are on a per-CPU basis do not differentiate between development and deployment usage. The Company’s revenue recognition policies are in accordance with Statement of Position (“SOP”) 97-2, as amended, SOP 98-9 and the SEC’s Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements (“SAB 101”).

Software License Revenue

The Company licenses its products through its direct sales force and indirectly through resellers. In general, software license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. For products that cannot be used without a licensing key, the delivery requirement is met when the licensing key is made available to the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. Subscription-based license revenues are recognized ratably over the subscription period. The Company enters into reseller arrangements that typically provide for sublicense fees payable to the Company based upon a percentage of list price. The Company does not grant its resellers the right of return.

The Company recognizes revenue using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance, consulting services or customer training. The determination of fair value is based on objective evidence, which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The Company records unearned revenue for software license agreements when cash has been received from the customer and the agreement does not qualify for revenue recognition under the Company’s revenue recognition policy. The Company records accounts receivable for software license agreements when the agreement qualifies for revenue recognition but cash or other consideration has not been received from the customer.

Services Revenue

Consulting services revenues and customer training revenues are recognized as such services are performed. Maintenance revenues, which include revenues bundled with software license agreements that entitle the customers to technical support and future unspecified enhancements to the Company’s products, are deferred and recognized ratably over the related agreement period, generally twelve months. The Company’s consulting services, which consist of consulting, maintenance and training, are delivered through the BroadVision Global Services (“BVGS”) organization. Services that the Company provides are not essential to the functionality of the software. The Company records reimbursement from its customers for out-of-pocket expenses as an increase to services revenues.

Employee Stock Option and Purchase Plans

The Company accounts for employee stock-based awards in accordance with the provisions of Accounting Principles Board (“APB”) Opinion 25 (“APB 25”), Financial Accounting Standards Board (“FASB”) Interpretation No. 44 (“FIN 44”), Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion 25 and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Pursuant to Statement of Financial Accounting Standards (“SFAS”) 123, the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees For Acquiring or in Conjunction with Selling Goods or Services.

The Company applies APB 25 and related interpretations when accounting for its stock option and stock purchase plans. In accordance with APB 25, we apply the intrinsic value method in accounting for employee stock options.

Accordingly, the Company generally recognizes no compensation expense with respect to stock-based awards to employees.

During the nine months ended September 30, 2004, the Company recorded a stock-based compensation credit of $15,000. This credit was recorded as a result of granting a third party consultant shares of our common stock. The credit, which was calculated using the Black-Scholes model, was recorded as a reduction of sales and marketing expense.

We have determined pro forma information regarding net income (loss) and net income (loss) per share as if we had accounted for employee stock options under the fair value method as required by SFAS 123, Accounting for Stock Compensation. The fair value of these stock-based awards to employees was estimated using the Black-Scholes option pricing model. Had compensation cost for our stock option plan and employee stock purchase plan

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

been determined consistent with SFAS 123, our reported net income (loss) and net income (loss) per share would have been changed to the amounts indicated below (in thousands except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Net income (loss), as reported	$23,380	$(14,537)	$21,021	$(14,532)
Add: Stock-based employee compensation (income) expense included in reported net income (loss), net of related tax effects	—	—	(15)	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,256)	(219)	(6,020)	(1,668)

Pro forma net income (loss)	$22,124	$(14,756)	$14,986	$(16,200)

Income (loss) per share:
Basic — as reported	$0.70	$(0.42)	$0.63	$(0.43)
Basic — pro forma	$0.66	$(0.43)	$0.45	$(0.47)
Diluted — as reported	$0.69	$(0.42)	$0.61	$(0.43)
Diluted — pro forma	$0.65	$(0.43)	$0.44	$(0.47)

Earnings Per Share Information

Basic income (loss) per share is computed using the weighted-average number of shares of common stock outstanding less shares subject to repurchase. Diluted income (loss) per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, common equivalent shares from outstanding stock options and warrants using the treasury stock method, potential common shares from the conversion of convertible debt using the as-if converted method, and shares subject to repurchase. The following table sets forth the basic and diluted income (loss) per share computational data for the periods presented.

There were potential common shares from the conversion of outstanding convertible notes excluded in the diluted shares outstanding during the three months and nine months ended September 30, 2005 as the effect of such shares is anti-dilutive.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Net income (loss)	$23,380	$(14,537)	$21,021	$(14,532)
Weighted average common shares outstanding utilized for basic net income (loss) per share	33,599	34,320	33,459	34,159
Potential common stock issued for options	453	—	863	—

Weighted average common shares outstanding utilized for diluted net income (loss) per share:	$34,052	$34,320	$34,322	$34,159

Basic net income (loss) per share	$0.70	$(0.42)	$0.63	$(0.43)
Diluted net income (loss) per share	$0.69	$(0.42)	$0.61	$(0.43)

Allowances and Reserves

Occasionally, the Company’s customers experience financial difficulty after the Company records the revenue but before payment has been received. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company’s normal payment

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

terms are 30 to 90 days from invoice date. If the financial condition of the Company’s customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Restructuring

Through September 30, 2005, we have approved certain restructuring plans to, among other things, reduce our workforce and consolidate facilities. Restructuring and asset impairment charges were taken to align our cost structure with changing market conditions and to create a more efficient organization. Our restructuring charges are comprised primarily of: (i) severance and benefits termination costs related to the reduction of our workforce; (ii) lease termination costs and/or costs associated with permanently vacating our facilities; (iii) other incremental costs incurred as a direct result of the restructuring plan; and (iv) impairment costs related to certain long-lived assets abandoned. We account for each of these costs in accordance with SAB No. 100, Restructuring and Impairment Charges (“SAB 100”).

Severance and Termination Costs .  We account for severance and benefits termination costs as follows:

•	For exit or disposal activities initiated on or prior to December 31, 2002, we account for costs in accordance with EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) (“EITF 94-3”). Accordingly, we record the liability related to these termination costs when the following conditions have been met: (i) management with the appropriate level of authority approves a termination plan that commits us to such plan and establishes the benefits the employees will receive upon termination; (ii) the benefit arrangement is communicated to the employees in sufficient detail to enable the employees to determine the termination benefits; (iii) the plan specifically identifies the number of employees to be terminated, their locations and their job classifications; and (iv) the period of time to implement the plan does not indicate changes to the plan are likely.

•	For exit or disposal activities initiated after December 31, 2002, we account for costs in accordance with SFAS No. 146, Accounting for Costs Associated with Exit Activities (“SFAS 146”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred.

Excess Facilities Costs.  We account for excess facilities costs as follows:

•	For exit or disposal activities initiated on or prior to December 31, 2002, we account for lease termination and/or abandonment costs in accordance with EITF 88-10, Costs Associated with Lease Modification or Termination. Accordingly, we recorded the costs associated with lease termination and/or abandonment when the leased property had no substantive future use or benefit to us.

•	For exit or disposal activities initiated after December 31, 2002, we account for lease termination and/or abandonment costs in accordance with SFAS 146, which requires that a liability for such costs be recognized and measured initially at fair value on the cease use date of the facility.

Severance and termination costs and excess facilities costs we record under these provisions are not associated with nor do they benefit continuing activities.

Inherent in the estimation of the costs related to our restructuring efforts are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. In determining the charges related to the restructurings to date, the majority of estimates made by management have related to charges for excess facilities. In determining the charges for excess facilities, we were required to estimate future sublease income, future net operating expenses of the facilities, and brokerage commissions, among other expenses. The most significant of these estimates have related to the timing and extent of future sublease income in which to reduce our lease obligations. We based our estimates of sublease income, in part, on the opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the respective

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility, among other factors. The Company has recorded the low-end of a range of assumptions modeled for restructuring charges, in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”). Adjustments to the facilities accrual will be required if actual lease exit costs or sublease income differ from amounts currently expected. We will review the status of restructuring activities on a quarterly basis and, if appropriate, record changes to our restructuring obligations in current operations based on management’s most current estimates.

Legal Matters

The Company’s current estimated range of liability related to pending litigation is based on claims for which it is probable that a liability has been incurred and the Company can estimate the amount and range of loss. The Company has recorded the minimum estimated liability related to those claims, where there is a range of loss. Because of the uncertainties related to both the determination of the probability of an unfavorable outcome and the amount and range of loss in the event of an unfavorable outcome, the Company is unable to make a reasonable estimate of the liability that could result from the remaining pending litigation. As additional information becomes available, the Company will assess the potential liability related to its pending litigation and revise its estimates, if necessary. Such revisions in the Company’s estimates of the potential liability could materially impact the Company’s results of operations and financial position.

On June 10, 2004, Metropolitan Life Insurance Company (“MetLife”) filed a complaint in the Superior Court of the State of California, County of Los Angeles, naming the Company as a defendant. The complaint alleged that the Company was liable for unlawful detainer of premises leased from the plaintiff. The plaintiff thereafter filed a First Amended Complaint alleging that the Company no longer held possession of the premises but was in breach of the lease. In February 2005, MetLife and the Company reached agreement and executed documents regarding a settlement of the pending lawsuit under which the Company paid MetLife an aggregate of $1.9 million in consideration for termination of the lease, dismissal of the lawsuit and in full settlement of approximately $3.1 million of past and future lease obligations. The three installment payments were made in February 2005, May 2005, and September 2005.

Concentrations of Credit Risk

Financial assets that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, and trade accounts receivable. The Company maintains its cash and cash equivalents with two separate financial institutions. The Company markets and sells its products throughout the world and performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses. For the three months ended September 30, 2005 and September 30, 2004, no one customer accounted for more than 10% of total revenue. As of September 30, 2005 and December 31, 2004, no customer individually accounted for more than 10% of accounts receivable.

Foreign Currency Transactions

During fiscal 2004, the Company changed the functional currencies of all foreign subsidiaries from the U.S. dollar to the local currency of the respective countries. Assets and liabilities of these subsidiaries are translated into U.S. dollars at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Foreign exchange gains and losses resulting from the remeasurement of foreign currency assets and liabilities are included in other income (expense), net in the Condensed Consolidated Statements of Operations.

Valuation of Long-Lived Assets

The Company periodically assesses the impairment of long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company assesses the impairment of goodwill and identifiable intangible assets in accordance with SFAS No. 141, Business Combinations (“SFAS 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The Company adopted the provisions of SFAS 142 as of January 1, 2002.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassification

Certain reclassifications have been made to prior year balances in order to conform to the current period presentation. These reclassifications do not impact BroadVision’s consolidated financial condition, results of operation or cash flows.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, debt, and at December 31, 2004, equity investments. The Company does not have any derivative financial instruments. The Company believes the reported carrying amounts of its financial instruments approximates fair value, based upon the maturities and nature of its cash equivalents, accounts receivable and payable, and based on the current rates available to it on similar debt issues. Additionally, the Company periodically evaluates the carrying value of all of its investments for other-than-temporary impairment when events and circumstances indicate that the book value of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amounts by which the carrying amount exceeds its fair market value.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which consists of unrealized gains and losses on available-for-sale securities and cumulative translation adjustments. Total accumulated other comprehensive income (loss) is displayed as a separate component of stockholder’s equity in the accompanying Condensed Consolidated Balance Sheets. The accumulated balances for each classification of comprehensive income (loss) consist of the following, net of taxes (unaudited, in thousands):

		Accumulated Other
	Foreign Currency	Comprehensive
	Translation	Income (Loss)

Balance, December 31, 2004	$(172)	$(172)
Net change during period	4	4

Balance, September 30, 2005	$(168)	$(168)

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period beginning after June 15, 2005, with early adoption encouraged. On April 14, 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for SFAS 123(R). Under the new rule, the Company is required to adopt SFAS 123(R) in the first quarter of fiscal 2006, beginning January 2, 2006. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We have not yet determined the method of adoption or the effect of adopting SFAS 123R. We are assessing the requirements of SFAS 123R and expect that its adoption will have a material impact on the Company’s results of operations and earnings (loss) per share.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for periods beginning after June 15, 2005. We do not expect that adoption of SFAS 153 will have a material effect on our consolidated financial position, consolidated results of operations, or liquidity.

Note 2.	Selected Balance Sheet Detail

Property and equipment consisted of the following (in thousands):

	December 31, 2004	September 30, 2005
		(Unaudited)

Furniture and fixtures	$4,036	$3,781
Computers and software	49,258	48,550
Leasehold improvements	6,086	6,185

	59,380	58,516
Less accumulated depreciation and amortization	(55,814)	(55,904)

	$3,566	$2,612

Accrued expenses consisted of the following (in thousands):

	December 31, 2004	September 30, 2005
		(Unaudited)

Employee benefits	$1,253	$1,226
Commissions and bonuses	1,334	643
Sales and other taxes Leasehold improvements	5,085	3,767
Restructuring (See Note 6)	26,292	6,058
Other	6,781	4,474

	$40,745	$16,168

Other noncurrent liabilities consisted of the following (in thousands):

	December 31, 2004	September 30, 2005
		(Unaudited)

Restructuring (See Note 6)	$7,871	$1,955
Other	407	327

	$8,278	$2,282

Note 3.	Bank Borrowings, Long-Term Debt and Other Non-Current Liabilities

Bank borrowings and long-term debt consists of the following (in thousands):

	December 31, 2004	September 30, 2005
		(Unaudited)

Convertible notes, 6% coupon, due in various maturities beginning in June 2005	$11,982	$11,265
Bank borrowings	20,000	—
Term debt	1,027	503

	33,009	11,768
Less: Current portion of long-term debt	(25,566)	(11,768)

Long-term debt, net of current portion	$7,443	$—

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In November 2004, the Company entered into a definitive agreement for the private placement of up to $20.0 million of convertible notes to five institutional investors. The Company issued an initial $16.0 million of convertible notes which are convertible, at the holders’ option, into common stock at a conversion price of $2.76 per share. The convertible notes bear interest at a rate of six percent per annum, and the Company was originally obligated to repay the principal amount of the initial $16.0 million of notes in 15 equal monthly installments of $1.1 million, which began in June 2005. Under the terms of the notes, , the holders have the right to increase the Company’s monthly principal repayment obligation to $2.1 million as of December 2005 due to the Company’s cash balances falling below certain defined levels as of September 30, 2005. This increase, if invoked, would have the effect of requiring the Company to repay the principal amount in eight installments through June 2006. Certain principal payments that were due in the quarter ended September 30, 2005, have been deferred at the election of the investors for a period of eighteen months under the terms of the notes. Payments of future principal and interest may be made in either cash or, upon satisfaction of various conditions set forth in the notes, shares of common stock. However, the Company currently has not satisfied the conditions required to make payments in stock, and anticipates having to use cash to satisfy all of its future payment obligations under the notes.

Investors also received warrants to purchase approximately 1.7 million shares of the Company’s common stock at a price of $3.58 per share. The warrants will be exercisable beginning six months after the closing date, and have a term of five years. As of September 30, 2005 and December 31, 2004, a total of $12.9 million and $16.0 million, respectively, in face value convertible notes was outstanding. The Company is recording the difference between the face value and discounted amount as additional interest expense over the estimated life of the notes. These notes are recorded on the Condensed Consolidated Balance Sheets at December 31, 2004, and September 30, 2005, at the discounted amounts of $12.0 million and $11.3 million, respectively.

In October 2005, the Company inadvertently did not make timely payment of the third quarter interest payment due under the Notes of approximately $201,000 that was due on October 1, 2005. Lack of timely payment became an event of default on October 8, 2005 after non-payment continued for a period of over five business days. The Company made the third quarter interest payment promptly after discovery of the nonpayment, on October 14, 2005. The event of default permits each noteholder to require the Company to redeem 120% of all or any portion of the amounts outstanding under the applicable Note by delivering notice of such redemption to the Company, which redemption is required under the Notes to be paid within five business days after receipt of such redemption notice. If all of the noteholders elect such redemption, the Company will be obligated to pay within five business days after receipt of such election approximately $15.5 million in unpaid principal and interest. The accelerated repayment of all or any significant portion of such amount would leave the Company with insufficient working capital to conduct its business, and the Company does not presently have sufficient cash to meet such an accelerated repayment obligation.

On October 25, 2005, the Company entered into an agreement with the noteholders under which the noteholders agreed not to require redemption of the Notes, including the 20% premium payable thereunder, prior to November 16, 2005.

In June 2005, the Company renewed and amended its revolving credit facility. The amount available under the revolving line of credit is up to $15.0 million, subject to certain borrowing limitations based on the Company’s unrestricted cash balances. Borrowings under the revolving line of credit are collateralized by all of the Company’s assets and bear interest at the bank’s prime rate at December 31, 2004 and prime rate plus 1.0% at September 30, 2005 (6.75% as of September 30, 2005 and 5.25% as of December 31, 2004). As of December 31, 2004, $20.0 million, was outstanding under the Company’s revolving credit facility. As of September 30, 2005, there was no outstanding balance on the line of credit. As of July 1, 2005, under the renewed and amended agreement, the requirements the Company must meet in order to access the credit facility became more stringent. The Company was not in compliance with these new requirements as of September 30, 2005, and expects that it will be unable to meet the new requirements in future periods.

As of September 30, 2005 and December 31, 2004, outstanding term debt borrowings were approximately $503,000 and $1.0 million, respectively. Borrowings bear interest at the bank’s prime rate of 5.25% plus up to

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.25% as of December 31, 2004 and the bank’s prime rate of 6.75% plus up to 3.0% as of September 30, 2005. Under the terms of the term debt agreements, principal and interest payments of $40,000 are due monthly through October 2006 and payments of $11,000 are due thereafter. Due to the Company’s default under its convertible debentures described above, the term debt is also in default, and there the entire balance of $503,000 at September 30, 2005 is classified as currently due.

Commitments totaling $2.0 million and $24.3 million in the form of standby letters of credit were issued on the Company’s behalf from financial institutions as of September 30, 2005 and December 31, 2004, respectively, primarily in favor of the Company’s various landlords to secure obligations under the Company’s facility leases. As these letters of credit were cash secured, $2.0 million and $24.3 million have been presented as restricted cash in the accompanying Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004, respectively.

Note 4.	Commitments and Contingencies

Warranties and Indemnification

The Company provides a warranty to its customers that its software will perform substantially in accordance with documentation typically for a period of 90 days following receipt of the software. The Company also indemnifies certain customers from third-party claims of intellectual property infringement relating to the use of its products. Historically, costs related to these guarantees have not been significant and the Company is unable to estimate the maximum potential impact of these guarantees on its future results of operations.

The Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer is, or was, serving in such capacity. The term of the indemnification period is for so long as such officer or director is subject to an indemnifiable event by reason of the fact that such person was serving in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is insignificant. Accordingly, the Company has no liabilities recorded for these agreements as of either September 30, 2005 or December 31, 2004. The Company assesses the need for an indemnification reserve on a quarterly basis and there can be no guarantee that an indemnification reserve will not become necessary in the future.

Leases

The Company leases its headquarters facility and its other facilities under non-cancelable operating lease agreements expiring through the year 2010. Under the terms of the agreements, the Company is required to pay lease costs, property taxes, insurance and normal maintenance costs.

A summary of total future minimum lease payments, net of future sublease income, as of September 30, 2005, under noncancelable operating lease agreements is as follows (in millions):

Years Ending December 31,	Operating Leases

2005	$1.2
2006	3.2
2007	4.2
2008	2.1
2009 and thereafter	6.2

Total minimum lease payments	$16.9

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

See Note 6 of Notes to Condensed Consolidated Financial Statements for information about additional payments due under previously negotiated lease buyout transactions.

Standby Letter of Credit Commitments

As of September 30, 2005, the Company had $2.0 million of outstanding commitments in the form of standby letters of credit, primarily in favor of the Company’s various landlords to secure obligations under the Company’s facility leases.

Legal Proceedings

The Company is subject to various other claims and legal actions arising in the ordinary, course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s business, financial condition or results of operations. Although management currently believes that the outcome of these outstanding legal proceedings, claims and litigation involving the Company will not have a material adverse effect on its business, results of operations or financial condition, litigation is inherently uncertain, and there can be no assurance that existing or future litigation will not have a material adverse effect on the Company’s business, results of operations or financial condition.

On June 10, 2004, MetLife filed a complaint in the Superior Court of the State of California, County of Los Angeles, naming the Company as a defendant. The complaint alleged that the Company was liable for unlawful detainer of premises leased from the plaintiff. The plaintiff thereafter filed a First Amended Complaint alleging that the Company no longer held possession of the premises but was in breach of the lease. In February 2005, MetLife and the Company reached agreement and executed documents regarding a settlement of the pending lawsuit under which the Company paid MetLife an aggregate of $1.9 million in consideration for termination of the lease, dismissal of the lawsuit and in full settlement of approximately $3.1 million of past and future lease obligations. The three installment payments were made in February 2005, May 2005 and September 2005.

On July 28, 2005, representatives of the Company received copies of four complaints relating to purported class action lawsuits, each filed by an alleged holder of shares of our common stock and each filed in California Superior Court for the county of San Mateo. These complaints are captioned Gary Goberville, et al., vs. Pehong Chen, et al., Civ 448490, Cookie Schwartz, et al., vs. BroadVision, Inc., et al., Civ 448516, Leon Kotovich, et al., vs. BroadVision, Inc., et al., Civ 448518 and Anthony Noblett, et al., vs. BroadVision, Inc., et al., Civ 448519. Each claim names the Company’s directors and BroadVision, Inc. as defendants, and each alleges that the director defendants violated their fiduciary duties to stockholders by, among other things, failing to maximize the Company’s value and ignoring, or failing to adequately protect against, certain purported conflicts of interest. Each complaint seeks, among other things, injunctive relief and damages in an unspecified amount. On September 21, plaintiff Goberville filed an amended complaint alleging that defendants caused materially misleading information regarding a proposed merger to be disseminated to the Company’s stockholders. On October 20, 2005, the Court ordered consolidation of the four pending actions pursuant to the parties’ stipulation. In accordance with the Court’s order, plaintiffs’ consolidated amended complaint must be filed and served no later than December 5, 2005. In addition, defendants must complete by December 5, 2005, their production of relevant documents responsive to the first request for production of documents that were served on defendants by plaintiff Kotovich on August 9, 2005 and plaintiff Goberville on August 31, 2005.

Note 5.	Geographic, Segment and Significant Customer Information

The Company operates in one segment, electronic business commerce solutions. The Company’s reportable segment includes the Company’s facilities in North America (“Americas”), Europe and Asia Pacific and the Middle East (“Asia/Pacific”). The Company’s Chief Executive Officer (“CEO”) is the Company’s chief operating decision maker. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region and by product for purposes of making operating decisions and assessing financial performance.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The disaggregated revenue information reviewed by the CEO is as follows (unaudited, in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Software licenses	$4,654	$3,134	$19,591	$10,941
Consulting services	5,013	4,403	15,105	14,706
Maintenance	7,557	6,540	23,545	20,311

The Company sells its products and provides services worldwide through a direct sales force and through a channel of independent distributors, VARs and ASPs. In addition, the licenses of the Company’s products are promoted through independent professional consulting organizations known as systems integrators. The Company provides services worldwide through its BroadVision Global Services Organization and indirectly through distributors, VARs, ASPs and systems integrators.

Disaggregated financial information regarding the Company’s geographic revenues and long-lived assets is as follows (unaudited, in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Revenues
Americas	$9,269	$8,252	$27,772	$25,948
Europe	6,134	4,359	25,210	15,688
Asia/Pacific	1,821	1,466	5,259	4,322

Total revenues	$17,224	$14,077	$58,241	$45,958

	December 31, 2004	September 30, 2005

Long-Lived Assets:
Americas	$60,312	$47,806
Europe	531	291
Asia/Pacific	527	463

Total long-lived assets	$61,370	$48,560

During the three and nine months ended September 30, 2004 and 2005, no single customer accounted for more than 10% of the Company’s revenues.

Note 6.	Restructuring Charges

Through September 30, 2005, the Company has approved certain restructuring plans to, among other things, reduce its workforce and consolidate facilities. Restructuring and asset impairment charges have been taken to align our cost structure with changing market conditions and to create a more efficient organization. Our restructuring charges have been comprised primarily of: (i) severance and benefits termination costs related to the reduction of our workforce; (ii) lease termination costs and/or costs associated with permanently vacating our facilities; (iii) other incremental costs incurred as a direct result of the restructuring plan; and (iv) impairment costs related to certain long-lived assets abandoned. We account for each of these costs in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities.

For each of the periods presented herein, restructuring charges consist solely of:

•	Severance and Termination Benefits — These costs represent severance, payroll taxes and COBRA benefits related to restructuring plans implemented prior to the date recognized.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Excess Facilities — These costs represent future minimum lease payments related to excess and abandoned space under lease, net of estimated sublease income and planned company occupancy.

As of September 30, 2005, the total restructuring accrual of $8.0 million consisted of the following (in millions):

	Current	Non-Current	Total

Severance and Termination	$0.7	$—	$0.7
Excess Facilities	5.4	1.9	7.3

Total	$6.1	$1.9	$8.0

The Company estimates that the $0.7 million severance and termination accrual will be nearly paid in full by December 31, 2005. We expect to pay the excess facilities amounts related to restructured or abandoned leased space as follows (in millions):

Total Future
Years Ending December 31,	Minimum Payments

2005	$0.4
2006	5.2
2007	0.7
2008	0.6
2009 and thereafter (through October 2010)	0.4

Total minimum facilities payments	$7.3

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the activity related to the restructuring plans initiated subsequent to December 31, 2002, and accounted for in accordance with FAS 146 (in thousands):

	Accrued	Amounts Charged to		Accrued
	Restructuring	Restructuring Costs	Amounts Paid or	Restructuring
	Costs, Beginning	and Other	Written Off	Costs, Ending

Three Months Ended September 30, 2005
Lease cancellations and commitments	$3,964	$(61)	$175	$4,078
Termination payments to employees and related costs	655	443	(775)	323

	$4,619	$382	$(600)	$4,401
Three Months Ended September 30, 2004
Lease cancellations and commitments	$12,394	$9,643	$(340)	$21,697
Termination payments to employees and related costs	164	582	(175)	571
Write-off on disposal of assets and related costs	9,289	(1,193)	(8,096)	—

	$21,847	$9,032	$(8,611)	$22,268
Nine Months Ended September 30, 2005
Lease cancellations and commitments	$21,824	$(838)	$(16,908)	$4,078
Termination payments to employees and related costs	365	975	(1,017)	323

	$22,189	$137	$(17,925)	$4,401
Nine Months Ended September 30, 2004
Lease cancellations and commitments	$11,894	$9,643	$160	$21,697
Termination payments to employees and related costs	242	1,058	(729)	571
Write-off on disposal of assets and related costs	9,789	(1,193)	(8,596)	—

	$21,925	$9,508	$(9,165)	$22,268

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the activity related to the restructuring plans initiated on or prior to December 31, 2002, and accounted for in accordance with EITF 94-3 (in thousands):

	Accrued	Amounts Charged to		Accrued
	Restructuring	Restructuring Costs	Amounts Paid or	Restructuring
	Costs, Beginning	and Other	Written Off	Costs, Ending

Three Months Ended September 30, 2005
Lease cancellations and commitments	$6,326	$(137)	$(2,930)	$3,259
Termination payments to employees and related costs	422	—	(70)	352

	$6,748	$(137)	$(3,000)	$3,611
Three Months Ended September 30, 2004
Lease cancellations and commitments	$71,707	$(34,477)	$(23,629)	$13,601
Termination payments to employees and related costs	429	—	—	429
Write-off on disposal of assets and related costs	1,486	(9)	(115)	1,362

	$73,622	$(34,486)	$(23,744)	$15,392
Nine Months Ended September 30, 2005
Lease cancellations and commitments	$11,515	$(287)	$(7,969)	$3,259
Termination payments to employees and related costs	459	—	(107)	352

	$11,974	$(287)	$(8,076)	$3,611
Nine Months Ended September 30, 2004
Lease cancellations and commitments	$81,143	$(33,704)	$(33,838)	$13,601
Termination payments to employees and related costs	429	—	—	429
Write-off on disposal of assets and related costs	1,883	(9)	(512)	1,362

	$83,455	$(33,713)	$(34,350)	$15,392

On June 29, 2005, the Company’s Board of Directors approved a business restructuring plan, primarily consisting of headcount reductions, designed to adjust expenses to a level more consistent with anticipated revenues. The reduction included approximately 63 employees, or 22% of the Company’s workforce. The Company recorded severance charges of approximately $443,000 and $627,000 in the three-month periods ended September 30, 2005 and June 30, 2005, respectively.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As mentioned above, the Company has based its excess facilities accrual, in part, upon estimates of future sublease income. The Company has used the following factors, among others, in making such estimates: opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the respective facilities. The Company has recorded the low-end of a range of assumptions modeled for restructuring charges, in accordance with SFAS 5. Adjustments to the facilities accrual will be required if actual sublease income differs from amounts currently expected. The Company will review the status of restructuring activities on a quarterly basis and, if appropriate, record changes to our restructuring obligations in current operations based on management’s most current estimates.

Note 7.	Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment at least annually using a fair value approach, and whenever there is an impairment indicator. Other intangible assets continue to be valued and amortized over their estimated lives.

Pursuant to SFAS 142, the Company is required to test its goodwill for impairment upon adoption and annually or more often if events or changes in circumstances indicate that the asset might be impaired. While there was no accounting charge to record upon adoption of SFAS 142, the Company concluded that, at September 30, 2005, based on the existence of impairment indicators, including a decline in its market value, it would be required to test goodwill for impairment. SFAS No. 142 provides for a two-step approach to determining whether and by how much goodwill has been impaired. Since the Company has only one reporting unit for purposes of applying SFAS No. 142, the first step requires a comparison of the fair value of the Company (reporting unit) to its net book value. If the fair value is greater, then no impairment is deemed to have occurred. If the fair value is less, then the second step must be performed to determine the amount, if any, of actual impairment. The Company completed the first step and has determined that its net book value at September 30, 2005 exceeded its fair value on that date, and as a result, the Company has begun the process of determining the fair values of its identifiable tangible and intangible assets and liabilities for purposes of determining the implied fair value of its goodwill and any resulting goodwill impairment. As of the date of the filing of this Form 10-Q, the Company has not completed step two of this impairment analysis due to the limited time period from the first indication of potential impairment to the date of this filing and the complexities involved in estimating the fair values of certain assets and liabilities, in particular, long-lived tangible and intangible assets (including intangible assets that have not previously been recorded in the Company’s financial statements). SFAS 142 provides that in circumstances in which step two of the impairment analysis has not been completed, a company should recognize an estimated impairment charge to the extent that a Company determines that it is probable that an impairment loss has occurred and such impairment loss can be reasonably estimated using the guidance provided in SFAS 5. Based on the foregoing, the Company has recognized a goodwill impairment charge of $13.2 million at September 30, 2005, which represents management’s preliminary estimate of the probable goodwill impairment based on the fair value analysis completed to date. The Company has used the quoted market price of the Company’s common stock (market capitalization) as a basis for determining the fair value of the reporting unit. The Company expects to complete step two of the impairment analysis during the fourth quarter of 2005 and, to the extent that the completed analysis indicates additional goodwill impairment in excess of management’s preliminary estimate, the Company will recognize such additional impairment in the fourth quarter. See Note 9. Subsequent Events.

The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment. In estimating the fair value of the Company, the Company made estimates and judgments about future revenues and cash flows. The Company’s forecasts were based on assumptions that are consistent with the plans and estimates the Company is using to manage the business. Changes in these estimates could change the Company’s conclusion regarding impairment of goodwill and potentially result in a future non-cash goodwill impairment charge for all or a portion of the goodwill balance at September 30, 2005.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon adoption of SFAS 141 and SFAS 142, the Company no longer amortizes its non-technology based intangible asset, or assembled workforce. As of December 31, 2003, completed technology intangibles had been fully amortized.

Note 8.	Warrants

As of September 30, 2005, the following warrants to purchase the Company’s common stock were outstanding:

	Underlying	Exercise Price
	Shares	Per Share

Issued to landlord in real estate buyout transaction in August 2004	700,000	$5.00
Issued to convertible notes investors in November 2004	1,739,130	3.58
Other issued in connection with revenue transactions in 1997 and 2000	9,628	Various

The warrant issued in connection with the real estate transaction has a term of five years and became exercisable beginning in August 2005. The warrant issued in connection with the convertible notes also has a term of five years and became exercisable beginning in May 2005.

In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the warrants have been included as a short-term liability and were originally valued at fair value on the date of issuance. The warrants are revalued each period until and unless the warrants are exercised. For the three months and nine months ended September 30, 2005, the Company recorded gains related to the revaluation of warrants to the landlord and note holders of $0.7 and $4.2 million, respectively. These gains are included as a component of Restructuring charges and of Other income (expense), net, respectively, in the accompanying Condensed Consolidated Statements of Operations. If the warrants are exercised prior to their termination, their carrying value will be transferred to equity.

Note 9.	Subsequent Events

As discussed in Note 7 “Goodwill and Other Intangible Assets,” as of September 30, 2005, the Company recognized a goodwill impairment charge of $13.2 million in accordance with the requirements of SFAS No. 142. Subsequent to September 30, 2005, the Company has experienced a significant decline in the trading price of its common stock and hence in the Company’s market capitalization. In applying the accounting requirements for recognizing and measuring an impairment loss under SFAS No. 142, the Company uses the quoted market price of the Company’s stock (market capitalization) as the basis for determining the fair value of the Company (the reporting unit) and then allocates the fair value of the reporting unit to all of the assets and liabilities of that unit in order to determine the implied fair value of goodwill. Because of the significant decline in the trading price and market capitalization of the Company subsequent to September 30, 2005, the Company anticipates recording a significant additional non-cash charge for the impairment of goodwill in the three-month period ending December 31, 2005. The amount of the impairment charge will be determined based upon a number of factors, including the fair value of the Company’s assets and liabilities at December 31, 2005.

In October 2005, the Company inadvertently did not make timely payment of the third quarter interest payment due under the Notes of approximately $201,000 that was due on October 1, 2005. Lack of timely payment became an event of default on October 8, 2005 after non-payment continued for a period of over five business days. The Company made the third quarter interest payment promptly after discovery of the nonpayment, on October 14, 2005. The event of default permits each noteholder to require the Company to redeem 120% of all or any portion of the amounts outstanding under the applicable Note by delivering notice of such redemption to the Company, which redemption is required under the Notes to be paid within five business days after receipt of such redemption notice. If all of the noteholders elect such redemption, the Company will be obligated to pay within five business days after receipt of such election approximately $15.5 million in unpaid principal and interest. The accelerated repayment of all or any significant portion of such amount would leave the Company with insufficient working capital to conduct

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

its business, and the Company does not presently have sufficient cash to meet such an accelerated repayment obligation.

On October 25, 2005, the Company entered into an agreement with the noteholders under which the noteholders agreed not to require redemption of the Notes, including the 20% premium payable thereunder, prior to November 16, 2005.

On October 29, 2005, Vector informed the Company that Vector Capital III, L.P. (“Vector III”), an entity affiliated with Vector, had entered into transfer agreements with the noteholders pursuant to which Vector III agreed to acquire all of the issued and outstanding Notes. However, the Company believes that, under the terms of the July Noteholder Agreement, the noteholders are required to obtain its consent, not to be unreasonably withheld, prior to any transfer of the Notes. The Company has declined to provide its consent to date and at this time does not intend to provide its consent, which it believes is reasonable under the circumstances. Both Vector and the noteholders have disputed whether the Company’s consent is required in connection with the purported transfer of the Notes and questioned the reasonableness of the Company’s refusal to consent, and these disputes are unresolved.

On November 8, 2005, counsel for the noteholders delivered to the Company a letter purporting to terminate the July Noteholder Agreement based on the Company’s alleged breaches of material representations, warranties or covenants by reason of the October 8, 2005 event of default and the Company’s refusal to consent to the transfer of the Notes to Vector III. Based on such purported termination, the noteholders assert that the Company’s consent to the transfer of the Notes from the noteholders to Vector III is not required and the other provisions of the July Noteholder Agreement are no longer effective. The noteholders’ letter also asserts that the Company’s refusal to consent to the transfer is a breach of the October 25, 2005 agreement with the noteholders and entitles the noteholders to recover from the Company their attorneys’ fees in connection with the alleged breaches. On November 9, 2005, Vector III notified us that it had completed its purchase of the Notes.

On November 9, 2005, the Company’s Chief Executive Officer and largest stockholder, Pehong Chen, advised the Company that he had offered to purchase the Notes from Vector III for a price equal to its cost plus an amount necessary to defray its reasonable expenses in connection with the purchase and sale of the Notes. Dr. Chen has also advised the Company’s Board of Directors that, if he becomes the owner of the Notes, he will negotiate in good faith with the Company to restructure the Notes so as to relieve the Company of any short-term liquidity threat. Pursuant to the July Noteholder Agreement, the Company’s Board of Directors has consented to the acquisition of the Notes by Dr. Chen. To the Company’s knowledge, Vector III has not accepted Dr. Chen’s offer to purchase the Notes, and there can be no assurance that Dr. Chen will acquire the Notes or that the Company’s obligations under the Notes will be restructured.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee.

SEC Registration	$8,074
Accounting fees and expenses	*
Printing and engraving expenses	$50,000
Legal fees and expenses	$125,000
Transfer agent and registrar fees	$12,000
Miscellaneous fees and expenses	$100,000

Total	$295,074

Item 14.	Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) we may, in our discretion, indemnify our other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) we are required to advance all expenses incurred by our directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the Company regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2001, the Company has issued and sold the following unregistered securities:

1. On July 7, 2004, in connection with a lease restructuring, the Company issued a warrant to Pacific Shores Investors, LLC to purchase 700,000 shares of common stock at an exercise price of $5.00 per share. The warrant was issued in reliance on Section 4(2) of the Securities Act.

2. On November 9, 2004, the Company issued and sold an aggregate $16 million of securities, including convertible notes, warrants to purchase common stock and additional investment rights to purchase additional convertible notes. The sales were made in reliance on Section 4(2) of the Securities Act.

3. On December 20, 2005, the Company entered into an agreement with Dr. Pehong Chen, the Company’s Chief Executive Officer and largest stockholder, to convert the approximately $15.5 million in debt obligations held by Dr. Chen into approximately 34,500,000 shares of BroadVision common stock. The Company expects to cancel the debt obligations and issue these shares of common stock to Dr. Chen promptly following the completion of the rights offering, which issuance will be made in reliance on Section 4(2) of the Securities Act.

The issuances of the securities in the transactions above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant, or Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

Appropriate legends were affixed to the stock certificates and securities issued in the above transactions. No underwriters were employed in any of the above transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits are as set forth in the Exhibit Index.

(b) Financial Statement Schedules.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENT SCHEDULE

To The Board of Directors and Stockholders of BroadVision, Inc. and Subsidiaries:

The audits referred to in our report dated March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, as to which the date is November 11, 2005, relating to the consolidated financial statements of BroadVision, Inc., which is contained in the Prospectus, and which included an explanatory paragraph regarding the Company’s ability to continue as a going concern, included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ BDO Seidman, LLP

San Jose, California

March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty
discussion in Note 1, as to which the date is November 11, 2005

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to Costs		Balance at
	Beginning of Period	and Expenses	Deductions(1)	End of Period
	(In thousands)

Allowance for doubtful accounts and reserves:
Year Ended December 31, 2004	$3,022	$(1,466)	$(147)	$1,409

Year Ended December 31, 2003	$5,502	$(812)	$1,668	$3,022

Year Ended December 31, 2002	$8,194	$3,979	$(6,671)	$5,502

(1)	Represents net charge-offs of specific receivables.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on the 3rd day of February 2006.

BROADVISION, INC.

By:	/s/ Pehong Chen
Pehong Chen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pehong Chen and William E. Meyer, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable BroadVision to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pehong Chen Pehong Chen	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	February 1, 2006

/s/ William E. Meyer William E. Meyer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2006

/s/ David L. Anderson David L. Anderson	Director	February 1, 2006

/s/ James D. Dixon James D. Dixon	Director	February 1, 2006

/s/ T. Michael Nevens T. Michael Nevens	Director	January 31, 2006

/s/ Robert Lee Robert Lee	Director	January 29, 2006

/s/ Roderick C. McGeary Roderick C. McGeary	Director	January 31, 2006

EXHIBIT INDEX

Exhibit		Description

3	.1(1)	Amended and Restated Certificate of Incorporation.
3	.2(6)	Certificate of Amendment of Certificate of Incorporation.
3	.3(12)	Amended and restated Bylaws.
4	.1(1)	References are hereby made to Exhibits 3.1 to 3.2.
5.1		Opinion of Cooley Godward LLP.
10	.1(8)(a)	Equity Incentive Plan as amended through May 1, 2002 (the “Equity Incentive Plan”).
10	.2(1)(a)	Form of Incentive Stock Option under the Equity Incentive Plan.
10	.3(1)(a)	Form of Nonstatutory Stock Option under the Equity Incentive Plan.
10	.4(1)(a)	Form of Nonstatutory Stock Option (Performance-Based).
10	.5(8)(a)	1996 Employee Stock Purchase Plan as amended May 1, 2002 (the “Employee Stock Purchase Plan”).
10	.6(1)(a)	Employee Stock Purchase Plan Offering (Initial Offering).
10	.7(1)(a)	Employee Stock Purchase Plan Offering (Subsequent Offering).
10	.8(1)(b)	Terms and Conditions dated January 1, 1995 between IONA Technologies LTD and the Company.
10	.9(2)	Lease dated February 5, 1997 between the Company and Martin/Campus Associates, L.P.
10	.10(3)(a)	2000 Non-Officer Equity Incentive Plan.
10	.11(4)(b)	Independent Software Vendor Agreement dated June 30, 1998 between the Company and IONA Technologies, PLC, as amended.
10	.12(5)	Amended and Restated Loan and Security Agreement dated March 31, 2002 between the Company and Silicon Valley Bank.
10	.13(7)	Form of Indemnity Agreement between the Company and each of its directors and executive officers.
10	.14(9)	Offer letter dated March 4, 2003 by and between the Company and William Meyer.
10	.15(10)	First Amendment to the Amended and Restated Loan and Security Agreement dated February 28, 2003 between the Company and Silicon Valley Bank.
10	.16(10)	Second Amendment to the Amended and Restated Loan and Security Agreement dated June 30, 2003 between the Company and Silicon Valley Bank.
10	.17(10)	BroadVision, Inc. Change in Control Severance Benefit Plan, established effective May 22, 2003.
10	.18(10)	BroadVision, Inc. Executive Severance Benefit Plan, established effective May 22, 2003.
10	.19(10)	Third Amendment to the Amended and Restated Loan and Security Agreement dated June 30, 2003 between the Company and Silicon Valley Bank.
10	.20(11)	Fourth Amendment to the Amended and Restated Loan and Security Agreement dated January 21, 2004 between the Company and Silicon Valley Bank.
10	.21(11)	Fifth Modification to Amended and Restated Loan and Security Agreement dated February 27, 2004 between the Company and Silicon Valley Bank.
10	.22(13)	Assignment and Assumption of Master Lease, Partial Termination of Master Lease and Assignment and Assumption of Subleases, dated July 7,2004, between Pacific Shores Investors, LLC and the Company.
10	.23(13)	Warrant to Purchase up to 700,000 share of common stock, dated July 7, 2004, issued to Pacific Shores Investors, LLC.
10	.24(13)	Triple Net Space Lease, dated as of July 7, 2004, between Pacific Shores Investors, LLC and the Company.
10	.25(14)	Sixth Amendment to the Amended and Restated Loan and Security Agreement dated September 29, 2004 between the Company and Silicon Valley Bank.
10	.26(15)	Securities Purchase Agreement dated as of November 10, 2004.
10	.27(16)	Seventh Amendment to the Amended and Restated Loan and Security Agreement dated November 9, 2004 between the Company and Silicon Valley Bank.
10	.28(17)	Agreement to Restructure Lease and To Assign Subleases dated as of October 1, 2004 between VEF III Funding, LLC and the Company.

Exhibit		Description

10	.29(18)	Amendment No. 5 to IONA Independent Software Vendor Agreement dated December 20, 2004, between IONA Technologies, Inc. and the Company.
10	.30(19)	Agreement to Assign Lease and Sublease dated as of January 26, 2005 between the Company and 100 Spear Street Owners Corporation.
10	.31(19)	Letter dated January 26, 2005 amending Agreement to Assign Lease and Sublease dated as of January 26, 2005 between the Company and 100 Spear Street Owners Corporation.
10	.32(20)	Ninth Amendment to the Amended and Restated Loan and Security Agreement between the Company and Silicon Valley Bank, dated June 28, 2005.
10	.33(21)	Form of Participation Agreement executed pursuant to the BroadVision, Inc. Change in Control Severance Benefit Plan by Eligible Employees, including Pehong Chen, William Meyer, and Alex Kormushoff.
10	.34(22)	Debt Conversion Agreement, dated as of December 20, 2005, between the Company and Honu Holdings LLC.
21	.1(23)	Subsidiaries of the Company.
23.1		Consent of Cooley Godward LLP (included in Exhibit 5.1).
23.2		Consent of BDO Seidman, LLP.
24.1		Power of Attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature page hereto.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 19, 1996 as amended by Amendment No. 1 filed on May 9, 1996, Amendment No. 2 filed on May 29, 1996 and Amendment No. 3 filed on June 17, 1996.

(2)	Incorporated by reference to the Company’s Form 10-K for the fiscal year ended December 31, 1996 filed on March 31, 1997.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on October 15, 2003.

(4)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001.

(5)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended March 31, 2002 filed on May 16, 2002.

(6)	Incorporated by reference to the Company’s Proxy Statement filed on May 14, 2002.

(7)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended September 30, 2002 filed on November 14, 2002.

(8)	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on August 1, 2002.

(9)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended March 31, 2003 filed on May 14, 2003.

(10)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

(11)	Incorporated by reference to the Company’s Form 10-K for the fiscal year ended December 31, 2003 filed on March 15, 2004.

(12)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 9, 2004.

(14)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 25, 2004.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 10, 2004.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 17, 2004.

(17)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 19, 2004.

(18)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 23, 2004.

(19)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 1, 2005.

(20)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 5, 2005.

(21)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2005 filed on August 9, 2005.

(22)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 22, 2005.

(23)	Filed previously, with the Company’s Registration Statement on Form S-1 filed on December 20, 2004.

(a)	Represents a management contract or compensatory plan or arrangement.

(b)	Confidential treatment requested.